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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Transocean Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION
NOTICE TO SHAREHOLDERS
April [ ], 2014
Dear Shareholder:
The 2014 annual general meeting of the shareholders of Transocean Ltd. (the "Annual General Meeting") will be held on Friday, May 16, 2014 at 5:00 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland. The invitation to the Annual General Meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.
At the Annual General Meeting, we will ask you to vote on the following items:

Agenda Item	Description	Board of Directors Recommendation
1
Approval of the 2013 Annual Report, Including the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2013 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2013
FOR
2	Discharge to the Members of the Board of Directors and Executive Management from Liability for Activities during Fiscal Year 2013	FOR
3	Appropriation of Available Earnings for Fiscal Year 2013	FOR
4
Distribution of a Dividend in the Amount of US$ 3.00 per Outstanding Share of the Company out of the General Legal Reserves from Capital Contribution (by way of a release and allocation of general legal reserves from capital contribution to dividend reserves from capital contribution)
FOR
5	Adoption of Authorized Share Capital	FOR
6	Reduction of the Maximum Number of the Members of the Board of Directors to 11 from 14	FOR
7	Amendments to Articles of Association to Implement the Minder Ordinance	FOR
8	Amendment of Article 18 para. 2 of the Articles of Association Regarding the Applicable Vote Standard for Elections of Directors, the Chairman and the Members of the Compensation Committee	FOR
9	Amendment of Article 14 para. 1 of the Articles of Association Regarding Shareholder Agenda Item Requests Pursuant to Swiss Law	FOR
10	Reelection of Ten Directors and Election of One New Director, Each for a Term Extending Until Completion of the Next Annual General Meeting	FOR
11	Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting	FOR
12	Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting	FOR
13	Election of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting	FOR
14
Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2014 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term
FOR
15	Advisory Vote to Approve Named Executive Officer Compensation	FOR
16	Reapproval of the Material Terms of the Performance Goals Under the Long-Term Incentive Plan of Transocean Ltd.	FOR

It is important that your shares be represented and voted at the meeting, whether you plan to attend or not. Please read the enclosed invitation and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.
A note to Swiss and other European investors: Transocean Ltd. is incorporated in Switzerland, has issued registered shares and trades on both the New York Stock Exchange and the SIX Swiss Exchange; however, unlike some Swiss incorporated or SIX Swiss Exchange-listed companies, share blocking and re-registration are not requirements for any Transocean shares to be voted at the meeting, and all shares may be traded after the record date.
Sincerely,

Ian C. Strachan Chairman of the Board of Directors	Steven L. Newman President and Chief Executive Officer
This invitation, proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about April [ ], 2014.

Invitation to Annual General Meeting of Transocean Ltd.	i
Information about the Meeting and Voting	P-1
Agenda Item 1. Approval of the 2013 Annual Report, Including the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2013 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2013.
P-5
Agenda Item 2. Discharge to the Members of the Board of Directors and the Executive Management from Liability for Activities during Fiscal Year 2013.	P-6
Agenda Item 3. Appropriation of Available Earnings for Fiscal Year 2013	P-7
Agenda Item 4. Distribution of a Dividend in the Amount of US$ 3.00 per Outstanding Share of the Company out of the General Legal Reserves from Capital Contribution (by way of a release and allocation of general legal reserves from capital contribution to dividend reserves from capital contribution.)
P-8
Agenda Item 5. Adoption of Authorized Share Capital	P-10
Agenda Item 6. Reduction of the Maximum Number of the Members of the Board of Directors to 11 from 14	P-11
Agenda Item 7. Amendments to the Articles of Association to Implement the Minder Ordinance	P-12
Agenda Item 8. Amendment of Article 18 para. 2 of the Articles of Association
Regarding the Applicable Vote Standard for Elections of Directors, the Chairman and the Members of the Compensation Committee
P-19
Agenda Item 9. Amendment of Article 14 para. 1 of the Articles of Association Regarding Shareholder Agenda Item Requests Pursuant to Swiss Law	P-20
Agenda Item 10. Reelection of Ten Directors and Election of One New Director, Each for a Term Extending Until Completion of the Next Annual General Meeting	P-21
Agenda Item 11. Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting.	P-27
Agenda Item 12. Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting	P-28
Agenda Item 13. Election of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting	P-29
Agenda Item 14. Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2014 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term
P-30
Agenda Item 15. Advisory Vote to Approve Named Executive Officer Compensation	P-31
Agenda Item 16. Reapproval of the Material Terms of the Performance Goals Under the Long-Term Incentive Plan of Transocean Ltd.	P-33
Corporate Governance	P-38
Board Meetings and Committees	P-43
2013 Director Compensation	P-47
Audit Committee Report	P-48
Security Ownership of Certain Beneficial Owners	P-49

Security Ownership of Directors and Executive Officers	P-50
Compensation Discussion and Analysis	P-51
Compensation Committee Report	P-68
Executive Compensation	P-69
Equity Compensation Plan Information	P-80
Other Matters	P-81
Annexes	P-83

Proxy Statement Summary

Annual General Meeting Details

Time:	5:00 p.m. Swiss Time

Date:	Friday, May 16, 2014

Place:	Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland

Record Date:	Tuesday, April 29, 2014

Voting:
You may designate proxies to vote your shares by mailing the enclosed proxy card. Please review the instructions in the proxy statement and on your proxy card regarding voting. Shareholders registered in our share register on the record date have the right to attend the Annual General Meeting and vote their shares. If you intend to attend and vote at the meeting in person, you are required to present either an original attendance card or a legal proxy issued by your bank, broker or other nominee in your name, each with proof of identification.

Materials:	Our proxy statement and 2013 Annual Report are available at: http://www.deepwater.com/investor-relations/financial-reports

Nominees to Our Board of Directors

We are asking you to vote FOR all the director nominees listed below. During 2013, each of the current directors attended at least 85% of the Board of Directors and committee meetings on which he or she sits. This year, we are nominating one new director to the Board of Directors. Detailed information regarding these individuals is provided under Agenda Item 10:

Independent*
Directors for Re-Election
Ian C. Strachan	✓
Glyn A. Barker	✓
Vanessa C.L. Chang	✓
Frederico F. Curado	✓
Chad Deaton	✓
Martin B. McNamara	✓
Samuel Merksamer	✓
Edward R. Muller	✓
Steven L. Newman	—
Tan Ek Kia	✓

New Director for Election
Vincent J. Intrieri	✓
* As determined by the Board of Directors

Minder Ordinance

As a result of recent changes in Swiss law, in particular the amendment to the Swiss Federal Constitution related to board and executive compensation and the ordinance (the “Minder Ordinance”) implementing such amendment, we are proposing Agenda Item 7 to align our Articles of Association with the new Minder Ordinance requirements.

Under the Minder Ordinance, the authority to elect the Chairman of our Board of Directors and the members of the Compensation Committee is now vested in shareholders. Previously, this authority was exercised by the Board of Directors. We have proposed amendments to our Articles of Association to reflect these and other corporate governance changes introduced by the Minder Ordinance and our Board of Directors has recommended that you vote "FOR" proposals 7A - 7G related to the Minder Ordinance.

Our Board of Directors recommends that you elect Ian C. Strachan as Chairman of the Board of Directors (Agenda Item 11) and Frederico F. Curado, Martin B. McNamara, Vincent J. Intrieri and Tan Ek Kia to the Compensation Committee (Agenda Item 12) until the 2015 Annual General Meeting. Note that under the Minder Ordinance and our proposed Articles of Association, if any of these individuals were to resign or there were vacancies in the office of the Chairman or the Compensation Committee for other reasons, our Board of Directors would have the authority to replace him or her with another Board of Directors member until the next Annual General Meeting.

Pursuant to the Minder Ordinance, the Company is no longer permitted to appoint a corporate representative to act as the proxy for purposes of voting at the Annual General Meeting. Swiss companies now may only appoint an independent proxy for these purposes. For the 2014 Annual General Meeting, we have appointed Schweiger Advokatur / Notariat to serve as our independent proxy. Agenda Item 13 asks that you also elect this firm to act as the independent proxy for the 2015 Annual General Meeting and any extraordinary general meeting before the 2015 Annual General Meeting.

Features of Executive Compensation Program

Our executive compensation program reflects a commitment to retain and attract highly qualified executives. The elements of our plan are designed to motivate our executives to achieve our overall business objectives and create sustainable shareholder value in a cost-effective manner and reward executives for achieving superior financial, safety and operational performance, each of which are important to the long-term success of the Company. We believe our executive compensation program includes key features that align the interests of our executives with those of our shareholders and does not include features that could misalign those interests.

What We Do	What We Don't Do	Key Changes for 2014
✓ Conduct an annual review of our compensation strategy, including a review of our compensation-related risk profile	✗ Allow our executives to hedge, pledge, sell short or hold derivative instruments tied to our shares (other than options issued by us)	✓ Compensation Peer Group adjustment to remove companies with revenues greater than 250% or less than 30% of our revenues
✓ Enforce a claw-back policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results
✗ Have pre-arranged individual severance agreements or special change-in-control compensation agreements with any executive officers; however, subject to the limitations phased in under the Minder Ordinance pursuant to which severance cannot be paid to members of our Executive Management Team, our executives are eligible for severance and change-in-control provisions pursuant to our company policies

✓ Improvement in the mix of long-term incentive awards to be 50% Performance-Contingent Deferred Units, measured equally by total shareholder return and return on capital employed; elimination of stock option grants (prior grants of stock options will continue under existing terms)

✓ Mandate meaningful stock ownership thresholds for our executives	✗ Maintain single-trigger change-in-control provisions or change-in-control gross-ups	✓ Revisions to the stock ownership guidelines to require our Chief Executive Officer to hold six times base pay in Transocean shares
✓ Maintain compensation plans designed to align our executive compensation program with long-term shareholder interests	✗ Guarantee future salary increases, non-performance based bonuses or unrestricted equity compensation	✓ Elimination of tax equalization for our expatriate executive officers effective January 1, 2014
✓ Our Compensation Committee retains an independent consultant that does not perform any services for management	✗ Pay dividend equivalents on performance-contingent deferred units that have not been earned based on actual company performance
✓ Adopted employment agreements for members of our Executive Management Team to memorialize prior arrangements in anticipation of the Minder Ordinance and to reflect the elimination of tax equalization

INVITATION TO ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
Friday, May 16, 2014
5:00 p.m., Swiss time,
at the Lorzensaal Cham, Dorfplatz 3,
CH-6330 Cham, Switzerland

Agenda Items

(1)
Approval of the 2013 Annual Report, including the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2013 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2013.

Proposal of the Board of Directors
The Board of Directors proposes that the 2013 Annual Report, including the consolidated financial statements for the calendar year ending December 31 ("fiscal year"), 2013 and the statutory financial statements for fiscal year 2013, be approved.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 1.

(2)	Discharge to the Members of the Board of Directors and Executive Management from Liability for Activities During Fiscal Year 2013.

Proposal of the Board of Directors
The Board of Directors proposes that shareholders grant discharge to the members of the Board of Directors and Messrs. Steven Newman, Esa Ikaheimonen, Allen Katz, John Stobart, David Tonnel and Ihab Toma, who served as members of executive management in 2013, from liability for activities during fiscal year 2013.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 2.

(3)	Appropriation of the Available Earnings for Fiscal Year 2013.

Proposal of the Board of Directors
The Board of Directors proposes that all available earnings of the Company be carried forward.

in CHF thousands
Balance brought forward from previous years	90,284
Net loss of the year	(29,675)
Total retained earnings	60,609
Appropriation of available earnings
Balance to be carried forward on this account	60,609

Recommendation
The Board of Directors recommends you vote "FOR" this proposal number 3.

(4)
Distribution of a Dividend in the Amount of US$ 3.00 per Outstanding Share of the Company out of General Legal Reserves From Capital Contribution (by way of a release and allocation of general legal reserves from capital contribution to dividend reserve from capital contribution).

i

Proposal of the Board of Directors
The Board of Directors proposes that (A) CHF 2,046,920,128 of general legal reserves from capital contribution be released and allocated to "dividend reserve from capital contribution" (the "Dividend Reserve"), (B) a dividend in the amount of US$ 3.00 per outstanding share of the Company be distributed out of, and limited at a maximum to the amount of, such Dividend Reserve and paid in installments at such times and at such record dates as shall be determined by the Board of Directors in its discretion, and (C) any amount of the Dividend Reserve remaining after payment of the final installment be automatically reallocated to "general legal reserves from capital contribution." Dividend payments shall be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries.
Proposed Release and Allocation of General Legal Reserves From Capital Contribution to Dividend Reserve From Capital Contribution

in CHF thousands
General legal reserves from capital contribution, as of December 31, 2013	9,552,457
less release to Dividend Reserve	2,046,920
Remaining general legal reserves from capital contribution	7,505,537
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 4.

(5)	Adoption of Authorized Share Capital.

Proposal of the Board of Directors
The Board of Directors proposes that its authority to issue shares out of the Company's authorized share capital be adopted for a two-year period, expiring on May 16, 2016. Pursuant to the proposal, the Board of Directors' authority to issue new shares in one or several steps will be limited to a maximum of 22,429,838 shares, or approximately 6% of the share capital of the Company currently recorded in the Commercial Register. The Board of Directors does not currently have plans to issue shares under this authorization. The proposed amendments to the Articles of Association are included in Annex A.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 5.

(6)	Amendment of the Articles of Association to Reduce the Maximum Number of the Members of the Board of Directors to 11 from 14.

Proposal of the Board of Directors
The Board of Directors proposes that the maximum number of the members of the Board of Directors under the Articles of Association be reduced to 11 from 14 members. The proposed amendments to the Articles of Association are attached as Annex B.
Recommendation
The Board of Directors recommend you vote “FOR” this proposal number 6.

(7)	Amendments to the Articles of Association to Implement the Minder Ordinance.

As a result of recent changes in Swiss law, in particular the amendment to the Swiss Federal Constitution related to board and executive compensation and the Ordinance Against Excessive Compensation at Public Companies, dated November 20, 2013 and effective January 1, 2014 (the “Minder Ordinance”), implementing such amendment, the authority for certain compensation and governance matters is now vested in the shareholders. The amendments proposed by this proposal numbers 7A - 7G are primarily intended to implement the requirements of the Minder Ordinance.

7A.	Amendments Regarding Election of the Board of Directors, the Chairman of the Board of Directors, the Compensation Committee Members and the Independent Proxy and Other Matters.

Proposal of the Board of Directors
The Board of Directors proposes that our Articles of Association be amended to reflect the requirements of the Minder Ordinance that:
•each member of the Board of Directors;
•the Chairman of the Board of Directors;
•each member of the Compensation Committee; and
•the independent proxy

be elected at the Annual General Meeting, each for a term extending until completion of the next Annual General Meeting.
Further, the Board of Directors proposes that our Articles of Association be amended to reflect the powers and duties of each of these elected offices in accordance with the Minder Ordinance.
Also, the Board of Directors proposes that our Articles of Association be further amended to reflect the requirement pursuant to the Minder Ordinance that an annual report on the compensation of the Board of Directors and the Executive Management Team be prepared.

The proposed amendments to the Articles of Association are attached as Annex C.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 7A.

7B.	Binding Shareholder Ratification of the Compensation of the Board of Directors and the Executive Management Team.
Proposal of the Board of Directors
The Board of Directors proposes that our Articles of Association be amended to reflect the requirements of the Minder Ordinance for shareholder ratification of the compensation of the Board of Directors and the Executive Management Team.
The proposed amendments to the Articles of Association are attached as Annex D.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 7B.

7C.
Supplementary Amount of Compensation for Members of the Executive Management Team Assuming an Executive Management Team Position During a Compensation Period for Which Shareholder Ratification Has Already Been Granted.

Proposal of the Board of Directors
The Board of Directors proposes that our Articles of Association be amended to reflect the authority of the Board of Directors to grant compensation to members of the Executive Management Team who assume an Executive Management Team position during a compensation period for which shareholder ratification has already been granted.

The proposed amendments to the Articles of Association are attached as Annex E.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 7C.

7D.	General Principles and Terms Applicable to Compensation of the Members of the Board of Directors and the Executive Management Team.
Proposal of the Board of Directors
The Board of Directors proposes that our Articles of Association be amended to reflect the general principles and terms applicable to compensation of the Board of Directors and the Executive Management Team and to enumerate the compensation elements and the principles regarding performance targets and objectives that may be used to compensate, attract, retain and motivate non-executive directors and members of the Executive Management Team.
The proposed amendments to the Articles of Association are attached as Annex F.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 7D.

7E.	Maximum Term and Termination Notice Periods for Members of the Board of Directors and the Executive Management Team and Non-Competition Agreements with Members of the Executive Management Team.
Proposal of the Board of Directors
The Board of Directors proposes that our Articles of Association be amended to reflect the maximum term and maximum termination notice periods of our agreements with members of the Board of Directors and the Executive Management Team relating to their compensation, and the principles applicable to non-competition agreements effective after termination of employment into which the Board of Directors may enter with members of the Executive Management Team, and the consideration paid thereunder.
The proposed amendments to the Articles of Association are attached as Annex G.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 7E.

7F.	Permissible Mandates of Members of the Board of Directors and the Executive Management Team.
Proposal of the Board of Directors
The Board of Directors proposes that our Articles of Association be amended to reflect the maximum number of permissible mandates, as defined by the Minder Ordinance, which members of the Board of Directors and the Executive Management Team may hold outside the Transocean group.
The proposed amendments to the Articles of Association are attached as Annex H.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 7F.

7G.	Loans and Post-Retirement Benefits beyond Occupational Pensions.
Proposal of the Board of Directors
The Board of Directors proposes that our Articles of Association be amended to reflect our policy restricting the granting of loans to the Board of Directors and the Executive Management Team and the amount of potential post-

retirement benefits beyond occupational pensions granted to members of the Executive Management Team.
The proposed amendments to the Articles of Association are attached as Annex I.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 7G.

(8)	Amendment of Article 18 para. 2 of the Articles of Association Regarding the Applicable Vote Standard for Elections of Directors, the Chairman and the Members of the Compensation Committee.

Proposal of the Board of Directors
The Board of Directors proposes that the Articles of Association be amended such that the members of the Board of Directors, the Chairman of the Board of Directors, and the members of the Compensation Committee in “uncontested elections” are elected upon a relative majority of the votes cast at the general meeting, instead of upon a plurality of the votes cast at the general meeting. “Contested elections” continue to be subject to a plurality vote standard, meaning that the candidate who receives the greatest number of "FOR" votes is elected. A "relative majority" means a majority of the votes cast "FOR" or "AGAINST" on the matter being voted upon or the nominee to be elected, disregarding abstentions, "broker non votes", blank or invalid votes.
If approved, the relative majority vote standard would become effective at the first general meeting of shareholders after the 2014 Annual General Meeting.
The proposed amendments to the Articles of Association are attached as Annex J.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 8.

(9)	Amendment of Article 14 para. 1 of the Articles of Association Regarding Shareholder Agenda Item Requests Pursuant to Swiss Law.

Proposal of the Board of Directors
The Board of Directors proposes that the English translation of Article 14 para. 1 of our Articles of Association be amended to align the English text translation with the authoritative German text. Specifically, the proposed amendment clarifies that its proviso refers to the anniversary date of the previous year’s Annual General Meeting, rather than to the Company’s proxy statement in connection with the previous year’s Annual General Meeting.
The proposed amendments to the Articles of Association are attached as Annex K.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 9.

(10)	Reelection of Ten Directors and Election of One New Director, Each for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors
The Board of Directors proposes that the following ten candidates be reelected and the following one candidate be elected to the Board of Directors, each for a term extending until completion of the next Annual General Meeting. Previously, some of the directors up for reelection held three-year terms. However, as a result of the Minder Ordinance, all directors hold one-year terms of office and must be reelected at this Annual General Meeting.
10A        Reelection of Ian C. Strachan as a director.
10B        Reelection of Glyn A. Barker as a director.

v

10C        Reelection of Vanessa C.L. Chang as a director.
10D        Reelection of Frederico F. Curado as a director.
10E        Reelection of Chad Deaton as a director.
10F        Reelection of Martin B. McNamara as a director.
10G        Reelection of Samuel Merksamer as a director.
10H        Reelection of Edward R. Muller as a director.
10I        Reelection of Steven L. Newman as a director.
10J        Reelection of Tan Ek Kia as a director.
10K        Election of Vincent J. Intrieri as a director.
Recommendation
The Board of Directors recommends you vote "FOR" the (re)election of these candidates as directors.

(11)	Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors
The Board of Directors proposes that Ian C. Strachan be elected as the Chairman of the Board of Directors for a term extending until completion of the next Annual General Meeting.
Recommendation
The Board of Directors recommends you vote “FOR” the election of Ian C. Strachan as Chairman of the Board of Directors.

(12)	Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors
The Board of Directors proposes that the following candidates for election to the Board of Directors also be elected as members of the Compensation Committee:

12A	Election of Frederico F. Curado as a member of the Compensation Committee.

12B	Election of Martin B. McNamara as a member of the Compensation Committee.

12C	Election of Tan Ek Kia as a member of the Compensation Committee.

12D	Election of Vincent J. Intrieri as a member of the Compensation Committee.
Recommendation
The Board of Directors recommends you vote “FOR” the election of Frederico F. Curado, Martin B. McNamara, Tan Ek Kia and Vincent J. Intrieri as members of the Compensation Committee.

(13)	Election of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors
The Board of Directors proposes that Schweiger Advokatur / Notariat be elected to serve as independent proxy at (and until completion of) the 2015 Annual General Meeting and at any extraordinary general meeting of the Company prior to the 2015 Annual General Meeting.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 13.

(14)
Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2014 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term.

Proposal of the Board of Directors
The Board of Directors proposes that Ernst & Young LLP be appointed as the Company's independent registered public accounting firm for the fiscal year 2014 and that Ernst & Young Ltd, Zurich, be reelected as the Company's auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the date of the 2014 Annual General Meeting and terminating on the date of the 2015 Annual General Meeting.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 14.

(15)	Advisory Vote to Approve Named Executive Officer Compensation.

Proposal of the Board of Directors
Pursuant to Section 14A of the Exchange Act, Company shareholders are entitled to cast an advisory vote on the Company's executive compensation program for the Company's Named Executive Officers. Detailed information regarding the Company's compensation program for Named Executive Officers is set forth in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement. The Board of Directors believes the Company's compensation program is designed to reward performance that creates long-term value for the Company's shareholders and has proposed the following resolution to provide shareholders with the opportunity to endorse or not endorse the Company's Named Executive Officer compensation program by voting on the below resolution:
RESOLVED, that the Compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosure in the proxy statement for the Company's 2014 Annual General Meeting is hereby APPROVED.
Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 15.

(16)	Reapproval of the Material Terms of the Performance Goals Under the Long-Term Incentive Plan of Transocean Ltd.

Proposal of the Board of Directors
The Board of Directors proposes that shareholders approve the material terms of the performance goals under the Long-Term Incentive Plan of Transocean Ltd. (in the form as amended and restated as of February 12, 2009) related to performance-based awards under the plan that are intended to qualify as deductible performance-based compensation for purposes of Section 162(m) of the U.S. Internal Revenue Code.

Recommendation
The Board of Directors recommends you vote “FOR” this proposal number 16.
Organizational Matters
A copy of the proxy materials, including a proxy and admission card, has been sent to each shareholder registered in Transocean Ltd.'s share register as of March [28], 2014. Any additional shareholders who are registered in Transocean Ltd.'s share register on April 29, 2014, will receive a copy of the proxy materials after April 29, 2014. Shareholders not registered in Transocean Ltd.'s share register as of April 29, 2014 will not be entitled to attend, vote or grant proxies to vote at, the 2014 Annual General Meeting.
While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on April 29, 2014 and the opening of business on the day following the Annual General Meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.
Shareholders registered in Transocean Ltd.'s share register as of April 29, 2014 have the right to attend the Annual General Meeting and vote their shares (in person or by proxy), or may grant a proxy to vote on each of the proposals in this invitation and any modification to any agenda item or proposal identified in this invitation or other matter on which voting is permissible under Swiss law and which is properly presented at the Annual General Meeting for consideration. Shareholders may deliver proxies to the independent proxy, Schweiger Advokatur / Notariat, by marking the proxy card appropriately, executing it in the space provided, dating it and returning it to:
Vote Processing
Transocean 2014 AGM Vote Processing
c/o Broadridge
51 Mercedes Way
Edgewood, NY 11717
USA

or
Schweiger Advokatur / Notariat
Dammstrasse 19
CH-6300 Zug
Switzerland

We urge you to return your proxy card as soon as possible to ensure that your proxy card is timely submitted. All proxy cards must be received no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on May 16, 2014.
Shares of holders who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. Holders of shares who have timely submitted a properly executed proxy card but have not specifically indicated their votes instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.
If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.
As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters to come before the Annual General Meeting.
Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid "legal proxy" from the organization that holds their shares.

Shareholders may grant proxies to any third party. Such third parties need not be shareholders.
Directions to the 2014 Annual General Meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6300 Zug, Switzerland, telephone number +41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, TX, USA 77046, telephone number +1 (713) 232-7500. If you intend to attend and vote at the 2014 Annual General Meeting in person, you are required to present either an original attendance card, together with proof of identification, or a "legal proxy" issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the 2014 Annual General Meeting in person, we urge you to arrive at the Annual General Meeting location no later than 4:00 p.m. Swiss time on Friday, May 16, 2014. In order to determine attendance correctly, any shareholder leaving the 2014 Annual General Meeting early or temporarily, will be requested to present such shareholder's admission card upon exit.
Annual Report, Consolidated Financial Statements, Statutory Financial Statements
A copy of the 2013 Annual Report (including the consolidated financial statements for fiscal year 2013, the statutory financial statements of Transocean Ltd. for fiscal year 2013 and the audit reports on such consolidated and statutory financial statements) is available for physical inspection at Transocean Ltd.'s registered office, Turmstrasse 30, CH-6300 Zug, Switzerland. Copies of these materials may be obtained without charge by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6300 Zug, Switzerland, telephone number +41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, TX, USA 77046, telephone number +1 (713) 232 7500.

On behalf of the Board of Directors,

Ian C. Strachan Chairman of the Board of Directors
Steinhausen, Switzerland
April [ ], 2014

YOUR VOTE IS IMPORTANT

You may designate proxies to vote your shares by mailing the enclosed proxy card. Please review the instructions in the proxy statement and on your proxy card regarding voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 16, 2014.

Our proxy statement and 2013 Annual Report are available at
http://www.deepwater.com/investor-relations/financial-reports/

x

PRELIMINARY PROXY MATERIALS - SUBJECT TO COMPLETION

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.
MAY 16, 2014
INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd., on behalf of our Board of Directors, to be voted at our Annual General Meeting to be held on May 16, 2014 at 5:00 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland.
Quorum
Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the meeting constitutes a quorum for purposes of convening this Annual General Meeting and voting on all of the matters described above, except for the matters in Agenda Items 6 and 8, for which our Articles of Association require the presence of shareholders of record, in person or by proxy, holding at least two-thirds of the share capital recorded in the Commercial Register to constitute a quorum for purposes of action upon that matter. Abstentions and “broker non-votes”, so long as the broker has discretion to vote the shares on at least one matter before the Annual General Meeting, will be counted as present for purposes of determining whether there is a quorum at the meeting.
Record Date
Only shareholders of record on April 29, 2014 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Annual General Meeting. No shareholder will be entered in Transocean Ltd.'s share register with voting rights between the close of business on April 29, 2014 and the opening of business on the day following the Annual General Meeting.
While no shareholder will be entered in Transocean Ltd.'s share register as a shareholder with voting rights between the close of business on April 29, 2014 and the opening of business on the day following the Annual General Meeting, share blocking and re-registration are not requirements for any Transocean Ltd. shares to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.'s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

Votes Required
The following table sets forth the applicable vote standard required to pass each enumerated agenda item:

Agenda Item	Description	Relative Majority (1)	Qualified Two-Thirds Majority	Plurality of Votes (4)
1	Approval of 2013 Annual Report including Consolidated Financial Statements and Statutory Financial Statements of Transocean Ltd.	✓
2	Discharge of Board of Directors and Executive Management from Liability for Activities During Fiscal Year 2013	✓
3	Appropriation of Available Earnings	✓
4	Approval of Distribution of US$ 3.00 Per Outstanding Share	✓
5	Adoption of Authorized Share Capital		✓(2)
6	Reduction of Maximum Number of Members of Board of Directors to 11		✓(3)
7A-G	Amendments to the Articles of Association Related to Minder Ordinance	✓
8	Implementation of Majority Vote Standard for Uncontested Elections		✓(3)
9	Amendment to Articles of Association Related to Shareholder Agenda Items		✓(3)
10	Election of Directors			✓(4)
11	Election of Chairman of the Board of Directors			✓(4)
12	Election of Members of the Compensation Committee			✓(4)
13	Election of Independent Proxy	✓
14	Appointment of Ernst & Young as Independent Auditor	✓
15	Advisory Vote to Approve Named Executive Officer Compensation	✓(5)
16	Approval of Material and Terms of Performance Goals Under the Long-Term Incentive Plan	✓(6)
(1)     Affirmative vote of a relative majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, which will have no effect on the proposal.
(2)    Affirmative vote of two-thirds of the votes represented at the Annual General Meeting. An abstention, broker non-vote or blank or invalid ballot will have the effect of a vote “AGAINST” this proposal.
(3)    Affirmative vote of two-thirds of the shares entitled to vote at the Annual General Meeting. An abstention, broker non-vote or blank or invalid vote will have the effect of a vote "AGAINST" this proposal.
(4)    Affirmative vote of a plurality of the votes cast in person or by proxy at the Annual General Meeting. The plurality requirement means that the nominee with the most votes for a board position, the chair or a position on the Compensation Committee is elected. Only votes “for” are counted in determining whether a plurality has been cast in favor of a nominee. Abstentions and broker non-votes are not counted for such purposes. As described later in this proxy statement, our Corporate Governance Guidelines set forth our procedures if a nominee is elected but does not receive more votes cast “for” than “against” the nominee’s election.
(5)    The proposal is an advisory vote; as such, the vote is not binding on the Company.
(6)     Re-approval of material terms of performance goals under the Company’s Long-Term Incentive Plan requires, in accordance with the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast on the proposal. Broker non-votes will not affect the voting on the proposal. An abstention has the effect of a vote "AGAINST" this proposal.

Outstanding Shares

As of March […], 2014, there were […] shares outstanding, which excludes […] issued shares that are held by Transocean Ltd. or our subsidiary, Transocean Inc. Only registered holders of our shares on April 29, 2014, the record date established for the Annual General Meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.
Proxies
A proxy card is being sent to each record holder of shares as of March [28], 2014. In addition, a proxy card will be sent to each additional record holder of shares as of the record date, April 29, 2014. If you are registered as a shareholder in Transocean

Ltd.'s share register as of April 29, 2014, you may grant a proxy to vote on each of the proposals and any modification to any of the proposals or other matter on which voting is permissible under Swiss law and which is properly presented at the meeting for consideration. Shareholders may deliver proxies to the independent representative, Schweiger Advokatur / Notariat, by executing and dating it in the space provided and returning it either to:
Transocean 2014 AGM Vote Processing
c/o Broadridge
51 Mercedes Way
Edgewood, NY 11717
USA

or
Schweiger Advokatur / Notariat
Dammstrasse 19
CH-6300 Zug
Switzerland

We urge you to return your proxy card as soon as possible to ensure that your proxy card is timely submitted. Any proxy card must be received by either Broadridge or Schweiger Advokatur / Notariat no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on May 16, 2014.
Please sign, date and mail your proxy card in the envelope provided. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.
Many of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the Annual General Meeting, you must vote every proxy card you receive.
Under New York Stock Exchange rules, brokers who hold shares in street name for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for “non-routine” matters. Proxies submitted by brokers without instructions from customers for these non-routine or contested matters are referred to as “broker non votes.” The following matters are non-routine matters under New York Stock Exchange Rules:

•	Agenda Item 6 for the reduction of the size of the Company's Board of Directors,

•	Agenda Item 7 (other than Item 7A) for the amendments to the Articles of Association related to the Minder Ordinance,

•	Agenda Item 8 for the implementation of a majority vote standard for uncontested elections,

•	Agenda Item 9 for the amendment of the Articles of Association related to shareholder agenda items,

•	Agenda Item 10 for the election of directors,

•	Agenda Item 11 for the election of the Chairman of the Board of Directors,

•	Agenda Item 12 for the election of the members of the Compensation Committee,

•	Agenda Item 15 for the advisory vote to approve Named Executive Officer compensation, and

•	Agenda Item 16 regarding the reapproval of material terms of performance goals under the Company’s Long-Term Incentive Plan
If you hold your shares in “street name”, your broker will not be able to vote your shares in the election of the respective nominees and may not be able to vote your shares on other matters at the Annual General Meeting unless the broker receives appropriate instructions from you. We recommend that you contact your broker to exercise your right to vote your shares.

Shares of holders who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. Holders of shares who have timely submitted a properly executed proxy card but have not specifically indicated their votes instruct the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.
If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.
As of the date of this Proxy Statement, the Board of Directors is not aware of any such modifications or other matters to come before the Annual General Meeting.
You may revoke your proxy card at any time prior to its exercise by:

•	giving written notice of the revocation to:

Transocean AGM 2014 Vote Processing
c/o Broadridge
51 Mercedes Way
Edgewood, NY 11717
USA

or
Schweiger Advokatur / Notariat
Dammstrasse 19
CH-6300 Zug
Switzerland
Fax: +41 41 728 73 63;
or

•	appearing at the meeting, notifying the independent proxy, with respect to proxies granted to the independent representative, and voting in person;

or

•	properly completing and executing a later-dated proxy and timely delivering it either directly to the independent proxy or to Vote Processing, c/o Broadridge at the addresses indicated above.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.
Shareholders may grant proxies to any third party who need not be a shareholder.
If you intend to attend and vote at the meeting in person, you are required to present either an original attendance card, together with proof of identification, or a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the 2014 Annual General Meeting in person, we urge you to arrive at the Annual General Meeting location no later than 4:00 p.m. Swiss time on Friday, May 16, 2014. In order to determine attendance correctly, any shareholder leaving the Annual General Meeting early or temporarily will be requested to present such shareholder's admission card upon exit.
References to “Transocean”, the “Company”, “we”, “us” or “our” include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

AGENDA ITEM 1.
Approval of the 2013 Annual Report, Including the Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2013 and the Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2013.
Proposal of the Board of Directors
The Board of Directors proposes that the 2013 Annual Report, including the consolidated financial statements of Transocean Ltd. for fiscal year 2013 and the statutory financial statements of Transocean Ltd. for fiscal year 2013, be approved.
Explanation
The consolidated financial statements of Transocean Ltd. for fiscal year 2013 and the Swiss statutory financial statements of Transocean Ltd. for fiscal year 2013 are contained in the 2013 Annual Report, which was made available to all registered shareholders with this invitation and proxy statement. In addition, these materials will be available for physical inspection at the Company's registered office, Turmstrasse 30, CH-6300 Zug, Switzerland. The 2013 Annual Report also contains information on the Company's business activities and the Company's business and financial situation, information relating to corporate governance as required by the SIX Swiss Exchange Directive on Information Relating to Corporate Governance, and the reports of Ernst & Young Ltd, Zurich, the Company's auditors pursuant to the Swiss Code of Obligations, on the Company's consolidated financial statements for fiscal year 2013 and statutory financial statements for fiscal year 2013. In its reports, Ernst & Young Ltd, the Company's auditors pursuant to the Swiss Code of Obligations, recommended without qualification that the Company's consolidated financial statements and statutory financial statements for the year ended December 31, 2013 be approved. Ernst & Young Ltd expresses its opinion that the “consolidated financial statements for the years ended December 31, 2013 and 2012 present fairly in all material respects the consolidated financial position of Transocean Ltd. and subsidiaries at December 31, 2013 and 2012, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States and comply with Swiss law.” Ernst & Young Ltd further expresses its opinion and confirms that the statutory financial statements for the year ended December 31, 2013 and the proposed appropriation of available earnings comply with Swiss law and the Articles of Association of the Company.
Under Swiss law, the prior year's Annual Report, the consolidated financial statements and Swiss statutory financial statements must be submitted to shareholders for approval at each Annual General Meeting.
If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item.

AGENDA ITEM 2.
Discharge to the Members of the Board of Directors and the Executive Management from Liability for Activities during Fiscal Year 2013.
Proposal of the Board of Directors
The Board of Directors proposes that shareholders grant discharge to the members of the Board of Directors and Messrs. Steven Newman, Esa Ikaheimonen, Allen Katz, John Stobart, David Tonnel and Ihab Toma, who served as members of executive management in 2013, from liability for activities during fiscal year 2013.
Explanation
As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors and executive management from liability for their activities during the past fiscal year.
Discharge pursuant to the proposed resolution is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, whether or not included in our filings with the SEC) and only binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge that shareholders have approved this proposal. In addition, shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal, or acquire their shares without knowledge of the approval of this proposal, may bring, as a plaintiff, any claims in a shareholder derivative suit within six months after the approval of the proposal. After the expiration of the six-month period, such shareholders will generally no longer have the right to bring, as a plaintiff, claims in shareholder derivative suits against the directors.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item.

AGENDA ITEM 3.
Appropriation of the Available Earnings for Fiscal Year 2013.

Proposal of the Board of Directors
The Board of Directors proposes that all available earnings of the Company be carried forward.

in CHF thousands
Appropriation of Available Earnings	90,284
Balance brought forward from previous years	(29,675)
Net loss for the year	60,609
Total retained earnings
Appropriation of Available Earnings
Balance to be carried forward on this account	60,609

Explanation
Under Swiss law, the appropriation of available earnings as set forth in the Swiss statutory financial statements must be submitted to shareholders for approval at each Annual General Meeting. The available earnings at the disposal of the Company's shareholders at the 2014 Annual General Meeting are the earnings of Transocean Ltd., on a stand alone basis.
The Board of Directors proposes that CHF 60,609,000 (the entire available earnings balance) be carried forward in available earnings.
The Board of Directors does not propose that a dividend be distributed out of the available earnings. Instead, the Board of Directors is submitting Agenda Item 4 regarding the distribution of a dividend out of additional paid-in capital. Unlike a dividend distributed out of available earnings, a dividend paid out of additional paid-in capital is not subject to any Swiss federal withholding tax.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item.

AGENDA ITEM 4.
Distribution of a Dividend in the Amount of US$ 3.00 per Outstanding Share of the Company out of General Legal Reserves From Capital Contribution (by way of a release and allocation of general legal reserves from capital contribution to dividend reserve from capital contribution).
Proposal of the Board of Directors
The Board of Directors proposes that (A) CHF 2,046,920,128 of general legal reserves from capital contribution be released and allocated to "dividend reserve from capital contribution" (the "Dividend Reserve"), (B) a dividend in the amount of US$ 3.00 per outstanding share of the Company be distributed out of, and limited at a maximum to the amount of, such Dividend Reserve and paid in installments at such times and at such record dates as shall be determined by the Board of Directors in its discretion, and (C) any amount of the Dividend Reserve remaining after payment of the final installment be automatically reallocated to "general legal reserves from capital contribution." Dividend payments shall be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries.
Explanation
The Board of Directors is seeking shareholder approval of a distribution of qualifying additional paid-in capital in the form of a dividend in the amount of US$ 3.00 per outstanding share of the Company. Unlike a dividend out of available earnings, a distribution of qualifying additional paid-in capital in the form of a dividend is not subject to Swiss federal withholding tax.
Subject to the Dividend Reserve not being exceeded, as further explained below, the dividend would be distributed to shareholders in installments at such times and with such record dates as shall be determined by the Board of Directors in its discretion. The Board of Directors currently expects that the dividend will be distributed in four equal installments. The four payment dates are expected to be set in June 2014, September 2014, December 2014, and March 2015.
Dividend payments will be made with respect to the outstanding share capital of the Company on the record date for the applicable installment, which amount will exclude any shares held by the Company or any of its direct or indirect subsidiaries.
The aggregate U.S. dollar dividend amount approved at the Annual General Meeting and paid out to shareholders must at no time exceed the Swiss franc-denominated additional paid-in capital available to shareholders for the aggregate 2014 dividend (including all installments). The Board of Directors is proposing that CHF 2,046,920,128 of the existing additional paid-in capital (which under Swiss law is referred to as "general legal reserves from capital contribution") be made available for purposes of the aggregate 2014 dividend (including all installments) by way of a release and allocation to the account "Dividend Reserve." Based on the number of shares outstanding as of February 12, 2014 and an exchange rate of CHF 0.90 per US$ effective as of the same date, the amount of the proposed aggregate dividend (including all installments) under this Agenda Item 4 would be CHF 974,723,871. Accordingly, the Dividend Reserve exceeds the aggregate US$ dividend amount by approximately 110%. The Board of Directors is proposing this excess amount in order to increase the likelihood that the issuance of new shares after the date hereof (which shares, to the extent then outstanding, would generally share in the dividend installments) and a decrease in value of the Swiss franc relative to the U.S. dollar will not reduce the per share amount of the dividend installments paid. If, notwithstanding the allocation of this excess amount to the Dividend Reserve, the Dividend Reserve would be exceeded upon the occurrence of the payment date for a dividend installment (including as a result of the issuance of additional shares after the date hereof or changes in the exchange rate), the Company would be required under the terms of the proposed shareholder resolution to adjust the relevant installment downward so that the respective payment does not exceed the Dividend Reserve. No further installment payments could then be made. Also, a downward adjustment of the per share dividend amount would have to be made if at the date of the 2014 Annual General Meeting the aggregate US$ dividend amount exceeded the Dividend Reserve.
The distribution proposal has been confirmed to comply with Swiss law and the Company's Articles of Association by the Company's statutory auditor, Ernst & Young Ltd, representatives of which will be present at the meeting.
Shareholders may, upon the terms and conditions provided by the Board of Directors, elect to receive installments in Swiss francs.
If you are a holder of shares registered in our share register, you exercise your election by giving notice in writing to the following address:

Shareholder correspondence should be mailed to:
Computershare
P.O. Box 30170
College Station, TX 77842-3170

Overnight correspondence should be sent to:

Computershare
211 Quality Circle, Suite 210
College Station, TX 77845

If you hold your shares in the name of a bank, broker or nominee, please contact your bank, broker or nominee in order to make the election arrangements.
Shares issued after the date of the 2014 Annual General Meeting will generally participate in the dividend payments, except with respect to shares issued between the record date and the payment date with respect to the relevant installment.
The Board of Directors or, upon its due authorization, the Company's Executive Management Team has the task of executing the dividend resolution, including, but not limited to, by setting the record date, the ex-dividend date, the election period for receiving the dividend in Swiss francs and the payment dates.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item.

AGENDA ITEM 5.
Adoption of Authorized Share Capital.
Proposal of the Board of Directors
The Board of Directors proposes that its authority to issue shares out of the Company's authorized share capital be adopted for a two-year period, expiring on May 16, 2016. Pursuant to the proposal, the Board of Directors' authority to issue new shares in one or several steps will be limited to a maximum of 22,429,838 shares, or approximately 6% of the share capital of the Company currently recorded in the Commercial Register. The Board of Directors does not currently have plans to issue shares under this authorization.
The proposed amendments to the Articles of Association are included in Annex A.
Explanation
Under the Swiss Code of Obligations, the authority of the Board of Directors to issue shares out of the Company's authorized share capital is limited to a maximum two-year period. The Company’s Articles of Association do not currently include an authorized share capital. Although the Board of Directors does not currently have plans to issue shares under this authorization, it believes the proposed authorized share capital will help ensure that the Company will have the flexibility to make acquisitions and access equity capital markets when opportunities arise, rather than being subject to the delays associated with the need to call a shareholders' meeting and obtain further shareholder approval, except as may be required by applicable laws or regulations, including the rules of the NYSE. Without the Board of Directors' authority to issue new shares, the Company would be required to first call a general meeting of the Company's shareholders and obtain the favorable vote of shareholders to increase the Company's share capital and amend our Articles of Association. Such a meeting would require us, among other things, to prepare and distribute a proxy statement in accordance with the rules of the SEC. This could result in a substantial delay in the ability of the Company to issue shares. The Board of Directors believes that providing the Board of Directors the flexibility to issue additional shares out of the authorized share capital quickly could be a strategic benefit for the Company.
If the proposed authorized share capital is approved, and the Board of Directors resolves to use the authorized share capital in one or several steps, the Board of Directors will determine the time of the issuance, the issuance price, the manner in which the new shares have to be paid, the date from which the shares carry the right to dividends and, subject to the provisions of our Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised.
To the extent that additional shares are issued out of the authorized share capital in the future, the issuance may decrease the existing shareholders' percentage equity ownership and, depending on the price at which such shares are issued, could be dilutive to the existing shareholders.
The Board of Directors may allow preemptive rights that are not exercised to expire, or it may place such rights or shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the Company’s interest. Further, under our proposed Articles of Association, in connection with the issuance of new shares from authorized capital, the Board of Directors is authorized to limit or withdraw the preemptive rights of the existing shareholders in various circumstances.
In the ordinary course of our business, we may determine from time to time that the issuance of shares is in the best interest of the Company for various purposes, including financings, acquisitions and the issuance of shares under the Company's Long-Term Incentive Plan.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item.

AGENDA ITEM 6.
Reduction of the Maximum Number of the Members of the Board of Directors to 11 from 14.

Proposal of the Board of Directors
The Board of Directors proposes that the maximum number of the members of the Board of Directors under the Articles of Association be reduced to 11 from 14 members.
The proposed amendments to the Articles of Association are attached as Annex B.
Explanation
Robust corporate governance is a priority of the Board of Directors. It periodically reviews the number of directors and the corporate governance provisions relating thereto to determine whether any changes are appropriate. The constructive engagement we have had with our shareholders on the subject of board composition over the past year has led the Board of Directors to its determination that a maximum size of 11 board members would serve shareholders best. The Board of Directors believes that a maximum Board of Directors size of 11 directors will still provide for sufficient diversity and expertise among our directors and, at the same time, allow the Board of Directors to establish committees of an appropriate size and composition. Assuming all of the nominees in this proxy are elected at our 2014 Annual General Meeting, our Board of Directors will have 11 members.

The Board of Directors is therefore proposing to amend Article 22 of the Company’s Articles of Association accordingly and reduce the maximum number of directors to 11. If approved, the amendment of Article 22 becomes effective immediately upon adoption of the shareholder resolution at the 2014 Annual General Meeting. The Board of Directors has already proposed a reduction of the maximum size of the Board of Directors and a respective amendment to the Company’s Articles of Association at the 2011 Annual General Meeting; however, at the time, the qualified presence quorum requirement was not satisfied.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item.

AGENDA ITEM 7.
Amendments to the Articles of Association to Implement the Minder Ordinance.
As a result of the Minder Ordinance, authority for certain matters is vested in the shareholders. The amendments proposed by Agenda Items 7A through 7G are primarily intended to reflect the governance and board and executive compensation changes required by the Minder Ordinance. Each of Agenda Items 7A through 7G are separate items that require independent approvals. The effectiveness of any approval of any item is not conditioned upon approval of any other item.
7A. Amendments Regarding Elections and Related Matters.

Proposal of the Board of Directors
The Board of Directors proposes that our Articles of Association be amended to the effect that each member of the Board of Directors, the Chairman of the Board of Directors, each member of the Compensation Committee and the independent proxy be elected at each Annual General Meeting, each for a term extending until the completion of the next Annual General Meeting.
Further, the Board of Directors proposes that our Articles of Association be amended to ensure that the powers and duties of each of these elected offices are in accordance with the Minder Ordinance.
Also, the Board of Directors proposes that our Articles of Association be further amended to require the Company to prepare an annual report on compensation of the Board of Directors and the Executive Management Team.

The proposed amendments to the Articles of Association are attached as Annex C.
Explanation
The Minder Ordinance requires that the shareholders, at each annual general meeting, individually elect (1) the directors of the company, (2) the chairman of the board of directors, (3) the members of the compensation committee and (4) the independent proxy, each for a term of office expiring after completion of the annual general meeting following the annual general meeting at which such persons have been elected. These provisions of the Minder Ordinance are mandatory.
If the office of the chairman of the board of directors or the independent proxy is vacant, or if there are vacancies on the compensation committee, the Minder Ordinance authorizes the board of directors to appoint another chairman, another independent proxy or substitute members of the compensation committee, unless a company’s articles of association provide otherwise.
The proposed amendments relating to Article 16 paragraph 2, Article 19(b), Article 23 paragraph 1, Article 24 paragraph 1, and Article 28a paragraph 2 reflect these mandatory provisions of the Minder Ordinance. With regard to the appointment of substitutes in the event of vacancies, the proposed amendments reflect the statutory default approach.
The Minder Ordinance also requires that the board of directors prepare an annual compensation report that is in addition to compensation disclosures required in the Compensation Discussion & Analysis section of the Company's Annual General Meeting Proxy pursuant to U.S. securities regulations. Beginning in 2015, this compensation report will replace the disclosure regarding the compensation of the board of directors and executive management historically contained in the notes to the statutory standalone financial statements of Transocean Ltd. In substance, the required disclosure will remain largely identical. The report will be audited by the Company's Swiss auditor. The Board of Directors proposes that Article 11 be amended to reflect the compensation report requirement.
The Minder Ordinance further requires a company's articles of association to contain provisions regarding the principles of the powers and duties of the compensation committee. The Minder Ordinance does not require any specific mandatory powers and duties of the compensation committee.
The proposed new Article 28b provides that the Compensation Committee shall assist the Board of Directors in (1) developing an appropriate compensation and benefit program for the members of the Board of Directors and the Executive Management Team, and (2) preparing the proposals of the Board of Directors to the Annual General Meeting regarding the compensation of the Board of Directors and the Executive Management Team.

The proposed new Article 28b further provides that the Board of Directors shall establish the powers and duties of the Compensation Committee in regulations or in a charter. In particular, it allows the Board of Directors to delegate to the Compensation Committee the power to determine performance objectives, target values and the individual compensation of the members of the Board of Directors and the Executive Management Team.
Finally, paragraphs 1 and 3 of the proposed new Article 28a specify the number of members of, the independence, experience and other requirements of, and the organization of the Compensation Committee.
Generally, the proposed governance and compensation structure reflects the current role of the Compensation Committee, as reflected in its charter. However, going forward the Compensation Committee will also be responsible for Board of Directors compensation matters. Previously, this responsibility was allocated to the Corporate Governance Committee.
The Minder Ordinance further requires that the board of directors ensure that shareholders registered in a company’s share register may grant proxies and provide instructions to the independent proxy by electronic means. The proposed amendment to Article 16 paragraph 1 reflects this requirement. The proposed amendment also expressly provides that the Board of Directors may include procedural rules in the notice to shareholders of a general meeting of shareholders or on a proxy card. The proposed amendment reflects current practice and does not introduce any substantive changes to the voting rights and the representation rights of shareholders.
The Board of Directors has proposed additional administrative, updating and clarifying changes such as changes to existing defined terms, and the inclusion of new defined terms, as are necessary for a consistent implementation of the Minder Ordinance, and certain other amendments to Swiss corporate law and the requirements thereunder.

Recommendation
The Board of Directors recommends a vote “FOR” Agenda Item 7A.

7B-7G. Amendments Regarding the Compensation of the Board of Directors and the Executive Management Team and Certain Other Matters.

Proposal of the Board of Directors
The Board of Directors proposes that the Company’s Articles of Association be amended to reflect the following requirements of the Minder Ordinance:

7B.	binding shareholder ratification of the compensation of the Board of Directors and the Executive Management Team;

7C.
supplementary amount of compensation for members of the Executive Management Team assuming an Executive Management Team position during a compensation period for which shareholder ratification has already been granted;

7D.	principles applicable to compensation of the Board of Directors and the Executive Management Team;

7E.
maximum term and maximum termination notice periods of agreements with members of the Board of Directors and the Executive Management Team relating to their compensation, and non-competition agreements effective after termination of employment into which the Company may enter with members of the Executive Management Team, and the consideration paid thereunder;

7F.	number of permissible mandates of members of the Board of Directors and the Executive Management Team outside the Transocean group; and

7G.	bar on loans and the maximum amount of post-retirement benefits beyond occupational pensions that may be granted to members of the Executive Management Team.
The above proposed amendments to the Articles of Association are attached as Annexes D-I.

Explanation
The amendments to the Articles of Association that the Board of Directors proposes to comply with the Minder Ordinance requirements are explained below.
7B. Binding Shareholder Ratification of the Compensation of the Board of Directors and the Executive Management Team (Article 29a)
The Minder Ordinance requires that shareholders ratify, on an annual basis and in separate binding votes, the maximum aggregate amount of compensation of each of the board of directors and executive management. The particulars of the ratification structure must be specified in a company's articles of association. The Minder Ordinance thus gives Swiss companies flexibility with respect to the details of the ratification structure.
The Board of Directors proposes that the shareholders' ratification apply to the following periods:
•Board of Directors: Shareholders' ratification relates to the upcoming term of office (in other words, for the period between the Annual General Meeting at which ratification is sought and the next Annual General Meeting).

•Executive Management Team: Shareholders' ratification relates to the fiscal year commencing after the Annual General Meeting at which ratification is sought.

This prospective binding vote structure provides certainty which the Board of Directors believes is essential for its decision-making.
The maximum aggregate compensation amount includes all potential compensation elements during the relevant compensation period (such as annual retainers, attendance fees, and equity grants for Board of Directors compensation and base pay, annual bonus, long-term incentives, health, welfare and other benefits, perquisites and other personal benefits, contributions to or provisions for post-employment compensation for Executive Management Team compensation). The term "compensation," as used in the proposed amendments to the Articles of Association, is broadly defined and includes any form of remuneration, but does not include any reimbursement or advancement of expenses incurred by the recipient on behalf of the Company or any indemnification or advancement of expenses paid to a member of the Board of Directors or the Executive Management Team. The actual aggregate amount of the compensation paid to the individual members of the Board of Directors and the Executive Management Team is expected to be lower than the maximum aggregate compensation amount for which the Board of Directors is seeking ratification. Among other things, this is because the maximum aggregate compensation amount is calculated based on the assumption that all performance and other measures pursuant to the applicable bonus and share-based compensation plans are met.
Subject to the maximum aggregate compensation amounts ratified by the shareholders and other limitations set forth in the Articles of Association and in the Company’s bonus and share-based compensation plans, the Board of Directors or the Compensation Committee will determine the actual individual compensation of each member of the Board of Directors and the Executive Management Team. For such purposes, the value of non-cash and deferred compensation is generally determined in accordance with generally recognized valuation methods as per the grant date of the respective compensation element.
Pursuant to the proposed Article 29a para. 2, the Board of Directors has further the authority to seek ratification of any portion of the compensation of the Board of Directors and the Executive Management Team (including additional or contingent amounts) in relation to time periods other than the period between annual general meetings (Board of Directors compensation) or the next fiscal year (Executive Management Team compensation).
If shareholders do not ratify the maximum aggregate compensation amount proposed by the Board of Directors, the proposed amendments to the Articles of Association require the Board of Directors or the Compensation Committee to reconsider the rejected proposal, taking into account, among other things, the reasons the shareholders did not ratify the proposal, and to seek shareholder ratification for a revised compensation proposal at the same Annual General Meeting, at an extraordinary general meeting or at the next Annual General Meeting.
The Board of Directors will continue to submit the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the respective proxy statement, to an advisory shareholder vote as required under U.S. securities laws. Unlike the binding shareholder ratification pursuant to the Minder Ordinance, the advisory vote will continue to be held on a retrospective basis in relation to the prior fiscal year. Shareholders will thus have the opportunity to vote, on an advisory basis, on how the Board of Directors and/or the Compensation Committee actually used their authority within the ratified maximum aggregate amount in relation to the Named Executive Officers who are also members of the Executive Management Team.
The first binding shareholder ratification of Board of Directors and Executive Management Team compensation based on the proposed amended Articles of Association will be held at the Annual General Meeting in 2015.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item 7B.

7C. Supplementary Amount for Persons Assuming Executive Management Team Positions During a Compensation Period for which Shareholder Ratification has Already been Granted (Article 29c)

The maximum aggregate compensation amount for the Executive Management Team will be submitted for shareholder ratification at each Annual General Meeting.  However, the composition or size of the Executive Management Team may change between Annual General Meetings. Because of such changes, the maximum aggregate amount of compensation of the Executive Management Team already ratified by shareholders may not be sufficient to cover also the additional compensation of persons assuming Executive Management Team positions during such period. The Minder Ordinance therefore allows companies to adopt a provision in their articles of association to authorize the board of directors, within the limits of a specified “supplementary amount,” to grant compensation to such persons.

The Board of Directors proposes that the purpose and the maximum limit of this supplementary amount be specified in the Articles of Association as follows:

The Board of Directors may grant: (i) for ongoing compensation, an amount not to exceed the total annual compensation amount of the respective predecessor or for a similar preexisting position plus 40% of such compensation; and, (ii) on a one-time basis as compensation for any prejudice incurred in connection with such a person's change of employment, an amount not to exceed the total annual compensation amount of the respective predecessor or for a similar preexisting position plus 40% of such compensation. The Board of Directors may not grant, during each relevant compensation period, "supplementary amounts" to more than five persons who assume an Executive Management Team position.

The Board of Directors believes the proposal will provide the necessary flexibility, in particular in the event a member of the Executive Management Team must be recruited externally. Within the proposed limits, the Board of Directors will in each case determine what is appropriate in individual circumstances. However, the proposal does not reflect a change in the Company's compensation philosophy or compensation practice. The Board of Directors remains committed to excellent governance practices in all aspects of its business, including compensation.

Total annual compensation refers to the total annual compensation of the respective predecessor or a similar preexisting position as disclosed in the most recent proxy statement of the Company in relation to the preceding fiscal year; for such purposes, short-term and long-term incentive compensation is to be included on the basis of the actual values or, if higher, the target values of the respective compensation elements, in each case as disclosed in the most recent proxy statement of the Company in relation to the preceding fiscal year. The Company or its affiliates may in no event grant or pay a "supplementary amount" to more than five persons assuming an Executive Management Team position.

The Board of Directors believes this threshold will provide the Company with sufficient flexibility to attract executive talent for the Executive Management Team positions, while at the same time avoiding being perceived as a baseline or target for Executive Management Team positions. In making its determination, the Board of Directors considered peer compensation levels, historical transaction amounts, relative bargaining power in setting compensation levels and data from recent recruiting efforts.

Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item 7C.
7D. Principles Applicable to the Compensation of the Members of the Board of Directors and the Executive Management Team (Article 29b)
The Minder Ordinance requires that a company's articles of association contain provisions regarding the principles of performance and equity-based compensation of the members of the board of directors and executive management.
The Board of Directors has reviewed the Company’s current compensation system and in general believes that it is in the best interest of the Company and its shareholders to retain this system, as it provides an overall compensation structure that is sufficiently competitive to attract, motivate and retain talent. The Board of Directors therefore proposes to include a provision in the Articles of Association that reflects the principles of the Company's existing performance-tied compensation framework and enumerates generally the compensation elements, and the principles regarding performance targets and objectives that may be used for non-executive directors and members of the Executive Management Team.
Under Agenda Item 7B, non-executive directors’ compensation will generally include a mix of cash, shares, restricted shares, restricted share units, deferred units or similar instruments. Under this proposal, the Company does not have the authority to grant stock options to non-executive directors. Executive directors will not receive any additional compensation as directors.
For members of the Executive Management Team, the relevant compensation elements will, except as otherwise determined by the Board of Directors or the Compensation Committee, generally consist of (1) a base salary, (2) short-term incentive compensation, (3) long-term incentive compensation, and (4) additional benefits, such as health, welfare and other benefits, perquisites and other personal benefits, contributions to or provisions for post-retirement benefit plans.
Short-term incentive compensation of the Executive Management Team will be tied to the achievement of performance measures, which may include, but are not limited to, safety performance objectives, financial performance objectives, strategic corporate objectives, individual performance objectives, peer performance objectives and other objectives as established by the Board of Directors or, where delegated to it, the Compensation Committee.
Long-term incentive compensation of the Executive Management Team will be primarily designed to motivate superior performance and achievement of long-term goals, promote the growth of shareholder value and retain key talent through opportunities to participate in the long-term growth and profitability of the Company. In determining the relevant target value of compensation pursuant to long-term incentive plans, the Board of Directors or the Compensation Committee may take into account the position and level of responsibility of the respective member of the Executive Management Team, individual performance targets, and Company targets, including, without limitation, total shareholder return relative to the market, other companies or other benchmarks. The definitive value of long-term incentive compensation may exceed the relevant target value.
For purposes of short-term and long-term incentive compensation, the Board of Directors or the Compensation Committee determines, as applicable, the grant, vesting, exercise and forfeiture conditions. The Board of Directors or the Compensation Committee may also provide for the continuation, acceleration or removal of vesting and exercise conditions, for the payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case with regard to pre-determined events such as a change-in-control or termination of employment.
The Company shares to be issued or delivered to beneficiaries of equity-based awards may be procured from authorized share capital, conditional share capital or treasury shares. Compensation provided for under the Articles of Association may be granted or paid by the Company or any of its affiliates.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item 7D.
7E. Maximum Term and Termination Notice Period of Members of the Board of Directors and the Executive Management Team and Non-Competition Agreements with Members of the Executive Management Team (Article 29d)

The Minder Ordinance requires that the articles of association establish the maximum duration of agreements with directors and members of the executive management related to compensation that have a fixed term and the maximum termination notice period applicable to such agreements that have an indefinite term. Under the Minder Ordinance, the maximum duration and the maximum termination notice period are each twelve months.
The Board of Directors proposes that agreements with members of the Board of Directors may be either for a fixed or an indefinite term, but that fixed agreements have a maximum term of not more than the applicable director’s remaining term of office. Agreements for an indefinite term may have a maximum termination notice period of not more than the applicable director’s term of office.
The Board of Directors further proposes that agreements with members of the Executive Management Team may be either for a fixed or an indefinite term, but that fixed agreements have a maximum term of not more than twelve months. Agreements for an indefinite term may have a maximum termination notice period of not more than twelve months.
The proposed amendment to the Articles of Association expressly provides that members of the Executive Management Team may be released from their obligation to work during the termination notice period. Further, the amendment provides that the Company may enter into termination or similar agreements with the Executive Management Team.
The proposed Articles of Association also allow the Company, if appropriate under the circumstances, to enter into post-employment non-competition agreements. The duration of any such non-competition agreement may not exceed one year, and the consideration paid for the non-competition agreement shall in no event exceed the sum of the base salary and the target cash bonus of the respective member of the Executive Management Team for the last full fiscal year in which he or she was employed.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item 7E.

7F. Permissible Mandates of Members of the Board of Directors and the Executive Management Team (Article 29e)
The Minder Ordinance requires that a company’s articles of association determine the maximum number of additional “mandates” in "supreme governing bodies" of entities outside the company’s group that a member of the board of directors or executive management may hold. The term “mandates” in "supreme governing bodies" generally refers to a position on a company's board of directors or an equivalent position.
In relation to mandates in public companies, the Board of Directors proposes the following limits:

•
No member of the Board of Directors may, in addition to his or her mandate at the Company, hold more than four mandates in entities whose shares are listed on a stock exchange. This limit reflects the Company’s existing Corporate Governance Guidelines.

•	No member of the Executive Management Team may hold, in addition to his or her mandate at the Company, if any, more than one mandate in an entity whose shares are listed on a stock exchange.

In accordance with the requirements of the Minder Ordinance, the proposed amendments to the Articles of Association further generally limit the number of mandates that a director and a member of the Executive Management Team may hold in public and non-public entities to ten mandates and four mandates, respectively.
The Board of Directors believes the proposed approach strikes the right balance between effectively limiting the number of mandates and allowing the Company to find and retain directors and members of the Executive Management Team who have broad experience and significant engagements in business, scientific, cultural and social organizations and institutions.
Certain mandates are not subject to the limitations specified above. These mandates include:

•	Mandates in companies controlled by or under common control with the Company;

•	Mandates held at the instruction of the Company or any person controlled by or under common control with the Company. These types of mandates are proposed to be subject to a limit of 10 mandates; and

•
Mandates in associations, charitable organizations, non-for-profit organizations, foundations, trusts or similar legal entities. These types of mandates are also proposed to be subject to a limit of 10 mandates.

Finally, pursuant to the proposed Articles of Association, up to 10 mandates in different entities outside the Company’s group that are under joint control or common beneficial ownership are deemed one mandate.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item 7F.
7G. Loans and Post-Retirement Benefits (Article 29f)
The Minder Ordinance requires that a company's articles of association determine the maximum amount of loans and post-retirement benefits beyond occupational pensions that may be granted or paid to members of the Board of Directors and the Executive Management Team.
The proposed amendment to the Articles of Association provides that no loans will be granted to members of the Board of Directors and the Executive Management Team. This is consistent with the Company's prior policy and the requirements of the Sarbanes-Oxley Act of 2002.
The Board of Directors further proposes that the Articles of Association authorize the Company to pay or grant post-retirement benefits to a member of the Executive Management Team, provided that any such benefit may not exceed 50% of his or her base salary in the fiscal year immediately preceding the retirement. These post-retirement benefits beyond occupational pensions do not include post-retirement benefits funded through contributions of the Company or for which the Company or its affiliates have made provisions. These benefits will be included in the calculation of the maximum aggregate compensation amount of the Board of Directors and the Executive Management Team that is subject to shareholder ratification on an annual basis.
Pursuant to the proposed amendments to the Articles of Association, the Company does not have authority to grant post-retirement benefits to members of the Board of Directors.

Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item 7G.

AGENDA ITEM 8.
Amendment of Article 18 para. 2 of the Articles of Association
Regarding the Applicable Vote Standard for Elections of Directors, the Chairman and the Members of the Compensation Committee.
Proposal of the Board of Directors
The Board of Directors proposes that the Articles of Association be amended to provide that the members of the Board of Directors, the Chairman of the Board of Directors, and the members of the Compensation Committee in uncontested elections are elected upon a relative majority of the votes cast at the general meeting, instead of upon a plurality of the votes cast at the general meeting. “Contested elections” continue to be subject to a plurality vote standard, meaning that the candidate who receives the greatest number of “for” votes is elected. Under the proposed amendment to the Articles of Association, a “contested election” occurs where the number of the candidates exceeds the number of the positions that are on the agenda of the invitation to the general meeting of shareholders.
If approved, the relative majority vote standard would become effective at the first general meeting of shareholders after the 2014 Annual General Meeting.
The proposed amendments to the Articles of Association are attached as Annex J.
Explanation
Shareholders currently elect director nominees pursuant to a plurality vote standard. Under a plurality vote standard, director nominees receiving the largest number of “for” votes are elected as directors.
The Company's predecessor adopted as a Company policy a form of majority voting for uncontested director elections. This policy is currently implemented in our Corporate Governance Guidelines. Under this policy, the Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective in the event that the candidate fails to receive more votes cast “for” than “against” the nominee’s election in an uncontested election. The Board of Directors would then decide, through a process managed by the Corporate Governance Committee, whether to accept the resignation.
To further strengthen this majority voting approach, the Board of Directors proposes and recommends that shareholders approve an amendment to the Articles of Association that specifies that director, Chairman and Compensation Committee member nominees be elected, in uncontested elections, by a relative majority of votes cast. For "contested elections" a plurality vote standard would continue to apply. Pursuant to the proposed amendment to Article 18 para. 2 of the Articles of Association, a "contested election" is an election where the number of the candidates exceeds the number of the positions that are on the agenda of the invitation to the general meeting of shareholders. A "relative majority" means a majority of the votes cast "FOR" or "AGAINST" on the matter being voted upon or the nominee to be elected, disregarding abstentions, "broker non votes", blank or invalid votes pursuant to Article 18 paragraph 1 of our Articles of Association.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item.

AGENDA ITEM 9.
Amendment of Article 14 para. 1 of the Articles of Association
Regarding Shareholder Agenda Item Requests Pursuant to Swiss Law.

Proposal of the Board of Directors
The Board of Directors proposes that the English translation of Article 14 para. 1 of our Articles of Association be amended to clarify the determination of the advance notification deadline for a request for inclusion of an item on the agenda, when the date of the general meeting of shareholders is more than 30 calendar days before or after the anniversary date of the previous year's general meeting of shareholders. Such a request must be made at least by the 10th calendar day following the date on which the Company has made public disclosure of the date of the general meeting of shareholders. This change conforms the English translation to the existing German text, which under the Articles of Association prevails in the event of a deviation from the English text.
The proposed amendments to the Articles of Association are attached as Annex K.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item.

AGENDA ITEM 10.
Reelection of Ten Directors and Election of One New Director, Each for a Term Extending Until Completion of the Next Annual General Meeting.
Nominations of the Board of Directors
Our Articles of Association have previously divided our Board of Directors into three classes. Each member of a class served for a three-year term. The terms of each class were staggered. Pursuant to the Minder Ordinance, which became effective as of January 1, 2014, members of the Board of Directors must be elected annually, regardless of any contrary position in our Articles of Association. The annual election requirement applies to all members of the Board of Directors, including members whose three-year term has not yet expired.
The Board of Directors has nominated Ian C. Strachan, Glyn A. Barker, Vanessa C.L. Chang, Frederico F. Curado, Chad Deaton, Martin B. McNamara, Samuel Merksamer, Edward R. Muller, Steven L. Newman and Tan Ek Kia for reelection and Vincent J. Intrieri for election to the Board of Directors, each for a term extending until completion of the next Annual General Meeting.
Jagjeet S. Bindra, Thomas W. Cason, Steve Lucas and Robert M. Sprague are not standing for reelection at the Annual General Meeting, and their service as directors will cease at the meeting.
The Board of Directors does not have a specific policy regarding diversity in the selection of director nominees. However, the Board of Directors does consider diversity in the director nominee selection process. The Board of Directors takes an expansive view of the diversity of the Board of Directors with the goal of having the directors eventually reflect the global diversity of our workforce, our customers and the cultures in which we operate. We are a multinational company with six different nationalities represented in our officer group and over 89 in our global workforce. We have a presence in 46 countries worldwide.
Voting Requirement to Elect Nominees
The election of each nominee requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Annual General Meeting. The plurality requirement means that the nominee with the most votes for a board seat is elected. Shareholders are entitled to one vote per share for each of the directors to be elected.
Although we are proposing to amend the plurality voting standard in Agenda Item 8, the current plurality voting standard will remain in effect for director voting at this Annual General Meeting.
We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the Board of Directors accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast for than against the nominee’s election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board of Directors whether to accept the tendered resignation or reject it. The Board of Directors must then act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote. The Board of Directors must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter in a Form 8-K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines which are available on our website at www.deepwater.com under “Investor Relations Corporate Governance.”
The Board of Directors has received from each nominee for election at the Annual General Meeting listed below, an executed irrevocable letter of resignation consistent with these guidelines described above, except from Messrs. Merksamer and Intrieri. Each such letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the Board of Directors accepts such resignation.
Pursuant to the agreement between the Company and Carl Icahn and certain investment funds managed by Mr. Icahn (the "Icahn Group"), which we announced on November 10, 2013, nominees designated by the Icahn Group are not subject to the majority vote policy of our Corporate Governance Guidelines at this Annual General Meeting.

The information regarding the nominees presented below is as of March 28, 2014.
Nominees for Director
Reelection of
IAN C. STRACHAN, age 70, U.K. and U.S. citizen, has served as a director of the Company since 1999 and as Chairman of the Board of Directors since 2013. Mr. Strachan served as a director of Caithness Petroleum Ltd. from 2008 to 2013, Xstrata plc from 2003 to 2013, Rolls Royce Group plc from 2003 to 2013, Johnson Matthey plc from 2002 to 2009 and as Chairman of the Board of Instinet Group Incorporated from 2003 to 2005. Mr. Strachan served as Chief Executive Officer of BTR plc from 1996 until 1999. From 1987 to 1995, Mr. Strachan was with Rio Tinto plc, serving as Chief Financial Officer from 1987 to 1991 and as Deputy Chief Executive Officer from 1991 to 1995. He was employed by Exxon Corporation from 1970 to 1986. Mr. Strachan received his Master of Arts in History in 1965 from Christ’s College, Cambridge University, and his Master of Public Affairs in 1967 from the Woodrow Wilson School, Princeton University and was a teaching fellow and Ph.D. candidate at Harvard University from 1969 to 1970.

The Board of Directors has concluded that Mr. Strachan should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Strachan holds a Masters of Public Affairs degree and has significant senior management experience in the energy and other business sectors, including CEO and Chairman positions in international companies. He also brings customer expertise to the Board of Directors, along with international financial experience. This experience, combined with his educational and financial background, are helpful to the Board of Directors' decision making process.

GLYN A. BARKER, age 60, U.K. citizen, has served as a director of the Company since 2012. Mr. Barker served as Vice Chairman-U.K. of PricewaterhouseCoopers LLP (PwC) from 2008 to 2011. He was also responsible for PwC’s strategy and business development for the geographic areas of Europe, the Middle East, Africa and India. Mr. Barker joined PwC in 1975 and became an audit partner in 1987. He then established PwC’s private equity-focused Transactions Services business and led it globally. He joined the Management Board of PwC in the UK as Head of the Assurance Practice in 2002. In 2006, he became UK Managing Partner and served in that role until 2008. Mr. Barker is a non-executive director of Berkeley Group Holdings plc (LON: BKG) (since 2012) and Aviva plc (LON: AV) (since 2012) and Chairman of IMCO Holdings Ltd (since 2012). He is also Deputy Chairman of the English National Opera Company (since 2009). Mr. Barker received his Bachelor of Science degree in Economics & Accounting in 1975 from the University of Bristol and is a Chartered Accountant.

The Board of Directors has concluded that Mr. Barker should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Barker's experience in international business and financial and strategic expertise enhance the Board of Directors' understanding of key issues in its global business operations.

VANESSA C.L. CHANG, age 61, Canadian and U.S. citizen, has served as a director of the Company since May 2012. Ms. Chang has been a Director and shareholder of EL & EL Investments, a privately held real estate investment business, since 1998. Ms. Chang previously served as the President and Chief Executive Officer of Resolveitnow.com from 2000 until 2002 and was the Senior Vice President of Secured Capital Corp. in 1998. From 1986 until 1997, Ms. Chang was the West Coast partner in charge of Corporate Finance for KPMG Peat Marwick LLP. Ms. Chang is a director for individual investment funds within the American Funds family (since 2000), of Edison International (NYSE: EIX) and its wholly owned subsidiary, Southern California Edison Company (since 2007). She is also a director of Forest Lawn Memorial Parks Association, a non-profit organization (since 2013). Ms. Chang previously served as a director of Blue Shield of California from 2005 to 2013 and Inveresk Research Group Inc. from 2002 until 2004. Ms. Chang received her Bachelor of Arts degree in 1973 from the University of British Columbia and is an inactive Certified Public Accountant. She is a member of the American Institute of Certified Public Accountants and the California State Board of Accountancy, and a member of Women Corporate Directors.

The Board of Directors has concluded that Ms. Chang should remain on the Board of Directors and has recommended that she serve an additional term. The Board of Directors believes that Ms. Chang's experience and background in diverse industries, along with her financial and accounting background, will enhance the Board of Directors' ability to assess and guide the Company’s financial strategy.

FREDERICO F. CURADO, age 52, Brazilian citizen, has served as a director of the Company since 2013. Mr. Curado has served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) since 2007. Mr. Curado joined Embraer in 1984 and has served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1995 to 1998. Mr. Curado is the President of the Brazilian Chapter of the Brazil-United States Business Council (since 2011) and a member of Brazil’s National

Council for Industrial Development (since 2011). He is also a member of the Executive Board of the ICC - International Chamber of Commerce (since 2013). Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnológico de Aeronáutica in Brazil and an executive Masters in Business Administration from the University of São Paulo, Brazil.

The Board of Directors has concluded that Mr. Curado should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes Mr. Curado's significant senior management experience operating an international corporation, including experience with Brazilian business and governmental sectors, will benefit the Board of Directors' ability to guide the Company with respect to its global operations.

CHAD DEATON, age 61, U.S. citizen, has served as a director of the Company since 2012. Mr. Deaton served as Executive Chairman of Baker Hughes Incorporated (NYSE: BHI) from 2012 to 2013, prior to which he served as Chairman and Chief Executive Officer since 2004. Mr. Deaton began his career with Schlumberger in 1976 and served in a variety of international capacities, including as Executive Vice President, Oilfield Services from 1998 to 1999 and as a Senior Advisor from 1999 until 2001. From 2002 until 2004, Mr. Deaton was the President, Chief Executive Officer and Director of Hanover Compressor Company. Mr. Deaton is a director of Ariel Corporation (since 2005), Air Products and Chemicals, Inc. (NYSE: APD) (since 2010), CARBO Ceramics Inc. (NYSE: CRR) (since 2013), and Marathon Oil Corporation (NYSE: MRO) (since 2014). He previously served as a Director of CARBO Ceramics Inc. from 2004 to 2009. Mr. Deaton is a member of the Society of Petroleum Engineers (since 1980) and has served on its Industrial Advisory Council since 2010. He is also a director of the University of Wyoming Foundation and of the Houston Achievement Place, a non-profit organization. He served as co-chair of the Wyoming Governor’s Task Force for the build out of the University of Wyoming’s new Engineering and Applied Sciences Center and was a member of the National Petroleum Counsel (from 2007 to 2013). Mr. Deaton received his Bachelor of Science degree in Geology in 1976 from the University of Wyoming.

The Board of Directors has concluded that Mr. Deaton should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Deaton has significant experience in the oilfield services industry. This experience and the perspective it brings benefit the Board of Directors' understanding of the Company’s industry and its customers.

MARTIN B. MCNAMARA, age 66, U.S. citizen, has served as a director of the Company since 1994. Mr. McNamara is a retired Partner of the law firm of Gibson, Dunn & Crutcher LLP and has served as a member of the firm’s executive, finance, planning and compensation committees, as well as a Partner-in-Charge of the firm’s Texas practice. During the past ten years and prior to his retirement in 2010, Mr. McNamara was in the private practice of law. Mr. McNamara has also served as Ex Officio Trustee and Ex Officio Member of the Executive Committee of St. Mark’s School of Texas since 2002. Mr. McNamara received his Bachelor of Arts degree in 1969 from Providence College and his law degree in 1972 from Yale Law School. Mr. McNamara has served as the chair of the Corporate Counsel Section of the State Bar of Texas and is a lifetime fellow of the Texas Bar Foundation.

The Board of Directors has concluded that Mr. McNamara should remain on the Board of Directors and has recommended that he serve an additional term. Mr. McNamara is an attorney by education with extensive management experience with energy companies and experience as a lawyer representing energy clients. Mr. McNamara was on the board of Transocean from 1994 until the merger with GlobalSantaFe Corporation in November 2007. His institutional knowledge of the Company combined with his professional experience aids the Board of Directors in reviewing strategic decisions for the Company.

SAMUEL MERKSAMER, age 33, U.S. citizen, has served as a director of the Company since 2013. Mr. Merksamer is a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., where he has been employed since 2008. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management. Mr. Merksamer is a director of CVR Energy, Inc. (NYSE: CVI) (since 2012), Navistar International Corp (NYSE: NAV) (since 2012), Ferrous Resources Limited (since 2012), CVR Refining GP, LLC, the general partner of CVR Refining, LP (since 2013), Hologic Inc. (NASDAQ: HOLX) (since 2013), and Talisman Energy Inc. (TSX: TLM) (NYSE: TLM) (since 2013). He previously served as a director of American Railcar Industries, Inc. from 2011 to 2013, Dynegy Inc. from 2011 to 2012, Viskase Companies, Inc. from 2010 to 2013, Federal Mogul Corporation from 2010 to 2014, and PSC Metals Inc. from 2009 to 2012. CVR Refining, CVR Energy, American Railcar Industries, Federal Mogul, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Dynegy, Hologic and Talisman Energy through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

The Board of Directors has concluded that Mr. Merksamer should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes that Mr. Merksamer’s expertise in finance, including master limited partnerships, aids the Board of Directors in reviewing financial strategies for the Company.

EDWARD R. MULLER, age 62, U.S. citizen, has served as a director of the Company since 2007. He served as a director of GlobalSantaFe Corporation from 2001 to 2007 and of Global Marine, Inc. from 1997 to 2001. Mr. Muller is a director of AeroVironment, Inc. (NASDAQ: AVAV) (since 2013). Mr. Muller has served as Vice Chairman of NRG Energy, Inc. (NYSE: NRG) since the merger of NRG Energy, Inc. with GenOn Energy, Inc. in 2012. Prior to the merger, he served as GenOn Energy, Inc.’s Chairman and Chief Executive Officer (since 2010) and President (since 2011). He previously served as Chairman, President and Chief Executive Officer of Mirant Corporation from 2005 to 2010 when Mirant Corporation merged with RRI Energy, Inc. to form GenOn Energy, Inc. Mr. Muller was a private investor from 2000 until 2005. He served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. Within the past ten years, Mr. Muller was also a director of The Keith Companies, Inc., RigNet, Inc. and Ormat Technologies, Inc. Mr. Muller received his Bachelor of Arts degree in 1973 from Dartmouth College and his law degree in 1976 from Yale Law School. Since 2004, Mr. Muller has been a trustee of the Riverview School and, from 2008 to 2012, its chairman.

The Board of Directors has concluded that Mr. Muller should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Muller is an attorney by education with extensive executive experience in a capital-intensive energy business. Mr. Muller served as a chief executive officer and thus adds this helpful executive perspective to the Board of Directors deliberations in advising the Company's Chief Executive Officer. His background and education assist the Board of Directors in assessing key strategies for the Company.

STEVEN L. NEWMAN, age 49, U.S. citizen, is President and Chief Executive Officer, and a member of the Board of Directors of the Company since 2010. Before being named as Chief Executive Officer in 2010, Mr. Newman served as President and Chief Operating Officer from 2008 to 2009 and subsequently as President. Mr. Newman’s prior senior management roles included Executive Vice President, Performance (2007 to 2008), Executive Vice President and Chief Operating Officer (2006 to 2007), Senior Vice President of Human Resources and Information Process Solutions (2006 to 2006), Senior Vice President of Human Resources, Information Process Solutions and Treasury (2005 to 2006), and Vice President of Performance and Technology (2003 to 2005). He also has served as Regional Manager for the Asia and Australia Region and in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing Manager and Region Operations Manager. Mr. Newman joined the Company in 1994 in the Corporate Planning Department. Mr. Newman received his Bachelor of Science degree in Petroleum Engineering in 1989 from the Colorado School of Mines and his MBA in 1992 from the Harvard University Graduate School of Business. Mr. Newman is also a member of the Society of Petroleum Engineers and the National Association of Corporate Directors.

The Board of Directors has concluded that Mr. Newman should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes that it is important for the Company's Chief Executive Officer to serve on the Board of Directors. The Chief Executive Officer provides a link between the Board of Directors and senior management, and the Board of Directors believes that this perspective is important in making decisions for the Company. In addition, Mr. Newman brings an industry and competitive context perspective to the Board of Directors, which assists the Board of Directors in making strategic decisions.

TAN EK KIA, age 65, Malaysian citizen, has served as a director of the Company since 2011. Mr. Tan is the retired Vice President, Ventures and Developments, Asia Pacific and Middle East Region of Shell Chemicals, a position in which he served from 2003 to 2006. Mr. Tan joined the Shell group of companies in 1973 as an engineer and served in a variety of positions in Asia, the U.S. and Europe during his career, including as Chairman, Shell Companies, Northeast Asia from 2000 to 2003, Managing Director of Shell Nanhai from 1997 to 2000 and Managing Director of Shell Malaysia Exploration and Production from 1994 to 1997. Mr. Tan is a director of Dialog Systems Asia Pte Ltd (since 2008), Keppel Offshore & Marine Ltd (since 2009), SMRT Corporation Ltd (SGX: MRT) (since 2009), Keppel Corporation Ltd (SGX: KPELY) (since 2010), PT Chandra Asri Petrochemical Tbk (IDX: TPIA) (since 2011), KrisEnergy Ltd (SGX: SK3) (since 2013), and Singapore LNG Corporation Pte Ltd (since 2013). He is also the Chairman of City Gas Pte Ltd (since 2009), and Star Energy Group Holdings Pte Ltd and certain of its subsidiaries (since 2012). Mr. Tan served as the Interim Chief Executive Officer of SMRT Corporation Ltd from January to October 2012. Mr. Tan also served as a director of City Spring Infrastructure Trust Pte Ltd from 2010 to 2014, and of PowerSeraya Ltd and Orchard Energy Pte Ltd from 2007 to 2009. Mr. Tan received his Bachelor of Science degree in Mechanical Engineering in 1973 from the University of Nottingham, and is a Chartered Engineer with the UK Engineering Council and a Fellow of the Institution of Engineers Malaysia.

The Board of Directors has concluded that Mr. Tan should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Tan has significant senior management, large project and engineering experience in the international energy sector, particularly in Asia. This international energy experience and the perspective it brings benefit the Board of Directors' ability to assess opportunities in the international energy sector.

Election of

VINCENT J. INTRIERI age 57, U.S. citizen, has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri has been a director of: Forest Laboratories, Inc. since June 2013; CVR Refining GP, LLC, the general partner of CVR Refining, LP, since January 2013; Navistar International Corporation since October 2012; Chesapeake Energy Corporation since June 2012; and CVR Energy, Inc. since May 2012. Mr. Intrieri was previously: a director of Federal Mogul Corporation, from December 2007 to June 2013; a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. from July 2006 to September 2012, and was Senior Vice President of Icahn Enterprises G.P. Inc. from October 2011 to September 2012; a director of Dynegy Inc. from March 2011 to September 2012; chairman of the board and a director of PSC Metals Inc. from December 2007 to April 2012; a director of Motorola Solutions, Inc. from January 2011 to March 2012; a director of XO Holdings from February 2006 to August 2011; a director of National Energy Group, Inc. from December 2006 to June 2011; a director of American Railcar Industries, Inc. from August 2005 until March 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March 2005 to December 2005; a director of WestPoint Home LLC, from November 2005 to March 2011; chairman of the board and a director of Viskase Companies, Inc. from 2003 to March 2011; a director of WCI Communities, Inc. from August 2008 to September 2009; a director of Lear Corporation from November 2006 to November 2008; and President and Chief Executive Officer of Philip Services Corporation from April 2005 to September 2008. Mr. Intrieri graduated in 1984, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting. Mr. Intrieri was a certified public accountant.

The Board of Directors believes Mr. Intrieri's significant financial, executive management and board of directors experience as well as familiarity with master limited partnerships and other corporate structuring transactions will benefit the Board of Directors' decision-making process. Accordingly, the Board of Directors has concluded that Mr. Intrieri should be elected to the Board of Directors.

Nomination and Standstill Agreement and Appointment of Samuel Merksamer and Vincent J. Intrieri to the Board of Directors

On November 10, 2013, we entered into a Nomination and Standstill Agreement (the “Agreement”) with High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., Samuel Merksamer and Vincent J. Intrieri (collectively, the “Icahn Group”), pursuant to which, subject to certain conditions, the Icahn Group agreed to certain standstill and voting provisions and the Company agreed to:

•
nominate Mr. Merksamer and Mr. Intrieri (and, subject to certain conditions, a third Icahn Group nominee) (the “Icahn Designees”) to the Company’s Board of Directors (the “Board”) at the 2014 Annual General Meeting;

•	place the Icahn Designees, if they are elected, on certain committees of the Board;

•	propose a cash dividend of US$ 3.00 per share at the 2014 Annual General Meeting; and

•	propose to reduce the number of directors on its Board of Directors from 14 to 11 at the 2014 Annual General Meeting.

Under the terms of the Agreement, the Icahn Group has agreed not to, among other things, solicit proxies regarding any matter to come before the 2014 Annual General Meeting, including for the election of directors. In addition, among other standstill provisions, the Icahn Group has agreed that during the Covered Period the Icahn Group will not propose any tender or exchange offer (other than for all the shares of the Company) and will not propose certain extraordinary transactions without prior notice to the Company. The Icahn Group has also agreed to vote its shares in favor of certain of the Board of Director’s proposals in Agenda Items 1, 2, 3, 4, 5, 6, 11, 12, 13, 14, 15 and certain portions of Agenda Item 7 at the 2014 Annual General Meeting, as well as in favor of the Company’s nominees for election to the Board of Directors.
The Agreement defines the “Covered Period” as the period beginning on the date the Agreement was executed and ending upon the earliest to occur of:

•	the other party to the agreement materially breaching an obligation thereunder;

•	no Icahn Designee is elected to the Board of Directors at the 2014 Annual General Meeting;

•	at any time on or after January 15, 2015, all the Icahn Designees have resigned and the Icahn Group has not designated replacements, as provided in the Agreement;

•	90 days after the Icahn Group ceases to own 3% of the outstanding shares of Company stock as of the date of the Agreement;

•
the date on which (A) the Company has announced an extraordinary general meeting of the shareholders for any purpose (except as contemplated in the Agreement or if the Icahn Designees voted in favor of such extraordinary general meeting), (B) the Icahn Designees tender their resignation from the Board of Directors and (C) the Icahn Group provides written notice that it does not intend to exercise its right to designate replacement directors; or

•	by mutual agreement of the parties.

Further, the Company has agreed to include the Icahn Designees in its slate of nominees for election to the Board of Directors at the 2014 Annual General Meeting and use the same solicitation efforts on behalf of the Icahn Designees as it does for the rest of the Company’s slate, including recommending that the Company’s shareholders vote in favor of the Icahn Designees. The obligation to include one or both of the Icahn Designees on the Company’s slate is predicated on the Icahn Group maintaining certain minimum share ownership levels in the Company. Further, if after the election of the Icahn Designees the Icahn Group ceases to own certain specified minimum amounts of Company stock, some or all of the Icahn Designees must resign from the Board of Directors. Prior to the 2014 Annual General Meeting, Mr. Intrieri has the right to attend meetings of the Board of Directors as a non-voting observer, provided that the Agreement has not been terminated prior to his attendance at any such meeting.
The foregoing is not a complete description of the terms of the Agreement. For a further description of the Agreement, including a copy of the Agreement, please see our Current Report on Form 8-K that we filed with the SEC on November 12, 2013.
Recommendation
The Board of Directors recommends you vote “FOR” the (re) election of these candidates as directors.

AGENDA ITEM 11.
Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting.
Nomination of the Board of Directors
Pursuant to the Minder Ordinance, the authority to elect the Chairman of our Board of Directors is vested with shareholders effective as of January 1, 2014. The term of office of the Chairman of our Board of Directors is the same as the directors’ term and extends until completion of the next Annual General Meeting. The Chairman elected at the 2014 Annual General Meeting will have the same powers and duties as currently provided for in our Articles of Association and organizational regulations.
Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated Ian C. Strachan for election by shareholders as the Chairman of the Board of Directors. Mr. Strachan has served as the Chairman of the Board of Directors since May 2013. Biographical information regarding Mr. Strachan may be found above under "Agenda Item 10—Reelection of Ten Directors and Election of One New Director, Each for a Term Extending Until Completion of the Next Annual General Meeting."
Recommendation
The Board of Directors recommends a vote “FOR” the nominee for the Chairman of the Board of Directors.

AGENDA ITEM 12.
Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting.
Nominations of the Board of Directors
Pursuant to the Minder Ordinance, the authority to elect the members of the Compensation Committee of the Board of Directors is vested with shareholders effective as of January 1, 2014. The term of office of the members of the Compensation Committee is equal to the directors’ term and extends until completion of the next Annual General Meeting.
Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated for election at the 2014 Annual General Meeting Frederico F. Curado, Martin B. McNamara, Vincent J. Intrieri and Tan Ek Kia. Biographical information regarding the nominees may be found above under Agenda Item 10.
Recommendation
The Board of Directors recommends a vote “FOR” the election of the nominees of the Compensation Committee of the Board of Directors.

AGENDA ITEM 13.
Election of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting.
Nomination of the Board of Directors
Pursuant to the Minder Ordinance, the authority to elect the independent proxy is vested with shareholders effective as of January 1, 2014. The independent proxy elected at the 2014 Annual General Meeting will serve as independent proxy at the 2015 Annual General Meeting and at any extraordinary general meeting of shareholders prior to the 2015 Annual General Meeting.
The Board of Directors has nominated for election as independent proxy Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland, which is also serving as independent proxy at the 2014 Annual General Meeting.
Recommendation
The Board of Directors recommends a vote “FOR” this Agenda Item.

AGENDA ITEM 14.
Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2014 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term.
Proposal of the Board of Directors
The Board of Directors proposes that Ernst & Young LLP be appointed as Transocean Ltd.'s independent registered public accounting firm for the fiscal year 2014 and that Ernst & Young Ltd, Zurich, be reelected as Transocean Ltd.'s auditor pursuant to the Swiss Code of Obligations for a further one-year term, commencing on the day of election at the 2014 Annual General Meeting and terminating on the day of the 2015 Annual General Meeting.
Representatives of Ernst & Young LLP and Ernst & Young Ltd will be present at the Annual General Meeting, will have the opportunity to make a statement and will be available to respond to questions you may ask. Information regarding the fees paid by the Company to Ernst & Young appears below.
Recommendation
The Board of Directors recommends a vote ‘‘FOR’’ this Agenda Item.
FEES PAID TO ERNST & YOUNG
Audit Fees for Ernst & Young LLP and its affiliates for each of the fiscal years 2013 and 2012 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2013 and 2012 are as follows, as described below:

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	Total of All Other Fees(4)
Fiscal year 2013	$7,415,170	$181,661	$—	$2,755
Fiscal year 2012	$7,969,844	$378,432	$115,339	$3,004
_______________________________________________________________________________

(1)
The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations.

(2)	The audit-related fees include services in connection with accounting consultations, employee benefit plan audits and attest services related to financial reporting.

(3)	Tax fees for 2012 were for tax preparation, tax compliance and tax advice, including tax services related to our expatriate program.

(4)	All other fees were for other publications and subscription services.

Audit Committee Pre-Approval of Audit and Non-Audit Services
The Audit Committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the provision of services rendered in 2013 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.
The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the Audit Committee of all audit and non-audit work; provided, that the Chairman of the Audit Committee may grant pre-approvals of audit or non-audit work so long as such pre-approvals are presented to the full Audit Committee at its next scheduled meeting. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit-related and tax services for 2014. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls.

AGENDA ITEM 15.
Advisory Vote to Approve Named Executive Officer Compensation.
Proposal of the Board of Directors
As required by Section 14A of the Securities Exchange Act, the shareholders are provided the opportunity to vote on an advisory basis to approve the compensation of the Company’s Named Executive Officers. The Board of Directors proposes that the same be approved.
At the Company’s 2011 Annual General Meeting, the Company’s shareholders voted on a proposal regarding the frequency of holding advisory votes to approve Named Executive Officer compensation. The shareholders approved an annual advisory vote to approve compensation for the Company’s Named Executive Officers. In light of this result, the Board of Directors determined that the Company will hold an advisory vote to approve Named Executive Officer compensation every year until the next shareholder vote on such frequency, which will occur no later than the Company’s 2017 Annual General Meeting.
The proposed shareholder resolution is as follows:
RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative disclosure in the proxy statement for the Company’s 2014 Annual General Meeting is hereby APPROVED.
Explanation
The Company is presenting this proposal to give you as a shareholder the opportunity to endorse or not endorse the Company’s compensation program for Named Executive Officers by voting for or against the above resolution.
Our compensation program for our Named Executive Officers is designed to reward performance that creates long-term value for the Company’s shareholders through the following features, which are discussed in more detail in our Compensation Discussion and Analysis:

•	annual cash bonuses based on performance as measured against pre-determined performance goals;

•	a compensation mix weighted toward long-term incentives to allow our Named Executive Officers to participate in the long-term growth and profitability of the Company;

•	long-term incentives include fully contingent deferred units that vest based on total shareholder return compared to the companies in our performance peer group;

•	median pay positioning for target performance, above median pay for above target performance, and below median pay for below target performance;

•
a stock ownership policy that requires our executive officers to build and maintain a minimum equity stake in the Company to help align our executive officers’ interests with the long-term interests of our shareholders;

•
hedging and pledging policies that prohibit any of our executive officers from hedging or pledging our shares or holding derivative instruments tied to our shares, other than derivative instruments issued by us; and

•
an Incentive Compensation Recoupment Policy that allows the Company to recover or adjust incentive compensation to the extent the Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received due to a restatement of our financial statements or if the Compensation Committee determines that an executive has engaged in, or has knowledge of and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirements.

While our Board of Directors intends to consider carefully the results of the shareholder vote on the proposal, the final vote is advisory in nature and will not be binding on the Company. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and address them in making future decisions about our executive compensation programs.
Recommendation

The Board of Directors recommends that you vote “FOR” approval of the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure in the proxy statement for the Company’s 2014 Annual General Meeting.

AGENDA ITEM 16.
Reapproval of the Material Terms of the Performance Goals Under the Long-Term Incentive Plan of Transocean Ltd.
Proposal of the Board of Directors
The Long-Term Incentive Plan was amended and restated in 2009 and was adopted by the Board of Directors on February 12, 2009 and approved by shareholders on May 15, 2009. The plan has been amended from time to time. Throughout this proposal and description of the Long-Term Incentive Plan, we may refer generally to the Long-Term Incentive Plan as the “plan”.
Under Section 162(m) of the Internal Revenue Code, publicly held companies may not deduct for federal income tax purposes any compensation in excess of $1 million that is paid to "covered employees." The Internal Revenue Service has defined "covered employees" in IRS Notice 2007-49 to include a public company's chief executive officer and three most highly compensated officers, and excludes a company's chief financial officer. Accordingly, we may not deduct compensation of our covered employees unless the compensation qualifies as performance-based compensation. We have made awards to our employees and officers that qualify as performance-based compensation deductible under section 162(m) of the Internal Revenue Code. As required under section 162(m) of the Internal Revenue Code and related regulations, you are being asked to reapprove the material terms of the performance goals under the Long-Term Incentive Plan so that awards made to our employees and officers will continue to qualify as performance-based compensation deductible under section 162(m) of the Internal Revenue Code. We are not proposing any amendment to the terms of the Long-Term Incentive Plan.

For purposes of section 162(m) of the Internal Revenue Code, the material terms of the performance goals include (i) the employees eligible to receive compensation under the Long-Term Incentive Plan, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to a participant under the performance goal. These aspects of the Long-Term Incentive Plan are discussed below.

Explanation of Principal Provisions of the Long-Term Incentive Plan

The following summary of the Long-Term Incentive Plan is qualified by reference to the full text of the proposed Long-Term Incentive Plan, which is filed as an exhibit to the Company's annual report on Form 10-K for the year ended December 31, 2013.

Our officers are eligible to participate in the plan, as are employees of our company and our subsidiaries, and employees of partnerships or joint ventures in which we and our subsidiaries have a significant ownership interest, as determined by the Compensation Committee of our Board of Directors. Our outside directors are also eligible to participate in the plan. As of January 31, 2014, approximately 1,079 officers, employees and outside directors were eligible to participate in the plan, of which 1,058 (including all of our outside directors) have received awards under the plan.

With respect to awards to employees, the plan is administered by the Compensation Committee of our Board of Directors. We believe that all of the members of this committee are currently "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee will administer the plan and will have the authority to interpret and amend the plan, adopt administrative regulations for the operation of the plan and determine and amend the terms of awards to employees under the plan. The Compensation Committee may delegate functions with respect to awards under the plan, but no such delegation may extend to awards granted to executive officers. The Compensation Committee has authorized Mr. Newman, our Chief Executive Officer, to award under the plan restricted shares, restricted units or deferred units to employees of the Company, excluding senior vice presidents and above and Section 16 insiders of the Company, not to exceed 100,000 restricted shares, restricted units or deferred units in the aggregate per calendar year.

Our Board of Directors administers the plan with respect to awards to eligible outside directors. Our Board of Directors exercises similar authority and discretion with respect to awards to eligible outside directors as the Compensation Committee exercises with respect to awards to employees.

Under the plan, options to purchase shares, share appreciation rights in tandem with options, freestanding share appreciation rights, restricted shares, deferred units, cash awards and performance awards may be granted to employees at the discretion of the Compensation Committee. With the exception of cash awards, these same awards may be granted to outside directors at the discretion of our Board of Directors.

The number of Available Shares under the plan is 35,900,000. The shares issued under the plan may be shares issued from authorized capital or conditional capital or shares held in treasury (including shares held by any one of our subsidiaries). Pursuant to the fungible share counting ratios, each share issued in settlement of an award of options or share appreciation rights at any time shall reduce the Available Shares by one full share, and each share issued in settlement of an award of restricted shares or deferred units (including those designated as performance awards) granted under the Amended and Restated Plan on or after the date of shareholder approval of the Amended and Restated Plan will reduce the Available Shares by 1.68 shares. Each share issued in settlement of an award of restricted shares or deferred units granted under the Existing Plan prior to such date will continue to reduce the Available Shares by one full share. To date, approximately 28.0 million shares have been issued which leaves 7.9 million shares available for issuance.

Lapsed, forfeited or canceled awards, including options canceled upon the exercise of tandem share appreciation rights, will not count against the Available Shares and can be regranted under the plan. Shares that are delivered under the plan as an award or in settlement of an award issued or made (1) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (2) as a post-transaction grant under such plan or arrangement of an acquired entity will not count against the Available Shares (to the extent that the exemption for transactions in connection with mergers or acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies). The Available Shares are reduced by (a) the total number of options or share appreciation rights exercised, regardless of whether any of the shares are not actually issued as the result of a net settlement, (b) any shares used to pay any exercise price or tax withholding obligation with respect to any award and (c) any shares repurchased on the open market with the proceeds of an option exercise price.

No participant may be granted options, share appreciation rights, restricted shares or deferred units, or any combination of the foregoing, with respect to more than 600,000 shares in any fiscal year. No employee may receive a payment for cash awards made under the plan during any calendar year in an amount that exceeds $5 million.

The Compensation Committee (or the Board of Directors, with respect to outside directors) determines, in connection with each option awarded to a participant, the exercise price, whether that price is payable in cash, shares or by cashless exercise, the terms and conditions of exercise, restrictions on transfer of the option, and other provisions not inconsistent with the plan. With respect to options awarded to employees, the Compensation Committee also determines whether the option will qualify as an incentive stock option under the Code, or a non-qualified option. The Compensation Committee (or the Board of Directors, with respect to outside directors) is also authorized to grant share appreciation rights to plan participants, either as freestanding awards or in tandem with an option. Every share appreciation right entitles the participant, upon exercise of the share appreciation right, to receive in cash or shares a value equal to the excess of the fair market value of a specified number of shares at the time of exercise, over the exercise price as set forth in the award agreement. The plan requires that the exercise price of options and share appreciation rights be at least equal to the fair market value of our shares on the date of grant. The term of options and share appreciation rights under the plan may not exceed 10 years, except that the Compensation Committee (or the Board of Directors, with respect to outside directors) may extend the term for up to one year following the death of the participant.

The Compensation Committee (or the Board of Directors, with respect to outside directors) is authorized to grant participants awards of restricted shares or deferred units. The Compensation Committee (or the Board of Directors, with respect to outside directors) will determine the nature, extent and duration of any restrictions on restricted shares, the schedule and conditions for vesting of such shares and whether any dividends paid will be subject to forfeiture until vesting of the restricted shares. The vesting of restricted shares may be conditioned on the completion of a specified period of employment or service, the attainment of specified performance goals, or such other criteria as determined by the Compensation Committee (or the Board of Directors, with respect to outside directors) in its discretion. A deferred unit is a unit that is equal to one share, which is used to measure the benefits payable to a participant under a deferred unit award. The Compensation Committee (or the Board of Directors, with respect to outside directors) will determine the number of units awarded, the price (if any) to be paid by the participant, the date or dates upon which the units will vest and whether the participant will have the right to receive an amount equal to dividends paid on shares with respect to such deferred units. As with restricted shares, the vesting of deferred units may be conditioned on the completion of a specified period of employment or service, the attainment of specified performance goals, or such other criteria as determined by the Compensation Committee (or the Board of Directors, with respect to outside directors) in its discretion. Notwithstanding the foregoing, any restricted share or deferred unit award that is designated as a performance award may not vest earlier than the first anniversary of the initial date of the award, except that the Compensation Committee (or the Board of Directors, with respect to outside directors) may provide for earlier vesting upon a change of control or a termination of employment or service due to death, disability or retirement. In addition, any restricted share or deferred unit award that is not designated as a performance award may not vest earlier than one-third on each of the first three anniversaries of the date of grant of such award, except that the Compensation Committee (or the Board of Directors, with respect to outside directors) may provide for earlier vesting upon a change of control or a termination of employment or service due to death, disability or retirement and such restriction does not apply to an award that is granted in lieu of salary or bonus. The Compensation Committee (or the Board of Directors, with respect to outside directors) determines the other terms, conditions, restrictions and contingencies applicable to awards of restricted shares or deferred units.

The Compensation Committee may also provide for cash awards to employees based on the achievement of one or more objective performance goals pre-established by the Compensation Committee. Outside directors are not entitled to receive cash awards.

Any award granted under the plan may be designated as "qualified performance-based compensation" under Section 162(m) of the Code. If so designated, such performance award will be contingent upon our performance during the performance period, as measured by targets established by the Compensation Committee, based on any one or more of:

•	increased revenue;

•	net income measures (including, but not limited to, income after capital costs and income before or after taxes);

•	share price measures (including, but not limited to, growth measures and total shareholder return);

•	price per share;

•	market share;

•	earnings per share (actual or targeted growth);

•	earnings before interest, taxes, depreciation and amortization ("EBITDA");

•	economic value added (or an equivalent metric);

•	market value added;

•	debt to equity ratio;

•
cash flow measures (including, but not limited to, cash flow return on capital or tangible capital, net cash flow, net cash flow before financing activities, cash flow value added and cash flow return on market capitalization);

•
return measures (including, but not limited to, return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity);

•	operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

•	expense measures (including, but not limited to, overhead costs, general and administrative expense, cost control and project management);

•	margins;

•	shareholder value;

•	total shareholder return;

•	proceeds from dispositions;

•	total market value; and

•	corporate values measures (including ethics compliance, environmental, human resources development and safety).

Such performance measures may apply to the employee, to one or more business units or divisions of our Company or the applicable sector, or to our Company as a whole. Goals may also be based on performance relative to a peer group of companies. If the Compensation Committee intends for the performance award to be granted and administered in a manner that preserves the deductibility of the compensation resulting from such award in accordance with Section 162(m) of the Code, the performance goals must be established (1) no later than 90 days after the commencement of the period of service to which the performance goals relate and (2) prior to the completion of 25% of such period of service. The Compensation Committee may modify or waive the performance goals or conditions to the granting or vesting of a performance award unless the performance award is intended to qualify as performance-based compensation under Section 162(m) of the Code.

The Long-Term Incentive Plan does not specify the effect of a change of control on awards; instead, upon the occurrence of a change of control, awards will be treated as provided in the applicable award agreement as determined by the Compensation Committee.

U.S. Federal Income Tax Consequences

The following is a summary of the general rules of present U.S. federal income tax law relating to the tax treatment of incentive stock options, non-qualified stock options, share appreciation rights, restricted share awards, deferred unit awards and cash awards issued under the plan. The discussion is general in nature and does not take into account a number of considerations that may apply based on the circumstances of a particular participant under the plan, including the possibility that a participant may not be subject to U.S. federal income taxation. When any of the terms "we", "our", "us" or "our Company" are used in this section, the term is understood to mean the principal U.S. operating subsidiary of Transocean.

Non-Qualified Stock Options; Share Appreciation Rights; Incentive Stock Options.    Participants will not realize taxable income upon the grant of a non-qualified stock option or a share appreciation right. Upon the exercise of a non-qualified stock option or a share appreciation right, the participant will recognize ordinary income (subject to withholding) in an amount equal to the excess of (1) the fair market value on the date of exercise of the shares received over (2) the exercise price (if any) he or she paid for the shares. The participant will generally have a tax basis in any shares received pursuant to the exercise of a share appreciation right, or pursuant to the cash exercise of a non-qualified stock option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under "Certain Tax Code Limitations on Deductibility" below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules. The disposition of the shares acquired upon exercise of a non-qualified stock option will ordinarily result in capital gain or loss.

Employees will not have taxable income upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, the employee will not have taxable income, although the excess of the fair market value of the shares received upon exercise of the incentive stock option ("ISO Shares") over the exercise price is an item of tax preference that may require payment of an alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the employee's regular tax liability in a later year to the extent the employee's regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that have been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), the employee will generally recognize capital gain (or loss) equal to the difference between the amount received in the disposition and the exercise price paid by the employee for the ISO Shares. However, if an employee disposes of ISO Shares that have not been held for the requisite holding period (a "disqualifying disposition"), the employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the ISO Shares at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm's-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the employee for such ISO Shares. The employee would also recognize capital gain (or, depending on the holding period, additional ordinary income) to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized in the disqualifying disposition (in the case of an arm's-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

We will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless the employee makes a disqualifying disposition of the ISO Shares. If an employee makes such a disqualifying disposition, we will then, subject to the discussion below under "Certain Tax Code Limitations on Deductibility," be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the employee under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares (other than ISO Shares that have not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a non-qualified stock option or an incentive stock option, the participant will recognize income with respect to the shares received in the manner described above, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the non-qualified stock option or incentive stock option exercise price. Moreover, that number of shares received upon exercise that equals the number of previously held shares surrendered in satisfaction of the non-qualified stock option or incentive stock option exercise price will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares surrendered in satisfaction of the non-qualified stock option or incentive stock option exercise price. Any additional shares received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus, in the case of a non-qualified stock option, the amount of ordinary income recognized by the participant with respect to the shares received.

Cash Awards; Deferred Units; Restricted Shares.    A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time such cash is otherwise made available for the participant to draw upon it. A participant will not have taxable income upon the grant of a deferred unit award but rather will generally recognize ordinary compensation income at the time the participant receives shares in satisfaction of such deferred unit award in an amount equal to the fair market value of the shares received.

Generally, a participant will not recognize taxable income upon the grant of restricted shares and we will not be entitled to any federal income deduction upon the grant of such award. The value of the restricted shares will generally be taxable to the participant as compensation income in the year or years in which the restrictions on the shares lapse. Such value will equal the fair market value of the shares on the date or dates the restrictions terminate. A participant, however, may elect pursuant to Section 83(b) of the Code to treat the fair market value of the shares subject to the restricted share award on the date of such grant as compensation income in the year of the grant of the restricted share award. The participant must make such an election pursuant to Section 83(b) of the Code within 30 days after the date of grant. If such an election is made and the participant later forfeits the restricted shares to us, the participant will not be allowed to deduct, at a later date, the amount such participant had earlier included as compensation income.

A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time the participant recognizes income under the rules described above with respect to the cash or the shares received pursuant to awards. Dividends that are received by a participant prior to the time that the restricted shares are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a participant in the shares received will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant's holding period in such shares will commence on the date income is so recognized.

Subject to the discussion under "Certain Tax Code Limitations on Deductibility" below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Certain Tax Code Limitations on Deductibility. In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our ability to obtain a deduction for future payments under the plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible. Our ability to obtain a deduction for amounts paid under the plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of performance-based compensation. The reapproval of the performance goals under the Long-Term Incentive Plan by our shareholders will satisfy certain of the requirements for the performance-based exception, and we intend to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including certain options and share appreciation rights) under the plan so as to be eligible for the performance-based exception. However, it may not be possible in all cases to satisfy all of the requirements for the exception, and we may, in our sole discretion, determine that in one or more cases it is in our best interests not to satisfy the requirements for the performance-based exception.

Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (1) timing of payouts, (2) advance election of deferrals or (3) restrictions on acceleration of payouts, will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Certain types of awards, including options and restricted share grants, may be exempt from Section 409A. Failure to comply with Section 409A may result in the early taxation (plus interest) to the holder of deferred compensation and the imposition of a 20% penalty on the holder on such deferred amounts included in the holder's income. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a change of control, an unforeseen emergency (other than death, each as defined under Section 409A) or at a specified time. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for the reasons specified above may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. The Long-Term Incentive Plan as well as any adjustment of share limits and awards under the Long-Term Incentive Plan are intended to satisfy the requirements of Section 409A. Based on current guidance, awards of the type we have historically granted would satisfy the requirements of Section 409A, and we intend to structure future awards in a manner that is designed to comply with Section 409A.

Recommendation
The Board of Directors recommends you vote “FOR” this Agenda Item.

Corporate Governance
We are committed to upholding high standards of corporate governance and business conduct and believe that we have maintained good corporate governance practices for many years.
In February 2011, our Board of Directors adopted a Code of Integrity to update and replace our previous Code of Business Conduct and Ethics. We regularly review and update our Code of Integrity and conduct on-line mandatory training for employees, officers and directors on our Code of Integrity and other relevant compliance topics. We also require all managerial and supervisory employees to certify compliance with our Code of Integrity each year.
The Corporate Governance Committee of the Board of Directors continues to evaluate the Company's and the Board of Directors' governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors and the Board of Directors' governance principles at least annually. The Corporate Governance Committee further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board of Directors annually evaluate their own performance.
Director Stock Holding Requirement. In 2005, we adopted equity ownership guidelines for directors that require each current non-management director to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the director's annual cash retainer. Each new director is required to acquire and retain such number of shares and/or deferred units over his or her initial five years as a director. Mr. Newman is instead subject to separate officer share ownership guidelines providing for a more stringent requirement of six times his base pay. See "Compensation Discussion and Analysis" for more information about these guidelines.
Restrictions on Pledging, Hedging and Margin Accounts. Pursuant to our Insider Trading Policy, employees, officers and directors are restricted from pledging, hedging or holding shares in a margin account. In connection with such ownership requirement, the Board of Directors currently grants deferred units to each of our non-management directors.
Our current governance documents may be found on our website at www.deepwater.com under "Investor Relations—Governance." Among the information you can find there is the following:

•	Articles of Association;

•	Organizational Regulations;

•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Corporate Governance Committee Charter;

•	Compensation Committee Charter;

•	Finance Committee Charter;

•	Health Safety and Environment Committee Charter;

•	Our Mission Statement;

•	Our FIRST Core Values; and

•	Code of Integrity.
Information contained on our website is not part of this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.
Board Leadership.    The Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while our Chairman of the Board presides over the Board as it provides advice to, and independent oversight of, management and the Company's operations. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position and the additional commitment the position of Chairman of the Board of Directors requires. The Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board of Directors is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk Management.    Executive management is responsible for the day-to-day management of the risks we face, while the Board of Directors, as a whole and through its various committees, has responsibility for the oversight of risk management. Through their oversight role and their review of management's active role, the directors satisfy themselves that the risk management processes designed and implemented by management (as more particularly described below) are adapted to and integrated with the Company's corporate strategy, are functioning as designed and that steps are taken to foster a culture in which each employee understands his or her impact on the assessment and management of risk, his or her responsibility for acting within appropriate limits, and his or her ultimate accountability.
The Company has undertaken an extensive review and improvement of its Enterprise Risk Management ("ERM") process and has implemented an ERM framework which includes an executive risk management committee and a risk committee working group. The executive risk management committee is composed of members of senior management, including our Chief Executive Officer and other members of management in key functions and selected divisions of the Company. The duties of the executive risk management committee include the following: reviewing and approving appropriate changes to the Company's policies and procedures regarding risk management; identifying and assessing operational, commercial, strategic, financial, macroeconomic and geopolitical risks facing the Company; identifying risks and taking corrective actions, if appropriate; monitoring key indicators to assess the effectiveness and adequacy of the Company's risk management activities; and communicating with the Board of Directors at least once a year with respect to risk management. The Company's risk management activities are also presented to the Audit Committee and Board of Directors at least annually. The risk committee working group meets regularly and identifies risks facing the Company, makes an assessment of each risk, identifies preventive and mitigating controls and then makes recommendations for improvement opportunities to the Board of Directors or the Chief Executive Officer, as appropriate.
Compensation and Risk.    We regularly assess risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviews information and solicits input from an independent compensation consultant regarding compensation factors which could mitigate or encourage excessive risk-taking. In its review in 2013, the Compensation Committee considered the attributes of our programs, including the metrics used to determine incentive awards, the weighting of each metric, the timing and processes for setting performance targets and validating results, the performance measurement periods and time horizons, the total mix of pay and the maximum compensation and incentive award payout opportunities.
Independence of Board Members. Our Corporate Governance Guidelines require that at least a majority of the members of the Board of Directors meet the independence standards set by the NYSE. In order to meet the NYSE's independence standards, a member of the Board of Directors must not have a relationship with the Company that falls within certain objective categories established by the NYSE. In addition, the Board of Directors must then affirmatively determine, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the Company.
The Board of Directors has determined that all of its current members and its nominees, with the exception of Steven L. Newman (our Chief Executive Officer), are independent and meet the independence standards set by the NYSE and our guidelines. Accordingly, our Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the NYSE independence standards.
In making its independence determinations, the Board of Directors considered the fact that, while such relationships do not preclude independence under the NYSE rules or the Company's guidelines, Messrs. Barker, Deaton, Lucas, Merksamer, Muller, Strachan and Tan are, or within the past three years have been, directors or officers of companies with which we conduct business in the ordinary course.
Since 2012, Mr. Barker has served as a non-executive director of Aviva plc, a company that provides insurance related services to the Company. In 2013, Mr. Deaton resigned from his position as Executive Chairman of Baker Hughes Incorporated, from which the Company purchases drilling equipment and services. Since 2010, Mr. Deaton has served as a non-executive director of Air Products and Chemicals, Inc., from which the Company rented and purchased rig related products and equipment. Further, since 2014, Mr. Deaton has served as a non-executive director of Marathon Oil Corporation, from which we receive revenues for performing services. Since 2012, Mr. Lucas has served as a non-executive director of Tullow Oil plc, which is a customer for our drilling rigs. In addition to his affiliation with the Icahn group described further under "Agenda Item 10—Election of Directors," since 2013, Mr. Merksamer has served as a non-executive director of Talisman Energy, from which we receive revenues for performing services. Since 2010, Mr. Tan has served as a non-executive director of Keppel Corporation, which provides the Company with services related to rig construction and shipyard work. Since 2008, Mr. Tan has served as a non-executive director of Dialog Systems Asia Pte Ltd, a provider of specialist technical services to the Company. Until 2013, Mr. Strachan was a non-executive director of Rolls Royce Group plc, from which we purchase rig equipment. In early 2014, Mr. Muller's son accepted an associate attorney position that he is expected to begin later in the year at Munger, Tolles & Olson LLP, a law firm that provides legal services to the Company. Mr. Muller will no longer serve on the Corporate Governance Committee following the 2014 Annual General Meeting, which will be held prior to his son's commencement of employment at Munger, Tolles & Olson LLP.

The Board of Directors believes that all transactions with these companies were on arm's-length terms that were reasonable and competitive. Accordingly, the Board of Directors concluded that these relationships have no effect on the independence of these directors. Because of our extensive operations, transactions and director relationships, transactions of this nature are expected to take place in the ordinary course of business in the future.
Executive Sessions.    Our independent directors met in executive session without management at each of the regularly scheduled Board of Directors meetings held in 2013. During 2014, they are again scheduled to meet in executive session at each regularly scheduled Board of Directors meeting. The independent directors have designated the Chairman of the Board of Directors to act as the presiding director for executive sessions.
Director Nomination Process.    The Board of Directors has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board of Directors. Our Board of Directors believes that all members of the Corporate Governance Committee meet the NYSE independence requirements.
Our Corporate Governance Guidelines provide that the Corporate Governance Committee should periodically assess the needs of our Company and the Board of Directors so as to recommend candidates who will further our goals. In making that assessment, the Corporate Governance Committee has determined that a recommended nominee must have the following minimum qualifications:

•	high professional and personal ethics and values;

•	a record of professional accomplishment in his/her chosen field;

•	relevant expertise and experience; and

•	a reputation, both personal and professional, consistent with our core values.
In addition to these minimum qualifications, the Corporate Governance Committee considers other qualities in nominees that may be desirable. In particular, the Board of Directors is committed to having a majority of independent directors and, accordingly, the Corporate Governance Committee evaluates the independence status of any potential director. The Corporate Governance Committee evaluates whether or not a candidate contributes to the Board of Directors' overall diversity and whether or not the candidate can contribute positively to the existing chemistry and culture among the Board members. Also, the Corporate Governance Committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business, such as expertise in the industry and in critical health, safety and environmental matters, and position as the leading international provider of offshore drilling services. In 2013, the Board of Directors nominated for election one new director in addition to four incumbent directors for re-election. As a result of the 2013 Annual General Meeting, two new directors, Messrs. Curado and Merksamer, were elected to the Board of Directors and three directors were re-elected. As described under “Nomination and Standstill Agreement and Appointment of Samuel Merksamer and Vincent J. Intrieri to the Board of Directors" above, two of our nominees are being nominated at the 2014 Annual General Meeting in accordance with the agreement with the Icahn Group.
As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, our Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive more votes cast "FOR" than "AGAINST" his or her election in an uncontested election and (2) the Board of Directors accepts the resignation. The Board of Directors will also request a statement from any person nominated as a director by other than the Board of Directors as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board of Directors. An uncontested election occurs in an election of directors that does not constitute a contested election. A contested election for purposes of the Corporate Governance Guidelines occurs when (i) the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in our Articles and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Company first mails its notice of meeting for such meeting to the shareholders. If Agenda Item 8 is approved at the Annual General Meeting, this provision of our Corporate Governance Guidelines will cease to apply and the majority voting standard in the Company’s Articles of Association will govern majority voting in uncontested elections at future general meetings of shareholders.
The Corporate Governance Committee has several methods of identifying Board of Directors candidates. First, the Corporate Governance Committee considers and evaluates annually whether each director remains appropriate to be nominated for election to the Board of Directors. Second, the Corporate Governance Committee requests from time to time that its members and the other Board members identify possible candidates for any vacancies or potential vacancies. Third, the Corporate Governance Committee has the authority to retain one or more executive search firms to aid in its search. Each executive search firm assists the Corporate Governance Committee in identifying potential Board of Directors candidates, interviewing those candidates and conducting investigations relative to their background and qualifications. Also, as described above, two nominations are being made pursuant to our agreement with the Icahn Group.
The Corporate Governance Committee considers nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:

•	the name of and contact information for the candidate;

•	a statement detailing the candidate's qualifications and business and educational experience;

•	information regarding the qualifications and qualities described under "Director Nomination Process" above;

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•
a signed irrevocable letter of resignation from the proposed candidate which, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) in an uncontested election, such candidate fails to receive more votes cast "FOR" than "AGAINST" his or her election and (2) the Board of Directors accepts the resignation; provided, however, that if Agenda Item 8 is approved at the Annual General Meeting, this requirement will no longer be applicable;

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Corporate Governance Committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

•	financial and accounting experience of the candidate, to enable the Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.
Shareholders may submit nominations to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director. The extent to which the Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Corporate Governance Committee's discretion. The Corporate Governance Committee evaluates the desirability for incumbent directors to continue on the Board of Directors following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board of Directors, and the Board of Directors may determine not to, nominate those candidates for election to our Board of Directors.
In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may, in compliance with applicable requirements, nominate directors for election at Annual General Meetings of the shareholders. For more information on this topic, see "Other Matters—Proposals of Shareholders."
Executive and Director Compensation Process.    Our Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant, Pay Governance, retained by the Compensation Committee has provided the Compensation Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Pay Governance has served as the Compensation Committee's outside consultant since February 2011. Our Chief Executive Officer also assists the Compensation Committee in the executive compensation setting process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see "Compensation Discussion and Analysis."
Director compensation is set by the Board of Directors upon a recommendation from the Compensation Committee of the Board of Directors. Beginning in 2015, director compensation is also subject to shareholder approval as described under Agenda Item 7. At its first meeting of each calendar year, the Compensation Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Compensation Committee has used the Compensation Committee's outside consultant to gather data regarding director compensation at (1) certain similar size companies in the general industry as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation, as set forth in the "Compensation Discussion and Analysis." Based upon its review of the data and its own judgment, the Compensation Committee develops a recommendation for consideration by the Board of Directors. Our Chief Executive Officer receives no additional compensation for serving as a director on our Board of Directors.
Process for Communication by Shareholders and Interested Parties with the Board of Directors.    The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors' discretion.
Policies and Procedures for Approval of Transactions with Related Persons.    The Board of Directors has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Audit Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and/or ratifying any related person transaction.
To identify related person transactions, each year we distribute and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Our Code of Integrity further requires that any executive officer inform the Company when the executive officer's private interest interferes or appears to interfere in any way with our interests. In addition, the Board of Directors' Corporate Governance Guidelines require that a director immediately inform the Board of Directors or Chairman of the Board of Directors in the event that a director believes that the director has an actual or potential conflict with our interests. Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.
Under our related persons transaction policy, the Audit Committee considers all relevant facts and circumstances available, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction (including expected aggregate value and value to be derived by the related person), the benefits to the Company, the availability to the Company of alternative means or transactions to obtain like benefits and the terms that would prevail in a similar transaction with an unaffiliated third party. For related person transactions that do not receive prior approval from the Audit Committee, the transactions are submitted to the Audit Committee to consider all relevant facts and circumstances and, based on its conclusions, evaluate all options, including, but not limited to, ratification, amendment or termination of the transaction. During 2013, there were no related person transactions where such policies and procedures were not followed.
Director Attendance at Annual General Meeting.    We expect all of our directors who are up for re-election at the 2014 Annual General Meeting to attend our Annual General Meeting. At the 2013 Annual General Meeting, all directors then serving on our Board of Directors were in attendance.

Board Meetings and Committees
During 2013, the Board of Directors of Transocean Ltd. held eight meetings. The Board of Directors and the committees of the Board of Directors met at least once a quarter and the quarterly meetings generally occurred over a period of two to three days. Each of our directors attended at least 85% of the meetings during the year, including meetings of committees on which the director served.
The Board of Directors has standing Compensation, Finance, Corporate Governance, Audit and Health Safety and Environment Committees. As noted, the charters for these committees may be found on our website at www.deepwater.com under "Investor Relations—Corporate Governance." In addition, the Board of Directors may from time to time form special committees to consider particular matters that arise.
Compensation Committee.    The purpose of the Compensation Committee is to assist the Board of Directors in (1) developing an appropriate compensation program for members of the Board of Directors, executives and other senior officers and (2) complying with the Board of Directors' legal and regulatory requirements as to Board member, executive and senior officer compensation in order to facilitate the Company's ability to attract, retain and motivate qualified individuals in a system that aligns compensation with the Company's business performance. The authority and responsibilities of the Compensation Committee include, among others, the following:

•	annually review and approve the compensation paid to members of the Board of Directors, executive officers and other officers at or above the Senior Vice President level;

•	select appropriate peer groups and market reference points against which the Company's Board of Directors and executive compensation is compared;

•	annually establish focus areas for our CEO, annually review the CEO's performance in light of the focus areas and set the CEO's compensation based on this evaluation, together with competitive data;

•
administer our Long-Term Incentive Plan, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other compensation plans or arrangements providing for benefits primarily to members of the Board of Directors and executive officers in accordance with goals and objectives established by the Board of Directors, the terms of the plans, and any applicable rules and regulations;

•
consider and make recommendations to the Board of Directors, with guidance from an outside compensation consultant, concerning the existing Board of Directors and executive compensation programs and changes to such programs;

•
consider, with guidance from an outside compensation consultant, and approve the terms of any contractual agreements and other similar arrangements (to the extent permitted by applicable law) that may be entered into with members of the Board of Directors and officers; provided, however, that the Compensation Committee shall not recommend and the Board of Directors shall not authorize "single-trigger" change of control agreements for any of our officers or directors;

•
assess the risks, with the assistance of external resources as the Compensation Committee deems appropriate, of the Company's compensation arrangements applicable to members of the Board of Directors and the Company's executive officers and other employees; and

•
retain and approve the fees of legal, accounting or other advisors, including any compensation consultant, employed by the Committee to assist it in the evaluation of executive and director compensation.

See "Compensation Discussion and Analysis" for a discussion of additional responsibilities of the Compensation Committee.
In addition to the responsibilities set forth above, the Compensation Committee also assesses the risks arising from the Company's compensation policies and practices. In 2011, the Compensation Committee engaged a compensation consultant, Pay Governance, to assist in this risk assessment and through 2013 continued to work with Pay Governance as its independent compensation consultant.
In order not to impair the independence of the Compensation Committee's compensation consultant or to create the appearance of such an impairment, in February 2009 the Compensation Committee adopted a policy that any compensation consultant to the Compensation Committee may not provide other services to the Company in excess of $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2013. In February 2014, the Compensation Committee assessed whether the work of Pay Governance for the Compensation Committee during 2013 raised any conflict of interest, including a review of a number of independence factors, which included the factors set forth under Rule 10C-1 of the Securities

Exchange Act, and the Compensation Committee concluded that no conflict of interest was raised that would prevent Pay Governance from independently representing the Compensation Committee.
The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and the Compensation Committee's governing documents. The Compensation Committee may delegate all or a portion of its powers and responsibilities with respect to the compensation plans and programs described above and in our "Compensation Discussion and Analysis" to one or more of our management committees; provided that the Compensation Committee retains all power and responsibility with respect to awards granted to our Board members and executive officers. The Chief Executive Officer has been delegated authority to award restricted shares, restricted units and deferred units under the Company's Long-Term Incentive Plan to employees of the Company, excluding executive officers and other officers at or above the Senior Vice President level, not to exceed an aggregate of 100,000 restricted shares, restricted units or deferred units per calendar year. The Compensation Committee has delegated to a subcommittee composed of its chairman and at least one additional committee member the authority to approve interim compensation actions resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long-term bonus targets and the grant of equity awards, subject to any required vote of the shareholders beginning in 2015. The Compensation Committee has also delegated authority to the Chief Executive Officer to approve "convenience of the company" treatment of Long-Term Incentive Plan awards to participants other than executive officers and directors. The Compensation Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the end of each calendar quarter in which such actions are taken.
The current members of the Compensation Committee are Mr. Tan, Chairman, and Messrs. Curado, McNamara and Sprague. Mr. Curado began service on the Compensation Committee in May 2013. The Compensation Committee met seven times during 2013.
Finance Committee.    The Finance Committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the Board of Directors concerning the Company's dividend policy, securities repurchase actions, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the Finance Committee are Mr. Muller, Chairman, Ms. Chang and Messrs. Barker, Cason, Lucas and Merksamer. Mr. Merksamer began service on the Finance Committee in May 2013. The Finance Committee met five times during 2013.
Corporate Governance Committee.    The Corporate Governance Committee makes recommendations to the Board of Directors with respect to the nomination of candidates for election to the Board of Directors, how the Board of Directors functions and how the Board of Directors should interact with shareholders and management. It reviews the qualifications of potential candidates for the Board of Directors, coordinates the self evaluation of the Board of Directors and committees and proposes to the Board candidates to stand for election at the next general meeting of shareholders. The current members of the Corporate Governance Committee are Mr. McNamara, Chairman, and Messrs. Bindra, Deaton and Muller. Mr. Muller's service on the Corporate Governance Committee will end at the 2014 Annual General Meeting. The Corporate Governance Committee met five times during 2013.
Health Safety and Environment Committee.    The Health Safety and Environment Committee assists the Board of Directors in fulfilling its responsibilities to oversee the Company's management of risk in the areas of health, safety and the environment. The Health Safety and Environment Committee reviews and discusses with management the status of key environmental, health and safety issues. Additionally, the Health Safety and Environment Committee regularly evaluates Company policies, practices and performance related to health, safety and environmental issues and guides strategy decisions to promote company goals and compliance with applicable rules and regulations. Beginning in 2013, the Health Safety and Environment Committee assumed additional responsibility to oversee the Company's implementation of certain requirements of the Consent Decree by and among the U.S. Department of Justice and certain of the Company's affiliates. The Health Safety and Environment Committee has required the Company to provide and will review regular reports regarding compliance with all aspects of the Consent Decree. The current members of the Health Safety and Environment Committee are Mr. Sprague, Chairman, and Messrs. Bindra, Curado, Merksamer and Tan. Messrs. Curado and Merksamer began service on the Health Safety and Environment Committee in May 2013. The Health Safety and Environment Committee met four times during 2013.
Audit Committee.    The Audit Committee is responsible for recommending the selection, retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee further advises as necessary in the selection of the lead audit partner. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and their lead audit partner and reviews our financial reporting processes. The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers for disclosure in the proxy statement, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.
The Board of Directors requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our Audit Committee has an "audit committee financial expert" as a member. An "audit committee financial expert" is defined as a person who, based on his or her experience, possesses all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•
experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.
The person must have acquired such attributes through one or more of the following:

•
education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	other relevant experience.
The current members of the Audit Committee are Mr. Lucas, Chairman, Ms. Chang and Messrs.  Barker, Cason and Deaton. The Audit Committee met eight times during 2013. The Board of Directors has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is "financially literate" and Mr. Cason qualifies as an "audit committee financial expert." In addition, the Board of Directors has determined that Mr. Cason qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Cason is an accountant by education, was an audit manager in an accounting firm and served as the Chief Financial Officer of Baker Hughes Incorporated, a public company.
Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.
Director Compensation Strategy
Directors who are employees of the Company do not receive compensation for Board of Directors service. At present, all of the directors except for Mr. Newman, the Company's Chief Executive Officer, are non-employees and receive compensation for Board of Directors service.
We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. The Board of Directors believes that any compensation method should be weighted more toward compensation in the form of equity in order to more closely align director compensation with shareholders' interests.

Currently, non-employee director compensation includes the following fixed components:

Annual Retainer	$90,000	(1)
Additional Annual Retainer for Committee Chairmen
Audit Committee	$35,000
Compensation Committee	$20,000
Corporate Governance Committee, Finance Committee and Health Safety and Environment Committee	$10,000
Board Meeting Attendance Fee	$2,500	(2)
Committee Meeting Attendance Fee	$2,500	(3)
Grant of Deferred Units	$260,000	(4)
_______________________________________________________________________________

(1)	The Chairman of the Board of Directors receives an annual retainer of $265,000.

(2)	The board meeting attendance fee is only paid for those meetings that were attended in excess of the four regularly scheduled board meetings.

(3)	The committee meeting attendance fee is only paid for those meetings that were attended in excess of the first four committee meetings.

(4)
Deferred units are granted to each non-employee director annually immediately following the Board of Directors meeting held in connection with our Annual General Meeting. On the date of grant, the deferred units have an aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The deferred units vest on the date first to occur of (i) the first anniversary of the date of grant or (ii) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the deferred units is not subject to any performance measures.

In addition, we pay or reimburse our directors' travel and incidental expenses incurred for attending Board of Directors, committee and shareholder meetings and for other Company business-related purposes.

2013 Director Compensation
In 2013, each non-employee member of the Board of Directors received the compensation described above.
At our Board of Directors meeting held immediately after the 2013 Annual General Meeting of our shareholders, the Board of Directors granted 4,760 deferred units to each non-employee director in aggregate value equal to $260,000 based upon the average of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of our Board of Directors meeting (calculated at $54.62 per share). The deferred units vest on the date first to occur of (i) the first anniversary of the date of grant; or (ii) the Annual General Meeting next following the date of grant, subject to continued service on the Board of Directors through the vesting date. Each non-employee director is required to acquire and retain a number of our shares and/or deferred units at least equal in value to an amount five times the annual director retainer. Each non-employee director's vested deferred units generally are not settled until the termination of the non-employee director's service with the Company.
The following summarizes the compensation of our non-employee directors for 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3)	Total ($)
Ian C. Strachan	215,398	257,183	47,665	520,246
Glyn A. Barker	110,000	257,183	14,428	381,611
Jagjeet S. Bindra	100,000	257,183	23,974	381,157
Thomas W. Cason	110,000	257,183	39,042	406,225
Vanessa C. L. Chang	110,000	257,183	17,643	384,826
Frederico F. Curado	61,126	257,183	7,997	326,306
Chad C. Deaton	107,500	257,183	17,643	382,326
Steve Lucas	142,500	257,183	23,974	423,657
Martin B. McNamara	117,500	257,183	47,665	422,348
Samuel Merksamer	58,626	257,183	7,997	323,806
Edward R. Muller	120,000	257,183	39,042	416,225
Robert M. Sprague	115,000	257,183	47,665	419,848
Tan Ek Kia	117,473	257,183	23,974	398,630
Michael Talbert	137,500	—	—	137,500
_______________________________________________________________________________

(1)
This represents the aggregate grant date fair value under accounting standards for recognition of share-based compensation expense for deferred units granted to our directors in 2013, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)
The aggregate number of vested and unvested deferred units, stock appreciation rights and outstanding option awards at December 31, 2013 for each non-employee director was as follows: Mr. Barker, 8,588 unvested deferred units; Mr. Bindra, 4,426 vested and 9,844 unvested deferred units; Mr. Cason, options to purchase 7,640 shares, 7,640 SARs and 13,395 vested and 9,844 unvested deferred units; Ms. Chang, 1,914 vested deferred units and 8,588 unvested deferred units; Mr. Curado, 4,760 unvested deferred units; Mr. Deaton, 1,914 vested deferred units and 8,588 unvested deferred units; Mr. Lucas, 4,426 vested and 9,844 unvested deferred units; Mr. McNamara, 18,528 vested and 9,844 unvested deferred units; Mr. Merksamer 4,760 unvested deferred units; Mr. Muller, options to purchase 5,730 shares, 7,640 SARs and 13,395 vested and 9,844 unvested deferred units; Mr. Sprague, 18,528 vested and 9,844 unvested deferred units; Mr. Strachan, 18,528 vested and 9,844 unvested deferred units; and Mr. Tan, 4,426 vested and 9,844 unvested deferred units.

(3)	Represents dividend equivalents paid during 2013 on all vested and unvested deferred units.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2013, with management, our internal auditors and Ernst & Young LLP. In addition, the Audit Committee has discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Sarbanes-Oxley Act of 2002 requires certifications by the Company's chief executive officer and chief financial officer in certain of the Company's filings with the Securities and Exchange Commission (SEC). The Audit Committee discussed the review of the Company's reporting and internal controls undertaken in connection with these certifications with the Company's management and independent registered public accounting firm. The Audit Committee also reviewed and discussed with the Company's management and independent registered public accounting firm management's report and Ernst & Young LLP's report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.
The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP regarding the auditor's independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Audit Committee also has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.
Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company's Board of Directors the inclusion of the Company's audited financial statements for the year ended December 31, 2013 in the Company's Annual Report on Form 10-K for such year filed with the SEC.
Members of the Audit Committee:
Steve Lucas, Chairman
Glyn Barker
Thomas W. Cason
Vanessa C.L. Chang
Chad C. Deaton

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March [ ], 2014, of more than 5% of the Company's shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
Franklin Resources, Inc. .............................................................................................	22,868,213	(2)	[]%
One Franklin Parkway San Mateo, California 94403
PRIMECAP Management Company...........................................................................	22,515,775	(3)	[]%
225 South Lake Ave., #400 Pasadena, CA 91101
Icahn Capital LP..........................................................................................................	21,477,900	(4)	[]%
White Plains Plaza 445 Hamilton Avenue, Suite 1210 White Plains, New York 10601
BlackRock, Inc............................................................................................................	21,356,231	(5)	[]%
40 East 52nd Street New York, NY 10022
The Capital Group Companies, Inc............................................................................	18,347,476	(6)	[]%
333 South Hope Street Los Angeles, CA 90071
_______________________________________________________________________________

(1)	The percentage indicated is based on the [ ] outstanding shares at March [ ], 2014.

(2)
The number of shares held by Franklin Resources, Inc. is based on a statement of significant shareholdings filed with the SIX Swiss Exchange on February 5, 2014. According to the filing, Franklin Resources, Inc., the parent company of Franklin Mutual Advisers, LLC, Franklin Advisers, Inc. and Franklin Investment Advisory Services, LLC, has voting rights over 22,868,213 shares.

(3)	The number of shares is based on the Schedule 13G filed with the SEC on February 10, 2014 by PRIMECAP Management Company.

(4)
The number of shares is based on the Schedule 13D filed with the SEC on November 10, 2013 by Icahn Capital L.P. with respect to itself, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn. According to the filing, (i) High River Limited Partnership, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 4,295,579 shares; (ii) Hopper Investments LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iii) Barberry Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 4,295,579 shares; (iv) Icahn Partners Master Fund LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,836,919 shares; (v) Icahn Partners Master Fund II LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 2,682,968 shares; (vi) Icahn Partners Master Fund III LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 1,181,104 shares; (vii) Icahn Offshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 10,700,991; (viii) Icahn Partners LP, a Delaware limited partnership, has sole voting power and sole dispositive power with regard to 6,481,330 shares; (ix) Icahn Onshore LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 6,481,330 shares; (x) Icahn Capital LP, a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xi) IPH GP LLC, a Delaware limited liability company, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xii) Icahn Enterprises Holdings L.P., a Delaware limited partnership, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xiii) Icahn Enterprises G.P. Inc., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; (xiv) Beckton Corp., a Delaware corporation, has shared voting power and shared dispositive power with regard to 17,182,321 shares; and (xv) Carl C. Icahn has shared voting power and shared dispositive power with regard to 21,477,900 shares. Carl C. Icahn, by virtue of his relationship to the other reporting persons, is deemed to beneficially own the shares which the other reporting persons directly beneficially own. According to the Schedule 13D, each of the reporting persons may have shared voting and/or dispositive power over all or some of such shares.

(5)	The number of shares is based on the Schedule 13G/A filed with the SEC on February 3, 2014 by BlackRock, Inc.

(6)
The number of shares held by The Capital Group Companies, Inc. is based on a statement of significant shareholdings filed with the SIX Swiss Exchange on November 4, 2013. According to the filing, The Capital Group Companies, Inc., along with funds managed by Capital Research and Management Company and clients' portfolios managed by Capital Guardian Trust Company, Capital International Limited, Capital International Inc., Capital International Sàrl and Capital International K.K., have voting rights over 18,347,476 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The table below shows how many shares each of our directors and nominees, each of the Named Executive Officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of March 21, 2014.

Name	Shares Owned(1)(2)	Shares Subject to Right to Acquire Beneficial Ownership(3)	Total Shares Beneficially Owned(2)(3)	Percent of Class(4)
Steven L. Newman	99,227	368,852	468,079	*
Esa Ikaheimonen	6,536	14,295	20,831	*
Allen M. Katz	—	—	—
John B. Stobart	8,451	12,865	21,316	*
David Tonnel	19,150	58,010	77,160	*
Glyn A. Barker	1,914	—	1,914	*
Jagjeet S. Bindra	—	4,426	4,426	*
Thomas W. Cason(5)	10,039	21,035	31,074	*
Vanessa C.L. Chang	200	1,914	2,114	*
Frederico F. Curado	—	—	—
Chad C. Deaton(6)	1,000	1,914	2,914	*
Steve Lucas	—	4,426	4,426	*
Martin B. McNamara	24,651	30,326	54,977	*
Samuel J. Merksamer	—	—	—
Edward R. Muller(7)	6,553	19,125	25,678	*
Robert M. Sprague	1,049	18,528	19,577	*
Ian C. Strachan	9,379	18,528	27,907	*
Tan Ek Kia	—	4,426	4,426	*
All of directors and executive officers as a group (19 persons)	188,149	578,670	766,819	*
_______________________________________________________________________________
*    Less than 1%.

(1)
The business address of each director and executive officer is c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214, Vernier, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)	Includes shares held by Mr. Tonnel through the Transocean Employee Savings Plan [(987)].

(3)
Includes shares that may be acquired within 60 days from March [20], 2014 through the exercise of options held by Messrs. Newman (368,852), Ikaheimonen (14,295), Stobart (12,865), Tonnel (58,010), Cason (7,640), Muller (5,730), and all directors and executive officers as a group (467,392). Also includes (a) rights to acquire shares under our deferred compensation plan held by Mr. McNamara [(11,798)] and all directors and executive officers as a group [(11,798)]; (b) vested deferred units held by Messrs. Bindra (4,426), Cason (13,395), Deaton (1,914) Lucas (4,426), McNamara (18,528), Muller (13,395), Sprague (18,528), Strachan (18,528), Tan (4,426), Ms. Chang (1,914), and all directors and executive officers as a group (99,480). Does not include out-of-the-money SARs held by Messrs. Cason (7,640) and Muller (7,640), and all directors and executive officers as a group (15,280). The base prices of the SARs of $90.27 per share and $107.63 per share were above the closing price for our shares on the NYSE on February [ ], 2014 of $[ ] per share.

(4)	As of March 21, 2014, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding shares.

(5)	Includes 2,950 shares held in a joint account with his wife.

(6)	Includes 1,000 shares held in a joint account with his wife.

(7)	Includes 6,389 shares held in a family trust with Mr. Muller and his wife serving as trustees.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview and analysis of Transocean’s executive compensation program and policies, material compensation decisions and the key factors we considered in making those decisions. It includes specific information about the compensation earned or paid to the following persons who represent our named Executive Officers (as defined below) for 2013:

•	Steven L. Newman, President and Chief Executive Officer

•	Esa Ikaheimonen, Executive Vice President and Chief Financial Officer

•	John B. Stobart, Executive Vice President and Chief Operating Officer

•	Allen M. Katz, Interim Senior Vice President and General Counsel

•	David Tonnel, Senior Vice President, Finance and Controller

•	Ihab M. Toma, former Executive Vice President and Chief of Staff

For purposes of this Compensation Discussion and Analysis, the term "Executive Officer" is as defined by Rule 3b-7 of the Securities Exchange Act of 1934, and the term "Executive Management Team" refers to designations made under Swiss law and the Company's organizational documents with respect to Messrs. Newman, Stobart and Ikaheimonen.

Executive Summary

2013 Business Overview

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services and believes that it operates one of the most capable offshore drilling fleets in the world. As of March 18, 2014, Transocean owned or had partial ownership interests in, and operated a fleet of, 79 mobile offshore drilling units consisting of 46 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 22 midwater floaters and 11 high-specification jackups. In addition, the company had nine ultra-deepwater drillships and five high-specification jackups under construction.
In 2013, we made further progress on key areas that are critical to the company’s success, including the addition of contracts that contributed approximately $7.9 billion in backlog. Our industry-leading total backlog of over $27 billion provides the company with a solid foundation to weather what we expect to be challenging near-term market conditions resulting primarily from deferred customer demand.
Full year 2013 net income attributable to controlling interest of $1.4 billion on total revenues of $9.5 billion increased versus 2012 due primarily to improved dayrates, contract commencement of our newbuild high-specification jackups and lower rig out-of-service time. However, these gains were offset by an increased number of idle rigs and lower revenue efficiency.
Excluding contingencies related to the Macondo well incident our operating expenses for 2013 increased relative to 2012,, due primarily to higher costs associated with certain shipyard projects and increased activity levels, including the three newbuild high-specification jackups that commenced operations during 2013.
Our overall field operating performance in 2013 was below our expectations. We continue to take comprehensive actions to improve revenue efficiency and, while we have observed improvement, our results were inconsistent, resulting in a decline in revenue efficiency to 91.7 percent in 2013 from 93 percent in 2012. Our challenges during 2013 highlighted specific rigs and geographic regions where additional focus on operational improvement is required, and we are taking aggressive steps to make these improvements.
We continued to execute on our asset strategy. In 2013 three newbuild high-specification jackups - the Transocean Andaman, Transocean Ao Thai and Transocean Siam Driller - were placed into service with Chevron in Thailand. The rigs achieved revenue efficiency of greater than 100 percent for 2013 with zero recordable safety incidents.
During the year, we also announced additional investments in our fleet. We were awarded a five-year contract by Chevron worth approximately $1.1 billion for the newbuild ultra-deepwater drillship, Deepwater Conqueror, scheduled for delivery in the second quarter of 2016. We also committed to shipyard contracts valued at approximately $1.2 billion to construct five Super B 400 Bigfoot Class jackup rigs with options for five additional jackups. We anticipate strong demand for these rigs as the renewal of the industry’s jackup fleet continues. Further, during 2013 we made additional progress divesting non-core assets, selling eight non-strategic rigs for net cash proceeds of approximately $280 million.

In the context of our balanced capital allocation strategy, we demonstrated our commitment to return excess cash to our shareholders. In 2013, the company proposed, and shareholders approved, a dividend of $2.24 per share, representing one of the industry’s largest yields and highest implied pay-out ratios. Our Board of Directors will recommend that our shareholders approve a US$ 3.00 per share dividend at the 2014 Annual General Meeting, an approximately 34 percent increase.
We made material progress in reducing key uncertainties that the company faces. Transocean started 2013 on a positive note by reaching a partial settlement with the United States Department of Justice to resolve certain claims against the company related to the Macondo well incident, an important step forward in this complex, ongoing case. We also resolved the two civil actions associated with the Frade field incident in Brazil and assumed no financial obligation, fault or liability in this settlement.
We are working to narrow the margin differential between Transocean and its comparable peers by the end of 2015 through the implementation of onshore and offshore efficiency improvement initiatives. These initiatives are already yielding a more focused organization that delivers the highest level of support to our rig operations without compromising safety, operational integrity, or customer service. We also continue to take steps to further improve the company’s balance sheet, including working towards the planned launch of an MLP-like vehicle later this year and completion of our $1 billion accelerated debt repayment program.
Demonstrating our commitment to continuing to advance our technological capabilities, in 2013 we announced a three-year partnership with Shell to develop a next-generation blowout preventer ("BOP") control system. The system will be designed with the goal of eliminating BOP control system downtime.
Finally, the company’s safety performance in 2013 was very favorable. The Lost Time Incident Rate, down 48 percent from 2012, was the lowest in the history of the company. The Total Recordable Incident Rate equals our best-ever performance and represents a reduction of 17 percent year-on-year. We remain deeply committed to our company’s vision of “an incident-free workplace all the time, everywhere” and will continue to focus on improvement, making the necessary investments to help ensure the well-being of our people on and off the job.

Shareholder Outreach and Compensation Program Changes

At the 2013 Annual General Meeting, approximately 81% of the votes cast in person or by proxy were voted, on an advisory basis, to approve the compensation of our named Executive Officers for 2012.

Following the 2013 Annual General Meeting, the Compensation Committee carefully considered the advisory vote result, solicited input from holders of approximately 20% of our shares, evaluated the positions of shareholder advisory groups and assessed changes in global governance and Swiss legislation in an effort to maintain executive compensation programs and practices that are appropriate for the Company and effective in rewarding executives, commensurate with our business results.

As a result of these considerations, including our shareholder outreach, the following key changes were approved by the Compensation Committee, effective with respect to our 2014 executive compensation program:

•	we revised the industry peer group by which we benchmark compensation to eliminate companies with revenues greater than 250% or less than 30% of Transocean’s;

•
we altered the mix of long-term incentive awards so that performance contingent deferred units now constitute half of the overall long-term incentive awards (compared to one third in 2013) and changed the performance conditions, so that performance will be measured based equally on relative total shareholder return and return on capital employed;

•
we implemented revised stock ownership guidelines to increase the amount of our shares that our Chief Executive Officer must own before selling any shares awarded to him under our Long-Term Incentive Plan (the "LTIP") to six times his base pay, compared to five times base pay in prior years;

•	we eliminated tax equalization benefits for the Company’s Swiss-based expatriate Executive Management Team and Named Executive Officers;

•
we approved a one-time, cash payment to the Swiss-based Executive Management Team in order to settle tax liabilities incurred and estimated through 2013, honoring the Company’s previous commitments; and

•	adopted employment agreements for the Executive Management Team to reflect the elimination of the tax equalization benefits to Swiss-based expatriate Executive Officers.

Minder Ordinance

We are likely to continue to make additional changes to the structure of our executive compensation program in the future as a result of the Minder Ordinance. However, we expect to maintain our commitment to our compensation philosophy and principles while complying with any new Swiss statutory requirements. Of note, existing members of our Executive Management Team are grandfathered under current severance policy provisions through 2015. For more information regarding the Minder Ordinance, see Proxy Statement Summary—Minder Ordinance.

2013 Company Performance and Pay Alignment
The Compensation Committee considered the results of three key performance areas, specified at the beginning of 2013, when determining the outcomes of the variable, performance-based compensation under the Performance Award and Cash Bonus Plan for our Named Executive Officers for 2013.

•	Safety Performance: 30% of total target bonus amount; potential payouts ranging from 0% to 200%

•	Financial Performance: 50% of total target bonus amount; potential payouts ranging from 0% to 200%

•	Strategic Objectives: 20% of total target bonus amount; potential payouts ranging from 0% to 200%

Safety Performance

Our business involves numerous operating hazards, and we are strongly committed to protecting our employees, our property and the environment. Our ultimate goal is expressed in our safety vision of "an incident-free workplace-all the time, everywhere." The safety performance targets for 2013 were approved by the Compensation Committee and are set at levels each year that are designed to motivate our executives to achieve continuous improvement in safety performance and to meet strict internal standards. Safety performance targets are recommended to the Compensation Committee by the Board's Health Safety and Environment Committee.

The Compensation Committee measures our safety performance through a combination of Total Recordable Incident Rate ("TRIR"), Total Potential Severity Rate ("TPSR") and Process Safety and each component makes up one-third of the overall safety performance metric.

The following charts show how different safety outcomes and our actual performance related to the formulaic payout amounts for TRIR, TPSR and Process Safety.

Together, the safety metric outcomes resulted in a formulaic payout percentage for this measure of 44.9% of the total target bonus opportunity for each of the Named Executive Officers in 2013.

Total Recordable Incident Rate

TRIR is a safety performance metric recognized by the U.S. Occupational Safety & Health Administration and is used by companies across an array of different industries. We calculate TRIR based upon the guidelines set forth by the International Association of Drilling Contractors (the "IADC"), an industry group for the drilling industry. The IADC methodology calculates TRIR by taking the aggregate number of occurrences of work related injuries or illnesses that result in any of the following: (1) death, (2) a physician or licensed health care professional recommending days away from work due to the injury or illness, (3) an employee not being able to perform all of his or her routine job functions (but not resulting in days away from work), or (4) any other medical care or treatment beyond minor first aid. The TRIR is the number of such occurrences for every 200,000 employee hours worked.

The Compensation Committee approved a TRIR target for 2013 of 0.73, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TRIR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	75%
20% Shortfall	50%

Any TRIR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TRIR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TRIR metric. Our TRIR outcome for 2013 was 0.59, representing an improvement of just under 20% as compared to the target. For 2013 there were 108 total recordable incidents; none was a fatality. This resulted in a bonus payout for the TRIR metric of 196% of target for this component.

Total Potential Severity Rate

TPSR is an internally developed safety measure that we utilize to capture the potential severity of incidents over a period of time. TPSR is calculated by taking the sum of all potential severity values assigned to the incidents, multiplying that number by 200,000, then dividing that number by total employee hours worked. After the occurrence of an incident, the manager or managers responsible for the drilling unit or onshore facility where the incident took place complete an incident report that assigns a preliminary severity value to the incident. The Company also has an independent oversight and review process to evaluate and confirm the potential severity assigned to each incident. The severity value is derived by inputting data into our comprehensive severity calculator. For instance, for dropped objects, the height from which the item was dropped and the weight of the object are inputs into the severity calculator.

In calculating TPSR for the 36,584,371 total fleetwide hours worked in 2013, there was an aggregate severity value of 4,436 assigned to incidents occurring in 2013, resulting in a fleetwide TPSR of 24.3. On a rig-by-rig basis, TPSR outcomes in 2013 ranged from a low of zero to a high of 107.4.

The Compensation Committee approved a TPSR target for 2013 of 27.2, which would represent further progress toward our safety vision. Values above and below this target were calculated in accordance with the chart below, with outcomes falling in between two boundaries interpolated on a straight-line basis:

TRIR Outcome to Target	Bonus Payout
20% Improvement Exceeding Target	200%
10% Improvement Exceeding Target	150%
Target	100%
10% Shortfall	75%
20% Shortfall	50%

Any TPSR outcome representing a shortfall of more than 20% as compared to the target would result in a 0% bonus payout for the TPSR metric and any outcome representing an improvement of 20% or greater as compared to the target would result in a payout of 200% for the TPSR metric. Our TPSR outcome for 2013 of 24.3 represented an improvement of more than 10% as compared to the target. This resulted in a bonus payout for the TPSR metric of 153% of target for this component.

Process Safety

We believe prevention and mitigation management are a critical components to successfully improving our safety performance. Accordingly, in 2013, we added Process Safety as an internally developed safety measure to assess the management of major hazards in order to prevent or mitigate a major accident or significant event.

We use industry standard definitions of significant events, which include:

•	Fire, explosion, release of a hazardous substance with serious injury or fatality

•	Major structural damage

•	Serious injuries/fatalities

•	Uncontrolled release of hazardous fluids

To implement this safety measure, we began measuring the number of process safety events that are likely predictors or leading indicators of a potential significant event. The 2013 target for process safety events was established equal to the baseline of events that occurred on our installations in 2012.  In 2013, the number of process safety events did not exceed the number of events during the prior year, therefore meeting target performance.  In addition to the targets established based on prior year performance and industry practices, we are evaluating alternative objective measurements to further assess process safety and develop a methodology that we believe will drive continuous process safety improvement and measure our performance against accurate indicators for potential major hazards.

Financial Performance

Fifty percent of the target award opportunity for each Named Executive Officer under the 2013 Cash Bonus Plan was based upon our achievement of Cash Flow Value Added ("CFVA") relative to the CFVA delivered in 2012.

The CFVA performance measure is designed to measure the generation of cash returns in excess of the Company's cost of capital. CFVA is equal to Earnings Before Interest, Depreciation and Amortization ("EBIDA") less a charge for Average Capital that is based on the weighted average cost of capital multiplied by Average Capital.

•
EBIDA is calculated as net income (loss) before extraordinary items, plus depreciation expense, plus (minus) net interest (income) expense, plus (minus) loss (gain), net of tax, on all unusual items, plus expenditures related to approved long-term investments.

•
Average Capital is equal to total equity, plus total long-term debt (book value), minus cash and cash equivalents, minus goodwill, plus capitalized lease obligations under GAAP (short and long term), plus accumulated depreciation on fixed assets, plus incremental capital expenditures during the year, minus capital expenditures related to newbuilds and other approved long-term investments.

•	For the purpose of calculating CFVA in 2013, the weighted average cost of capital was set at 9 percent at the start of the year.

For 2013, we modified the method for setting the CFVA target to improve the relationship between expected payouts and returns for shareholders. Performance was calculated on a sliding scale that measures our CFVA improvement in 2013 relative to our CFVA performance in 2012, adjusted to ensure consistency in the year-over-year calculation. This modified approach more strongly focuses management on improving the CFVA generated from our existing assets, disposing of assets with poor CFVA generation prospects and making investments that build our company and enable us to deliver long-term improvements in performance. Under this model, if management delivers performance to earn the weighted average cost of capital on the increase in Average Capital, then our CFVA will be the same as in the prior year, which will provide a target bonus for this performance measure. If our CFVA improves by an amount equal to or greater than 4 percent of the Average Capital at the end of the prior year, then a bonus equal to 200% of the target bonus will be earned for this performance measure. Similarly, if our CFVA declines by an amount equal to or greater than 4 percent of the Average Capital at the end of the prior year, then a bonus equal to 0% of the target bonus will be earned for this performance measure. The bonus multiple will be determined on a straight line basis between these end points.

We achieved a CFVA of $394 million in 2013, which resulted in a payout of 88% of the target bonus amount for this performance component, in accordance with this methodology, and a formulaic payout percentage for this measure of 43.8% of the total target bonus opportunity for each of the Named Executive Officers.

Strategic Objectives

Recognizing the importance of making progress toward achieving our vision of delivering outstanding value to our customers and our shareholders, the Performance Award and Cash Bonus Plan for 2013 also included specific goals related to execution excellence. In 2013, the Compensation Committee approved the following strategic corporate objectives:

Operational Excellence as measured by 93% revenue efficiency.

Project Excellence as measured by the delivery of planned shipyard projects within budgeted Net Cash Impact (NCI) of $1,399.6 million.

These strategic corporate objectives represent 20% of the total target bonus amount, with potential payouts ranging from 0% to 40% of the total target bonus amount based on actual performance.

Without applying a specific formula, the Compensation Committee assessed the Company's overall performance against these Strategic Objectives to be 41% of target, which resulted in a payout of 4.1% of the target bonus amount for this performance measure for each of the Named Executive Officers in 2013.

Actual Bonus Plan Compensation for 2013

Based on the performance measures described above and using the pre-determined weighting assigned to each measure by the Compensation Committee, the formulaic bonus outcome for each of our Named Executive Officers was 92.8% of targeted bonus opportunity under the Performance Award and Cash Bonus Plan for 2013. The components of this total bonus payout under the Performance Award and Cash Bonus Plan for 2013 are as follows:

Performance Measure	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Safety Performance	0%	30%	60%	44.9%
Financial Performance	0%	50%	100%	43.8%
Strategic Objectives	0%	20%	40%	4.1%
Total				92.8%

Long-Term Incentive Compensation for 2013

In 2013, the Compensation Committee evaluated the Company’s total shareholder return (TSR) relative to the Performance Peer Group for the three-year performance period from January 1, 2011 through December 31, 2013 and determined that the Company’s performance fell below threshold.

Threshold performance is total shareholder return equal to or above the 25th percentile of the Performance Peer Group, at which 25% of the target award is earned. Performance below the 25th percentile results in no award being earned.

The result of this determination by the Compensation Committee was that no performance-contingent deferred units ("CDU's") were earned, and the CDUs granted to executives for the 2011-2013 performance period were canceled for no value. For additional information, see "Executive Compensation Components - Long Term Incentives" below.

CEO Target vs. Realized Pay

Consistent with our philosophy of aligning the interests of our Executive Officers with those of our shareholders by basing the majority of compensation on achieving desired performance outcomes, the actual total compensation values received by our Executive Officers in recent years have fallen below targeted and competitive market levels (and significantly below these levels with respect to 2011 and 2013). This is primarily a result of the lack of appreciation in the Company's share price and below-target total shareholder return relative to our peers.

In contrast to the information reported in the Summary Compensation Table, which reflects the grant date fair value for stock awards, we believe that realizable pay provides a better picture of the amounts actually earned.

The graph below illustrates the effect of our performance-based compensation programs on the total compensation of our Chief Executive Officer.

CEO Target Compensation vs. Realized Compensation as of December 31, 2013
as compared to annual Total Shareholder Return

$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
2011 Target
Value at Dec. 31, 2011 (2)
2012 Target
Value at Dec. 31, 2012 (2)
2013 Target
Value at Dec. 31, 2013 (2)

	2011 Target	Value at Dec. 31, 2011 (2)	2012 Target	Value at Dec. 31, 2012 (2)	2013 Target	Value at Dec. 31, 2013 (2)
Unrealized Value		$5,634,640		$735,791		$3,896,537
LTIP	$6,600,000	$1,362,460	$6,900,000	$6,061,702	$7,200,000	$3,411,463
Bonus	$1,100,000	$702,900	$1,437,500	$1,540,007	$1,500,000	$1,392,000
Base	$1,100,000	$1,100,000	$1,150,000	$1,150,000	$1,200,000	$1,200,000
TSR		-42.0%		18.2%		14.4%

Total Shareholder Return is calculated assuming that all dividends are reinvested on the date of payment.

The compensation delivered or deliverable for each year was calculated as of December 31, 2013 based on (a) amounts paid under the Performance Award and Cash Bonus Plan, (b) amounts for performance-contingent deferred units that would be receivable if the performance period had ended on December 31, 2013, (c) the intrinsic value of stock options granted in the applicable year based on our closing price of $49.42 on December 31, 2013 and (d) for deferred unit grants, the value of the shares as of December 31, 2013. For additional information, see "Executive Compensation Components - Long Term Incentives" below.

The final actual LTIP values for 2012 and 2013 have not been determined, since the performance periods for the contingent deferred unit awards in those years will end at December 31, 2014 and 2015, respectively. If our performance relative to peers improves between now and the end of the performance period, the realized LTIP values shown for 2012 and 2013 in the chart above would increase, possibly significantly. In addition, any change in our share price compared to our share price on December 31, 2013 would impact the stock option and deferred unit values under the LTIP.

Executive Compensation Program Principal Objectives
The objective of our compensation program is to align pay with performance. The program is designed to attract, motivate and retain superior executive talent in the geographic locations necessary to support our global operations. The program is also designed to provide our executives with a competitive compensation package that rewards performance against specific identified financial, strategic and operational goals that the Compensation Committee believes are critical to the Company’s long-term success and the achievement of sustainable long-term total return to our shareholders.

In designing our executive compensation program, we are guided by the following principal objectives:

•positioning each element of total direct compensation at approximately the median of our peer companies;
•aligning annual incentive compensation with financial and strategic objectives; and
•rewarding absolute and relative performance in TSR through long-term equity incentive awards.

The Compensation Committee believes the principal elements of the compensation program of base salary, cash-based annual incentive compensation and equity-based long-term incentive compensation achieve our objective of pay to performance alignment by delivering the vast majority of executive pay as performance-based, ‘at-risk’ incentive compensation that is designed to balance short-term annual results and the long-term multi-year success of the Company and build long-term shareholder value without excessive risk-taking.

Executive Compensation Setting

We believe that our executive compensation program must be continuously monitored to ensure that we provide the opportunity for each of our Named Executive Officers to receive competitive compensation without providing an incentive for excessive risk-taking. The Compensation Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our Named Executive Officers and compares the total compensation and each component of compensation:

•	externally against the amounts paid to Executive Officers holding comparable positions at companies with which we compete for executive talent; and

•	internally for purposes of ensuring internal equity.

We regularly assess our compensation programs to ensure they are appropriate within our industry sector and among companies in other industries that are of comparable size, international scope and organizational complexity. We also seek to provide a direct link to enhancing shareholder value and achieving our vision and business strategy.

The Compensation Committee employs two peer groups for setting executive compensation. The ‘Peer Group’ is used to assess the competitiveness of the compensation of our Named Executive Officers and the ‘Performance Peer Group’ is used to evaluate the relative performance of our Company.

Peer Group

We compete for executive talent across many different sectors around the world. Our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for the Named Executive Officers, each element of their total direct compensation is compared against published compensation data.

In 2014, the Compensation Committee eliminated from the Peer Group companies with revenues greater than 250% or less than 30% of Transocean’s in order to evaluate our compensation practices against companies with which we are more closely aligned based on size, market capitalization, geographic reach and industry segment.

The Peer Group for 2013 is comprised of the following companies:

• Anadarko Petroleum Corporation	• Diamond Offshore Drilling, Inc.	• National Oilwell Varco, Inc.
• Apache Corporation	• Encana Corporation	• Noble Corporation plc
• Baker Hughes Incorporated	• Ensco plc	• Noble Energy, Inc.
• BG Group plc	• EOG Resources, Inc.	• Petrofac Limited
• Cameron International Corporation	• FMC Technologies, Inc.	• Seadrill Limited
• Canadian Natural Resources Limited	• Halliburton Company	• Talisman Energy Inc.
• Chesapeake Energy Corporation	• Marathon Oil Corporation	• Weatherford International Ltd.
• Devon Energy Corporation	• Nabors Industries Ltd.

In addition, we consider the compensation practices of non-energy general industry peers of comparable size and international scope in setting executive compensation levels and use general industry data as a secondary market reference. These non-energy general industry peers are expected to vary from year-to-year based on changes in the marketplace and the availability of published survey data for companies that meet the defined size, international scope and organizational structure criteria.

Competitive market data for the Peer Group are compiled both from published compensation surveys and from information disclosed publicly by each company for the prior year. Data for comparable non-energy general industry peers are obtained from published surveys. Our target market position is determined based on the data believed to be most relevant for a given position. For example, the Peer Group data is weighted more heavily for operations roles, and general industry data is weighted more heavily for executives overseeing administrative functions. However, in accordance with our pay-for-performance philosophy, the Peer Group data is the primary reference for assessing short-term and long-term incentive compensation levels.

Each element of compensation and the total direct compensation for each of the Named Executive Officers is compared to the estimated market median for his or her position.
Performance Peer Group

The Compensation Committee established the Performance Peer Group in order to evaluate the Company’s total shareholder return relative to that of companies considered to be direct business competitors and competitors for investment capital. The Performance Peer Group consists of:

• Baker Hughes Incorporated	• Noble Corporation plc
• Diamond Offshore Drilling, Inc.	• Rowan Companies Inc.
• Ensco plc	• Schlumberger Limited
• Halliburton Company	• Seadrill Limited
• Nabors Industries Ltd.	• Weatherford International Ltd.
• National Oilwell Varco Inc.

Executive Compensation Components
Our executive compensation program is designed to meet the objectives of our compensation philosophy, including by tying a significant portion of each executive's compensation to Company and individual performance.

The following table summarizes the purpose and key characteristics of each component of our executive compensation program.

Compensation Element	Purpose	Key Characteristics
Base Salary	To provide a base level of income, targeting the market median for executive talent. Individual circumstances may result in base salaries above or below market median.	Fixed compensation. Reviewed annually and adjusted as appropriate.
Annual Performance Bonus	Motivate executives to achieve our short-term business objectives and reward contributions toward the achievement of pre-established performance goals.
Variable compensation. Based on corporate performance compared to pre-established performance goals. Award potential ranges from 0% to 200% of target. The target annual performance bonus, as a percentage of base salary, was adjusted downward for all executives in 2013.

Long-Term Incentive - Contingent Deferred Units
Align the interests of our executives with those of our shareholders by creating a direct correlation between realized pay and increased shareholder return relative to performance peers over the long-term.

Variable compensation. The number of earned units is based on relative total shareholder return during three-year performance periods. No units were earned for the three-year performance period ending in 2013.

Long-Term Incentive - Stock Options	Motivate executives to contribute to long-term increases in shareholder value. To retain executives by mitigating swings in incentive values.	Variable compensation. Long-term award with ratable vesting over three years that provides a straight-line, direct correlation between realized pay and increases in shareholder value.
Long-Term Incentive - Deferred Units	Motivate executives to contribute to long-term increases in shareholder value. To retain executives by mitigating swings in incentive values.	Variable compensation. Long-term award with ratable vesting over three years that provides a direct correlation between realized pay and increases in shareholder value.
Expatriate Benefits	To assist expatriate executives with part of the additional burden of an overseas posting.	Fixed compensation. Provided to expatriate executives as housing, dependent education, cost of living and automobile allowances. Tax equalization benefits for these allowances have been eliminated.
Other Compensation	Provides benefits that promote employee health and welfare, assist executives in carrying out their duties and increase productivity.	Indirect compensation elements consisting of health and welfare plans and minimal perquisites.
Post-Employment	To provide a measure of financial security in the event an executive’s employment is terminated without cause.
Fixed compensation. Severance benefits, to the extent permissible under Swiss law, are provided pursuant to the Executive Severance Policy and are not payable in the event of a termination for cause or a voluntary resignation without good reason.

In assessing the reasonableness of the total direct compensation of the Named Executive Officers, particularly the compensation of our Chief Executive Officer, the Compensation Committee considered that the amount and mix of compensation provided a direct link to creating sustainable long-term shareholder value, achieving our vision and business strategy, and advancing the core principles of our compensation philosophy and objectives without excessive risk.

Base Salary

Our Named Executive Officers receive base salaries constituting a basic level of compensation for services rendered during the year. The base salaries of our Named Executive Officers are determined by the Compensation Committee upon each officer's initial hire and reviewed in connection with a promotion or other change in job responsibility. Each base salary is also reviewed by the Compensation Committee annually thereafter, both individually and, for internal pay equity purposes, relative to other Executive Officers. Base salary adjustments are made to reflect our desired position in the competitive market.

The Compensation Committee reviewed the base salaries of the Named Executive Officers and gave consideration to recommendations from our Chief Executive Officer regarding the Named Executive Officers other than himself, competitive compensation information based on Peer Group and other survey data, the job responsibilities, performance, and expected future contributions of each Named Executive Officer, and our compensation philosophy and objectives. Considering input from its compensation consultant, the Compensation Committee approved the following base salaries (or US$ base salary reference) for the individuals listed below, effective March 1, 2013:

Executive	2013 Base Salary	Increase over 2012
Mr. Newman	$1,200,000	4%
Mr. Ikaheimonen (1)	$730,000	4%
Mr. Stobart	$635,000	3%
Mr. Tonnel	$425,000	6%
Mr. Toma (1)	$635,000	3%

(1) Base salary was converted from CHF using the CHF : US$ average 2013 exchange rate of .927

The Compensation Committee did not review the base salary of Mr. Katz, as his $600,000 base salary was previously approved under the terms of his employment agreement as Interim Senior Vice President and General Counsel. See "Employment Agreement with Allen Katz" below.

Annual Performance Bonus

Our Performance Award and Cash Bonus Plan (the "Bonus Plan") is a goal-driven plan that provides participants, including the Named Executive Officers, with the opportunity to earn annual cash bonuses based on performance as measured against predetermined performance objectives. Individual target award levels, expressed as percentages of the participants' base salaries, are established by the Compensation Committee at the beginning of the year. The target award opportunities under the Bonus Plan, when combined with base salaries, are intended to position the participants, on average, to earn total cash compensation approximating competitive market median levels. Performance above and below the target provides the opportunity for participants to earn total annual cash compensation above the competitive market median when warranted by above-target performance, up to a designated maximum, or the possibility of earning total annual cash compensation below the median for below-target performance.

Under the Bonus Plan for 2013, each Named Executive Officer had a potential payout range of 0% to 200% of his individual target award opportunity. In February 2013, the Compensation Committee established a 2013 target bonus opportunity for each of the following named Executive Officers, which is expressed as a percentage of base salary, as follows:

Mr. Newman	125%
Mr. Ikaheimonen	80%
Mr. Stobart	100%
Mr. Tonnel	60%
Mr. Toma	80%

The Compensation Committee did not review the bonus opportunity of Mr. Katz, as his 80% of base salary target bonus opportunity is not subject to the performance objectives of the Bonus Plan and was approved under the terms of his employment agreement as Interim Senior Vice President and General Counsel. See "Employment Agreement with Allen Katz" below.

Long-Term Incentives

We establish competitive long-term incentive opportunities for our Named Executive Officers that motivate achievement of long-term operational goals and increased total shareholder return, align the interests of participants with those of shareholders and vary in the ultimate actual value of the awards based on the Company’s actual total shareholder return and stock price appreciation.

To provide an appropriate balance of incentives tied to performance, three types of long-term equity instruments are utilized. The forms of equity awards and their weightings made to our Named Executive Officers are discussed below, and the targeted values of all long-term incentive awards (including stock options and time-vested and performance-vested deferred units) granted to the Named Executive Officers in 2013 were as follows:

Mr. Newman	$7,200,000
Mr. Ikaheimonen	$2,500,000
Mr. Stobart	$2,250,000
Mr. Tonnel	$1,200,000
Mr. Toma	$2,000,000

Under the terms of his employment agreement, Mr. Katz did not receive equity awards in 2013. See "Employment Agreement with Allen Katz" below.

Contingent Deferred Units

CDUs were granted to Named Executive Officers as part of the Company's 2013 annual long-term incentive grants. Each CDU represents one share and is based on a three-year performance cycle from January 1, 2013 through December 31, 2015. The number of CDUs ultimately earned by a Named Executive Officer is based on the total shareholder return of the Company relative to the Performance Peer Group, as determined by the Compensation Committee.

Threshold performance is total shareholder return equal to or above the 25th percentile of the Performance Peer Group, at which 25% of the target award is earned. Performance below the 25th percentile results in no award being earned. Target performance is equal to or above the median of the Performance Peer Group, at which 100% of the target award is earned. At maximum performance, which is considered to be at or above the 75th percentile of the Performance Peer Group, 175% of the target award is earned. Upon vesting, each CDU, together with a cash payment equal to any dividends or equivalents accrued during the performance cycle for earned and vested shares, will be distributed to the Named Executive Officer.

The target value of the 2013 CDU grants to each of the Named Executive Officers was approximately one-third (33%) of each officer's total 2013 long-term incentive award target value.

Stock Options

Nonqualified stock options were granted to the Named Executive Officers as part of the 2013 annual long-term incentive grants.The options were granted with an exercise price equal to the fair market value of the Company's shares on the grant date and vest over a three-year schedule (ratably one-third each year) with a ten-year term.

The target value of the 2013 stock option grants to each of the Named Executive Officers was approximately one-third (34%) of each officer's total 2013 long-term incentive award target value. The Board did not grant stock option awards in 2014.

Deferred Units

Time-vested deferred units ("DUs") were granted to all Named Executive Officers as part of the 2013 annual long-term incentive grants. Each DU represents one share and vests over a three-year schedule (ratably one-third each year), contingent on continued service.

The target value of the 2013 DU grants to each of the Named Executive Officers was approximately one-third (33%) of each officer's total 2013 long-term incentive award target value.

Employment Agreement with Allen Katz

We entered into an employment agreement with Mr. Katz in connection with his service as our Interim Senior Vice President and General Counsel. The agreement provides for, among other things, a base salary of $50,000 per month, a target bonus of 80% of Mr. Katz’ base salary during the term of his service under the agreement (in lieu of participation in the Bonus Plan), contingent upon the satisfaction of his duties under the agreement, and the grant of 32,328 deferred units. Under the agreement, 50% of these deferred units were to be earned if Mr. Katz remained employed by us until June 30, 2013 or was terminated by us or by mutual agreement prior to such date, and the remaining 50% of the deferred units were to be earned on a pro-rated basis, determined by dividing the number of days of employment following June 30, 2013 by 184. Any of these deferred units actually earned shall vest and be payable in three equal installments on the three anniversaries following the date of grant. Mr. Katz is not eligible to participate in our Executive Severance Policy.

Employment Agreements with Members of Executive Management

In connection with the implementation of the Minder Ordinance, we entered into certain employment agreements with members of the Executive Management Team in December 2013 to memorialize prior arrangements in effect with them.

Mr. Newman entered into an employment agreement with us pursuant to which he will receive a monthly salary of $100,000 and his annual cash bonus target under the Bonus Plan will be 125% of his base salary. Mr. Newman also will be eligible for awards under the LTIP and his annual long-term incentive award target will be 600% of his base salary. The Compensation Committee, in its sole discretion, may also grant Mr. Newman a supplemental LTIP award in consideration of his performance of services as a resident of Switzerland. In addition, Mr. Newman will receive normal expatriate allowance benefits related to his assignment to our offices in Geneva.

Mr. Stobart entered into an employment agreement with us pursuant to which he will receive a monthly salary of $52,917 and his annual cash bonus target under the Bonus Plan will be 100% of his base salary. Mr. Stobart also will be eligible for awards under the LTIP and his annual long-term incentive award target will be 350% of his base salary. The Compensation Committee, in its sole discretion, may also grant Mr. Stobart a supplemental LTIP award in consideration of his performance of services as a resident of Switzerland. In addition, Mr. Stobart will receive normal expatriate allowance benefits related to his assignment to our offices in Geneva.

Mr. Ikaheimonen entered into an employment agreement with us pursuant to which he will receive a monthly salary of CHF 57,062 and his annual cash bonus target under the Bonus Plan will be 80% of his base salary. Mr. Ikaheimonen also will be eligible for awards under the LTIP and his annual long-term incentive award target will be 350% of his base salary. The Compensation Committee, in its sole discretion, may also grant Mr. Ikaheimonen a supplemental LTIP award in consideration of his performance of services as a resident of Switzerland. In addition, Mr. Ikaheimonen will receive normal expatriate allowance benefits related to his assignment to our offices in Geneva.

We have agreed in each of these employment agreements to propose alternative terms during the fourth quarter of 2015 to achieve compliance with the Minder Ordinance by January 1, 2016, and the members of the Executive Management Team have agreed to cooperate to reach acceptable terms in compliance with such legislation.
Expatriate Benefits

For our Named Executive Officers who accept an international assignment, we also provide some expatriate benefits, including relocation expenses, housing, car and cost of living allowances, and educational expenses for dependent children. The types and values of these mobility benefits for each Named Executive Officer are included in the Summary Compensation Table under "All Other Compensation" and described in the notes to that table.

Historically, the Company has been responsible for income and social tax liabilities due on these allowances, as well as for any Swiss wealth tax that may be assessed on an executive. Until December 31, 2013, the Company also provided tax equalization benefits to the Executive Officers based in Switzerland who are U.S. nationals, pursuant to the Company's tax equalization policy.

Beginning in 2014, following our decision to suspend these tax equalization and tax protection benefits, our expatriate executives will receive a supplemental equity award to partially offset the loss of these benefits. We believe these supplemental equity awards will be consistent with our pay-for-performance philosophy and will also have a retention benefit, without increasing the total cost of compensation.

Indirect Compensation

In addition to base salary and annual and long-term incentive compensation, we offer other indirect compensatory arrangements to our executives. These indirect elements of executive compensation are not performance-based and are offered as part of the overall compensation package to ensure that the package is competitive with other companies with which we compete for talent. Below is a summary of the principal indirect elements of compensation for our Named Executive Officers.

Health, Welfare and Retirement

Our Named Executive Officers are eligible for Company-wide benefits on substantially the same basis as other full-time employees, including savings, pension, medical, and life insurance benefits. Our Named Executive Officers also receive a supplemental life insurance benefit equal to four times covered annual earnings. This benefit is capped at a maximum of $1 million for Named Executive Officers on the U.S. payroll, with no cap applicable to the Named Executive Officers not on the U.S. payroll. In addition, we make a supplemental pension plan available to employees (including the Named Executive Officers) to make up for benefits that otherwise would be unavailable due to Internal Revenue Service (“IRS”) limits on qualified plans.

Perquisites

We offer limited perquisites as a recruiting and retention tool. Each of our Named Executive Officers may receive up to $5,000 in financial planning. Our Named Executive Officers are also eligible to receive reimbursement for club membership dues and an annual physical exam paid by the Company. The amount of these perquisites was taxable to the Named Executive Officers in 2013.

The Compensation Committee annually reviews the nature and amount of the perquisites and other personal benefits provided to each of our Named Executive Officers to ensure that such perquisites are reasonable and competitive with market practice.

Post-Employment Compensation

We believe that the competitive marketplace for executive talent and our desire to retain our Executive Officers require us to provide our Executive Officers with a severance package. Each of our Executive Officers only receives severance benefits in the event we choose to terminate the Executive Officer at our convenience. Currently, all Named Executive Officers, except Mr. Katz, are covered under our executive severance benefit policy, which provides for specified payments and benefits in the event of a termination at our convenience. Mr. Katz's employment and separation terms are governed by his employment agreement as Interim Senior Vice President and General Counsel. See "Employment Agreement with Allen Katz" above.

The benefits provided in the event of an involuntary termination under the terms of our executive severance benefit policy include a cash severance benefit limited to 52 weeks of base salary; a pro rata share of the termination year's targeted award level under the Bonus Plan for such Named Executive Officer, as determined by the Compensation Committee, treatment of long-term incentive awards under the convenience-of-company termination provision as provided for in the terms and conditions of each award (as more fully described under "Executive Compensation-Potential Payments Upon Termination or Change of Control"); and outplacement services not to exceed 5% of the base salary of the Named Executive Officer.

We also believe that the interests of our shareholders are served by including a double-trigger change-of-control provision in the Bonus Plan and the Long-Term Incentive Plan for Named Executive Officers who would be integral to the success of, and are most likely to be impacted by, a change of control. By requiring two triggering events to occur, we believe that those Executive Officers who remain with us through a change of control will be appropriately focused while those who depart as a result of a change of control will be appropriately compensated. The types of payments that will be made to our executives, along with estimated values as of December 31, 2013, are described under "Executive Compensation-Potential Payments Upon Termination or Change in Control."

The Compensation Committee periodically reviews severance packages offered to the Executive Officers to ensure the benefits are aligned with the prevailing market practices. In order for a Named Executive Officer to receive the benefits described above, the Named Executive Officer must first sign a release of all claims against us and enter into a confidentiality agreement covering our trade secrets and proprietary information.

The Minder Ordinance will require changes to some of the post-employment compensation features described above in relation to our Executive Management Team. With respect to existing members of our Executive Management Team, full compliance with the requirements of the Minder Ordinance must be achieved by January 1, 2016. For any new members of the Executive Management Team, the limitations of the Minder Ordinance with respect to severance would apply immediately.

Executive Compensation Governance
The Compensation Committee is responsible for the executive compensation program design and decision-making process. The Compensation Committee solicits input from the independent members of the Board of Directors, the Chief Executive Officer and other members of management, and its independent compensation consultant to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation Committee

The Compensation Committee, composed solely of Board members who (a) are not employees of the Company, (b) meet the independence requirements of the New York Stock Exchange, and (c) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code, is responsible for overseeing our executive compensation and long-term incentive programs. Specifically, the Compensation Committee is responsible for:

•	reviewing and approving the target and actual compensation paid to and the benefit levels received by our Executive Officers and other officers at or above the Senior Vice President level;

•
annually establishing focus areas for our Chief Executive Officer, annually evaluating all aspects of our Chief Executive Officer's performance in light of these focus areas (with the participation of all non-executive members of our Board of Directors), and setting our Chief Executive Officer's compensation based on this evaluation and after reviewing data concerning compensation practices in the competitive market;

•
establishing and approving our executive compensation plans and arrangements to provide benefits to our Executive Officers and other officers at or above the Senior Vice President level in accordance with the goals and objectives of the Company as established by the Board of Directors;

•	administering the Company's Long-Term Incentive Plan, including determining plan eligibility and approving individual awards for all plan participants;

•	administering the Company's Performance Award and Cash Bonus plan and approving individual awards for all executive officers;

•
considering and approving executive employment and, to the extent permissible under Swiss law, severance agreements or other contractual agreements that may be entered into with our Executive Officers (which shall not include "single-trigger" change-in-control agreements);

•
reviewing and discussing this Compensation Discussion and Analysis with our management and, based upon such review and discussion, recommending to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for our Annual General Meeting; and

•	assessing the risks associated with the Company's compensation arrangements.

The Compensation Committee currently consists of four directors: Tan Ek Kia, Chairman, Frederico F. Curado, Martin B. McNamara and Robert M. Sprague.

The Independent Compensation Consultant

To assist it in discharging its responsibilities, the Compensation Committee engaged an independent executive compensation consulting firm, Pay Governance LLC, which advised the Compensation Committee on executive compensation matters for 2013.

In order not to impair the independence of the Compensation Committee's compensation consultant or to create the appearance of such an impairment, the Compensation Committee adopted a policy that any compensation consultant to the Compensation Committee may not provide other services to the Company in excess of $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2013. In August 2013, the Compensation Committee assessed whether the work of Pay Governance for the Compensation Committee during 2013 raised any conflict of interest, including by conducting a review of a number of independence factors, which included the factors set forth under Rule 10C-1 of the Securities Exchange Act, and the Compensation Committee concluded that no conflict of interest was raised that would prevent Pay Governance from independently representing the Compensation Committee.

In advising the Compensation Committee, the compensation consultant reports to and acts at the direction of the Compensation Committee. The Compensation Committee directs the compensation consultant in the performance of its duties under its engagement to provide certain guidance on an ongoing basis, including:

•	expertise on compensation strategy and program design;

•	information relating to the selection of the Company's peer group;

•	relevant market data and alternatives to consider when making compensation decisions;

•	assistance in establishing and updating annual and long-term incentive guidelines;

•	periodic reviews of the total executive compensation program; and

•	support and advice as the Compensation Committee conducts its analysis of and makes its decisions regarding executive compensation.

The Compensation Committee does not necessarily adopt all recommendations given by the compensation consultant but uses the consultant's work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions.

The compensation consultant participates in every meeting of the Compensation Committee and meets privately with the Compensation Committee at the Compensation Committee's request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

Other Advisors

From time to time, management engages other advisors to assist it in providing advice to the Compensation Committee regarding executive compensation matters. Such advisors have included, among others, an outside corporate law firm to provide advice regarding various legal issues, financial analysts to examine relevant performance metrics and an outside actuarial firm to evaluate benefits programs. The Compensation Committee evaluates these advisors for independence on an annual basis.

Management

Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer's conclusions and recommendations, including his conclusions and recommendations with respect to base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Performance Award and Cash Bonus Plan, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other officers at or above the Senior Vice President level. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any Executive Officer, including reducing or increasing the payment amount for one or more components of such awards.

Officers and other employees in our human resources department assist our Chief Executive Officer with his recommendations and develop and present other recommendations regarding compensation to the Compensation Committee as needed. Our officers and other employees participate in Compensation Committee discussions in an informational and advisory capacity and have no authority in the Compensation Committee's decision-making process

Additional Executive Compensation Information
Use of Tally Sheets

The Compensation Committee reviews compensation tally sheets, prepared by management, that present comprehensive data on the total compensation and benefits package for each of our Named Executive Officers. Tally sheets include all current compensation obligations, as well as additional analyses with respect to hypothetical terminations to consider the Company’s obligations under such circumstances. The Compensation Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved, but rather to evaluate the Company’s obligations under the various programs.

Stock Ownership Guidelines for Executive Officers

We believe it is important for our Named Executive Officers to build and maintain an appropriate minimum equity stake in the Company. The Company’s stock ownership guidelines for Named Executive Officers are intended to further align executives’ interests with the interests of our shareholders. Under these guidelines, subject to a provision to allow the sale of up to 50% of any vesting stock prior to coming into compliance with ownership requirements, each of our Named Executive Officers must own an amount of shares equivalent to the following prior to selling any shares granted under the LTIP to such Named Executive Officer:

CEO	6x base pay
President and Executive Vice President	3x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

In 2013, the stock ownership guidelines were revised to increase the amount of shares our CEO must hold to six times his base salary, as opposed to five times base salary in previous years. Compliance with this policy is reviewed by the Compensation Committee and executives must certify their compliance on an annual basis. The Compensation Committee may exercise its discretion in response to any non-compliance with this policy.

No Hedging of Company Stock

In order to discourage our Executive Officers and directors from hedging their long positions in the Company's shares, we have a policy that prohibits any of our Executive Officers and directors from holding derivative instruments tied to our shares, other than derivative instruments that may be issued by us.

Additionally, our Executive Officers and directors are prohibited from hedging, engaging in short sales and holding our shares in margin accounts and must certify compliance with the hedging and pledging provisions of our Insider Trading Policy on an annual basis.

Executive Compensation Recoupment Policy

Under the Incentive Compensation Recoupment Policy, the Company is authorized to recover or adjust incentive compensation to the extent the Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received due to a restatement of our financial statements or if the Compensation Committee determines that an executive has engaged in, or has knowledge of, and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirement.

Tax Impact on Compensation

To the extent attributable to our United States subsidiaries and otherwise deductible, Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the tax deduction that United States subsidiaries can take with respect to the compensation of designated Executive Officers, unless the compensation is "performance-based."

Under the LTIP, the Compensation Committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) based on the achievement of objective performance goals. All Executive Officers are eligible to receive this type of award. The Compensation Committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Company's Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Tan Ek Kia, Chairman
Frederico F. Curado
Martin B. McNamara
Robert M. Sprague

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes annual and long-term compensation awarded, earned or paid for services in all capacities to the Named Executive Officers for the fiscal year ended December 31, 2013 and for those officers who were also Named Executive Officers for 2012 or 2011, for fiscal years ended December 31, 2012 or 2011.

		Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Name and Principal Position	Year	$	$	$	$	$	$	$	$
Steven L. Newman	2013	1,191,667	—	6,136,767	2,145,403	1,382,625	555,396	2,525,706	13,937,564
President and Chief Executive	2012	1,141,667	—	5,934,659	2,584,048	1,540,007	1,749,000	1,102,514	14,051,895
Officer	2011	1,075,000	—	4,612,340	1,224,446	686,794	1,239,144	1,091,201	9,928,925

Esa Ikaheimonen	2013	731,487	—	2,130,800	744,930	544,921	—	984,635	5,136,773
Executive Vice President and	2012	89,694	248,724	726,383	—	77,759	—	185,338	1,327,898
Chief Financial Officer

John B. Stobart	2013	631,667	—	1,917,706	670,430	586,280	97,050	983,866	4,886,999
Executive Vice President and	2012	153,750	300,000	976,351	—	166,803	18,650	21,204	1,636,758
Chief Operating Officer

Allen M. Katz	2013	600,000	480,000	—	—	—	90,172	70,224	1,240,396
Senior Vice President and
Interim General Counsel

David Tonnel	2013	420,833	—	1,022,795	357,561	234,290	85,842	249,841	2,371,162
Senior Vice President and	2012	387,875	—	1,032,105	449,400	242,341	92,548	368,865	2,573,134
Controller

Ihab M. Toma	2013	631,259	519,032	1,704,613	595,947	—	—	728,246	4,179,097
Former Executive Vice	2012	577,446	—	1,720,211	748,988	491,940	—	403,527	3,942,112
President and Chief of Staff	2011	584,673	—	1,048,302	278,290	280,490	—	645,473	2,837,228

(1)
Base salary is denominated in U.S. dollars (US$). Messrs. Ikaheimonen’s and Toma’s salaries were paid in Swiss francs (CHF) but, for purposes of this table, converted to US$ using the average annual CHF to US$ exchange rates of 1.0753 and 1.06668 for 2013 and 2012, respectively, and exchange rates ranging from 0.781 to 0.3967 for 2011.

(2)
Represents the aggregate grant date fair value during such year under accounting standards for recognition of share‑based compensation expense for the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
Non-Equity Incentive Plan Compensation includes annual cash bonuses paid to the Named Executive Officers based on service during the year included in the table and awarded in the following year pursuant to the Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2013, is described under “Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan.”

(4)
There are no nonqualified deferred compensation earnings included in this column because no Named Executive Officer received above‑market or preferential earnings on such compensation during 2013, 2012 or 2011.

(5)	All other compensation for 2013 consists of the following:

Name	Company Contributions to Savings Plans(1) $	Life Insurance Premiums $	Dividend Equivalents on Time-vested DUs $	Club Membership Dues $	Expatriate Assignment Allowances(2) $	Expatriate Relocation Pay and Geographic Differential $	Expatriate Net Tax Paid(3) $
Steven L. Newman	15,300	3,030	154,526	360	309,203	97,160	1,946,487
Esa Ikaheimonen	153,860	54,284	51,109	—	393,667	98,450	233,265
John B. Stobart	7,650	6,222	55,705	—	354,610	149,679	410,000
Allen M. Katz	6,150	15,798	48,276	—	—	—	—
David Tonnel	15,300	2,460	28,876	2,228	187,839	13,138	0
Ihab M. Toma	111,381	25,334	46,432	4,954	190,730	94,689	254,726

(1)
Messrs. Newman, Stobart, Katz and Tonnel participate in the U.S. 401(k) Savings Plan. Messrs. Ikaheimonen and Toma participate in the Transocean Management Ltd. Pension Plan. Amounts shown represent Company contributions to those plans.

(2)
Amounts represent automobile allowances, housing allowances for Mr. Newman ($179,925), Mr. Ikaheimonen ($180,645), Mr. Stobart ($157,362), Mr. Tonnel ($56,255), and Mr. Toma (165,591); home country leave allowances for Mr. Newman ($39,500), Mr. Stobart ($41,816), and Mr. Tonnel ($42,892); and dependent education costs for Mr. Newman ($76,926), Mr. Ikaheimonen ($184,532), Mr. Stobart ($144,737), and Mr. Tonnel ($42,892).

(3)
Amounts include taxes paid by the Company to a taxing authority in 2013 with respect to taxes on income earned in previous years. Amounts also include an estimate of remaining taxes due through tax year 2013 as a result of the discontinuation of tax equalization for Swiss-based executive management, effective December 31, 2013, for Mr. Newman ($1,773,261), Mr. Ikaheimonen ($96,937), and Mr. Stobart ($172,161).

Grants of Plan-Based Awards for 2013
The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in the fiscal year ended December 31, 2013. Mr. Katz did not receive any such awards during 2013.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Number of Shares of Stock or Units(3) (#)	Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven L. Newman		—	1,500,000	3,000,000
	2/14/2013				11,505	46,020	80,535				3,407,781
	2/14/2013								123,512	59.30	2,145,403
	2/14/2013							46,020			2,728,986
Esa Ikaheimonen		—	584,000	1,168,000
	2/14/2013				3,995	15,979	27,963				1,183,245
	2/14/2013								42,886	59.30	744,930
	2/14/2013							15,979			947,555
John B. Stobart		—	635,000	1,270,000
	2/14/2013				3,595	14,381	25,167				1,064,913
	2/14/2013								38,597	59.30	670,430
	2/14/2013							14,381			852,793
David Tonnel		—	255,000	510,000
	2/14/2013				1,918	7,670	13,423				567,963
	2/14/2013								20,585	59.30	357,561
	2/14/2013							7,670			454,831
Ihab M. Toma		—	508,000	1,016,000
	2/14/2013				3,196	12,783	22,370				946,581
	2/14/2013								34,309	59.30	595,947
	2/14/2013							12,783			758,032

(1)
This column shows the amount of cash payable to the Named Executive Officers under our Performance Award and Cash Bonus Plan. Actual amounts earned by the Named Executive Officers under the plan appear in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2013, see “Compensation Discussion and Analysis—Performance Award and Cash Bonus Plan.”

(2)
The February 14, 2013 contingent deferred unit award is subject to a three-year performance period ending on December 31, 2015. The actual number of deferred units received will be determined in the first 60 days of 2016 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any earned shares will vest on December 31, 2015. For more information regarding the LTIP, including the performance targets used for 2013 and the contingent nature of the awards granted under the LTIP, please read, “Compensation Discussion and Analysis—Long-Term Incentive Plan.”

(3)
This column shows the number of time-vested deferred units granted to the Named Executive Officers under the LTIP. The units vest in one-third increments over a three-year period commencing on the anniversary of the date of grant.

(4)
This column shows the number of time-vested stock options granted to the Named Executive Officers under the LTIP. The options vest in one-third increments over a three-year period commencing on the anniversary of the date of grant.

(5)	This column represents the grant date fair value of these awards calculated in accordance with accounting standards for recognition of share‑based payment awards.

Outstanding Equity Awards at Year-End 2013
The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013 for the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Not Exercisable (#)	Option Exercise Price ($/Share)	Grant/Award Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested(2) ($)
Steven L. Newman	17,248	—	$83.70	07/13/2006	07/12/2016
	17,248	—	$73.21	10/12/2006	07/12/2016
	27,728	—	$144.32	07/09/2008	07/08/2018
	56,000	—	$60.19	02/12/2009	02/11/2019
	63,675	—	$80.26	03/01/2010	02/29/2020
	38,414	19,207	$78.76	02/10/2011	02/09/2021
	44,081	88,163	$50.79	02/17/2012	02/16/2022
	—	123,512	$59.30	02/14/2013	02/13/2023
				02/10/2011		9,765	482,586
				02/17/2012		36,195	1,788,757
				02/14/2013		46,020	2,274,308
				02/17/2012				54,292(3)	2,683,111
				02/14/2013				46,020(4)	2,274,308
Esa Ikaheimonen	—	42,886	$59.30	02/14/2013	02/13/2023
				11/15/2012		10,778	532,649
				02/14/2013		15,979	789,682
				02/14/2013				15,979(4)	789,682
John B. Stobart	—	38,597	$59.30	02/14/2013	02/13/2023
				10/01/2012		14,083	695,982
				02/14/2013		14,381	710,709
				02/14/2013				14,381(4)	710,709
Allen M. Katz				11/17/2012		21,552	1,065,100
David Tonnel	3,401	—	$144.32	07/09/2008	07/08/2018
	9,164	—	$60.19	02/12/2009	02/11/2019
	2,729	—	$74.93	09/01/2009	08/31/2019
	11,792	—	$83.32	02/18/2010	02/17/2020
	5,820	2,911	$78.76	02/10/2011	02/09/2021
	7,666	15,333	$50.79	02/17/2012	02/16/2022
	—	20,585	$59.30	02/14/2013	02/13/2023
				02/10/2011		1,480	73,142
				02/17/2012		6,295	311,099
				02/14/2013		7,670	379,051
				02/17/2012				9,442(3)	466,624
				02/14/2013				7,670(4)	379,051
Ihab M. Toma	7,277	—	$72.51	08/17/2009	12/30/2014
	14,150	—	$83.32	02/18/2010	12/30/2014
	8,730	—	$78.76	02/10/2011	12/30/2014
	12,777	—	$50.79	02/17/2012	12/30/2014
				02/17/2012				10,256(3)	506,852
				02/14/2013				3,896(4)	192,540
(1) Represents time-vested deferred unit awards. Awards vest in one-third increments over a three-year period on the anniversary of the date of grant.
(2) For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 31, 2013 of $49.42 was used.
(3) Represents the February 17, 2012 contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2014. The actual number of deferred units received will be determined in the first 60 days of 2015 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2014. For more information regarding the LTIP, please read “Compensation Discussion and Analysis—Long-Term Incentive Plan.”
(4) Represents the February 14, 2013 contingent deferred unit award, which is subject to a three-year performance period ending on December 31, 2015. The actual number of deferred units received will be determined in the first 60 days of 2016 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2015. For more information regarding the LTIP, please read “Compensation Discussion and Analysis—Long-Term Incentive Plan.”

Option Exercises and Shares Vested for 2013
The following table sets forth certain information with respect to the exercise of options and the vesting of deferred units, as applicable, during 2013 for the Named Executive Officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven L. Newman	—	—	27,174	1,494,309
Esa Ikaheimonen	—	—	3,311	293,377
John B. Stobart	—	—	5,412	316,704
Allen M. Katz	—	—	7,427	586,645
David Tonnel	—	—	3,293	389,808
Ihab M. Toma(2)	—	—	34,223	1,829,430

(1)	Calculated by multiplying the closing price of our shares on the NYSE on the date of vesting multiplied by the number of shares that vested on such date.

(2)	Includes 23,495 shares with an aggregate value of $1,161,123 that vested on December 31, 2013, in connection with Mr. Toma’s separation from the Company.

Pension Benefits for 2013
We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

•	Transocean U.S. Retirement Plan,

•	Transocean Pension Equalization Plan,

•	Transocean International Retirement Plan, and

•	Transocean Management Ltd. Pension Plan.

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the Named Executive Officers pursuant to these plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2013 ($)
Steven L. Newman	Transocean U.S. Retirement Plan	20	563,429	—
	Transocean Pension Equalization Plan	20	4,779,008	—
Esa Ikaheimonen	Transocean Management Ltd. Pension Plan	1	158,421	—
John B. Stobart	Transocean U.S. Retirement Plan	1	46,942	—
	Transocean Pension Equalization Plan	1	68,758	—
Allen M. Katz	Transocean U.S. Retirement Plan	1	38,823	—
	Transocean Pension Equalization Plan	1	51,349	—
David Tonnel	Transocean U.S. Retirement Plan	8	166,560	—
	Transocean Pension Equalization Plan	8	213,253	—
	Transocean International Retirement Plan	8	100,344	—
Ihab M. Toma	Transocean Management Ltd. Pension Plan	9	579,816	—

Transocean U.S. Retirement Plan

The Transocean U.S. Retirement Plan is a tax-qualified pension plan funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. Messrs. Newman, Stobart, Katz and Tonnel were the Named Executive Officers in 2013 who have historically participated in this plan. The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Benefits available to the Named Executive Officers are no greater than those offered to non-executive participants. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older). The plan was amended effective January 1, 2009 to eliminate the 30-year lifetime cap on credited service.
Credited service under the plan includes all periods of employment after June 30, 1993, except for such periods when an employee does not meet eligibility requirements under the plan.
The following elements of executive compensation are included in computing the retirement benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Retirement benefits are calculated as (1) the product of (A) each year of an employee's credited service, times (B) 2.00%, times (C) the final average earnings, minus (2) the product (also referred to as the “Offset”) of (A) each year of an employee's credited service, times (B) 0.65%, times (C) the final average social security earnings. However, the Offset cannot be greater than one-half of the gross benefit, calculated using the lesser of the final average earnings and final average social security earnings.
If the employee elects to retire between the ages of 55 and 64, the amount of benefits is reduced; actuarial reduction factors are applied to his or her “gross benefit” and his or her final average social security earnings offset to allow for the fact that his or her benefit will start earlier than “normal” and will, therefore, be paid for a longer period of time.
None of the Named Executive Officers met the eligibility requirements for “early retirement” under the plan. The gross benefit is reduced 2% per year for the first five years and 6% per year for the next five years that the early retirement date precedes the normal retirement date. The offset benefit is reduced 6.67% per year for the first five years and 3.33% per year for the next five years that the early retirement date precedes the normal retirement date.
Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2013. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2012. The key assumptions used were:

Discount rate:	5.07%
Mortality Table:	2014-PPA
Form of Payment:	Joint & 50% Survivor Annuity
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62

Transocean Pension Equalization Plan

Officers, including each of the Named Executive Officers, are eligible to receive a benefit from the Company's nonqualified, unfunded, noncontributory Pension Equalization Plan (“PEP”) if the level of their compensation would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of this plan is to recognize an executive's service to the Company and provide supplemental post-retirement income to those individuals. Benefits are payable upon a participant's termination of employment, or six months after termination in the case of certain officers.

The following forms of compensation are used to calculate the supplemental benefit: base salary, non-equity incentive plan compensation and special performance cash bonuses. Benefits are not earned until the individual has five years of credited service with the Company. The formula used to calculate the plan benefit is the same as that which is used to calculate benefits under the Transocean U.S. Retirement Plan; however, earnings are not limited to the pay cap under Internal Revenue Code Section 401(a)(17) ($255,000 in 2013). The accrued benefit of certain individuals as of December 31, 2008 attributable to the legacy Transocean Supplemental Retirement Plan will be calculated using the interest rate in the Supplemental Retirement Plan, which was the annual interest rate equal to the yield on a new 7-12 year AA-rated general obligation tax-exempt bond as determined by Merrill Lynch & Co. Incorporated (or its affiliates) and published in The Wall Street Journal.
Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2013. The present value of these benefits was calculated based on assumptions used in the Company's financial statements for 2013. The key assumptions are:

Interest Rate:	4.31%
Mortality Table:	2014-417(e)
Form of Payment:	Lump Sum
Lump Sum Rate:	2.81%
Compensation:	Base Salary + Non-Equity Incentive Plan Compensation
Retirement Age:	62

Transocean International Retirement Plan

The Company maintains the Transocean International Retirement Plan, a nonqualified, defined contribution plan, for its non-U.S. citizen employees who accept international assignments and have completed at least one full calendar month of service. Eligibility in the plan is based on residency outside of the U.S. Mr. Tonnel was the only Named Executive Officer in 2013 who held accrued benefits in this plan, however, he did not actively participate in this plan in 2013. The plan is funded through cash contributions by the Company as a percentage of compensation along with voluntary contributions by employees, which are limited to 15% of the employee's base pay. Current Company contribution levels are as follows:

Service	Company Match
< 5 years	4.5%
5 - 9 years	5%
10 - 14 years	5.5%
15 - 19 years	6%
20+ years	6.5%
Contributions are based on a participant's compensation (regular pay, non-equity cash incentive pay and special performance cash awards). The normal retirement age under the plan is age 60; however, participants who are age 50 or older, and who are vested with two or more years of service, may upon termination or retirement, elect to receive a lump sum or an annuity based on the full cash value of the participant's retirement account. If a participant retires with less than two years of service, the participant will only be entitled to receive benefits under the plan based on the accumulated value of his voluntary employee contributions.
Transocean Management Ltd. Pension Plan

The Company maintains the Transocean Management Ltd. Pension Plan, a nonqualified, defined contribution plan, for its non-U.S. dollar paid employees in Switzerland. Messrs. Ikaheimonen and Toma were the Named Executive Officers in 2013 who participated in this plan. The plan is funded through cash contributions by the Company as a percentage of compensation along with contributions by employees. Mandatory contributions by the employees are 6% of pensionable salary. Additional voluntary contributions are permitted but these contributions do not generate any additional match by the Company. Current Company contribution levels are as follows:

Age	Company Match
24	10%
34	12%
44	14%
54	16%
Contributions are based on a participant's annual salary. Regular retirement age under the plan is age 65 for men and 64 for women, as is customary in Switzerland.

Nonqualified Deferred Compensation for 2013
The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to the Named Executive Officers. All nonqualified deferred compensation plan benefits are payable in cash from the Company's general assets.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven L. Newman	—	—	1,279	—	40,145
Esa Ikaheimonen	—	—	—	—	—
John B. Stobart	—	—	—	—	—
Allen M. Katz	—	—	—	—	—
David Tonnel	—	—	7	—	220
Ihab M. Toma	—	—	—	—	—

(1)
The Transocean U.S. Supplemental Savings Plan was frozen as of December 31, 2008. Accordingly, no new participants have been added since 2008. The balances under the plan will continue to accrue interest and remain in the plan until the participant leaves the Company.

(2)	Represents earnings in 2013 on balances in the Transocean U.S. Supplemental Savings Plan.

(3)	Represents balances as of December 31, 2013 in the Transocean U.S. Supplemental Savings Plan.
Transocean U.S. Supplemental Savings Plan

The Named Executive Officers and certain other highly compensated employees as of December 31, 2008 were eligible to participate in the nonqualified, unfunded Transocean U.S. Supplemental Savings Plan if the level of their base salaries would otherwise cause them to exceed the contribution limits imposed by the Internal Revenue Code on the Transocean U.S. Savings Plan. Base pay is used to calculate the benefit. The Company maintains on its books an account for each participant to whom it credits (1) the amount of any Company matching contributions which are not paid to the Transocean U.S. Savings Plan due to limitations of the Internal Revenue Code, plus (2) earned interest. This interest is credited at the end of each calendar quarter and is calculated as a sum that is equal to the average balance for the quarter multiplied by one-fourth of the annual prime rate for corporate borrowers quoted by The Federal Reserve Statistical Release at the beginning of the quarter. The participant's supplemental savings benefit equals the balance recorded in his account. A participant receives a single lump sum payment of the balance at the time of such participant's termination, or six months after termination in the case of certain officers. A participant may not receive a distribution or make any withdrawals prior to such participant's termination. On December 31, 2008, the Transocean U.S. Supplemental Savings Plan was frozen. No further benefits have accrued under the plan since December 31, 2008.
Potential Payments Upon Termination or Change of Control
The following tables and narrative disclosure set forth, as of December 31, 2013, certain information with respect to compensation that would be payable to the Named Executive Officers, still serving as officers of the Company as of December 31, 2013, upon a variety of termination or change of control scenarios. Prior to December 31, 2013, Mr. Toma entered into a separation agreement with the Company governing the terms of his departure. As a result, the actual benefits relating to his departure from the Company follows the "Involuntary Not-for-Cause Termination" table for the other Named Executive Officers.
As of December 31, 2013, the Named Executive Officers still serving as officers of the Company were eligible for the executive severance benefit policy. Members of the Executive Management Team are further subject to the full limitations of the Minder Ordinance regarding severance upon expiry of the grand-fathering provisions of the Minder Ordinance in December 2015.

Voluntary Not-for-Cause Termination

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz $	Mr. Tonnel $
Pension Equalization Plan(1)	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan(2)	40,145	—	—	—	220
Total Potential Payments	4,819,153	—	68,759	51,349	213,473

(1)
The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represents the present value of those benefits which would not have been payable as of December 31, 2013 but would be payable once he reaches 55 years of age.

(2)
The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer’s account as of December 31, 2013. Each of Messrs. Newman and Tonnel is eligible to receive a lump sum payment of the balance after a six-month waiting period after their termination. No distributions or withdrawals are permitted prior to termination.

Involuntary Not-for-Cause Termination

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz (7) $	Mr. Tonnel $
Cash Severance Payment (1)	1,200,000	730,000	635,000	—	425,000
Non-Equity Incentive Compensation (1)	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options (2)	—	—	—	—	—
Time-based Deferred Units (3)	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units (4)	2,159,292	257,325	108,299	—	367,287
Pension Equalization Plan (5)	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan (6)	40,145	—	—	—	220
Outplacement Services (1)	60,000	36,500	31,750	—	21,250
Total Potential Payments	14,284,097	2,930,156	2,885,498	1,596,449	2,045,302

(1)	Any involuntary not-for-cause termination as of December 31, 2013 would have been calculated under the executive severance benefit and the Performance Award and Cash Bonus Plan.

(2)	The terms and conditions of the non-qualified option awards provide that upon an involuntary, not-for-cause termination, any unvested options are canceled as of the date of termination.

(3)
The time-based deferred units (“DUs”) are awards that vest in equal installments over three years, on the first, second and third anniversaries of the date of grant. Upon an involuntary, not-for-cause termination, all of the DUs would vest.

(4)
The performance-based deferred units (“CDUs”) are based upon the achievement of a performance standard over a three-year period. The determination period for a portion of the CDUs ends on December 31, 2014 and the determination period for the remaining CDUs ends on December 31, 2015. The actual number of deferred units received will be determined in the first 60 days of 2015 of 2016, as applicable, and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Upon an involuntary, not-for-cause termination, the Named Executive Officers would receive a pro-rata portion of the CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had the Named Executive Officer's employment not been terminated by a fraction, the numerator of which is the number of calendar days he was employed during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

(5)
The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represents the present value of those benefits which would not have been payable as of December 31, 2013 but would be payable once he reaches 55 years of age.

(6)
The supplemental savings plan benefit is equal to the balance, which includes interest, recorded in each Named Executive Officer’s account as of December 31, 2013. Each of Messrs. Newman and Tonnel is eligible to receive a lump sum payment of the balance after a six-month waiting period after his termination. No distributions or withdrawals are permitted prior to termination.

(7)	Under the terms of his employment agreement, Mr. Katz is not eligible for the executive severance benefit. See “Compensation Discussion and Analysis--Employment Agreement with Allen Katz” above.

Separation Agreement with Ihab Toma

We entered into a separation agreement with Mr. Toma in connection with his termination as Executive Vice President and Chief of Staff, effective December 31, 2013. The agreement provides for, among other things, a lump sum cash severance payment equal to $758,970 and a cash payment in lieu of payment under the Bonus Plan, equal to $514,604. Under the terms of the agreement, unvested DUs (23,495) previously granted to Mr. Toma with a value of $1,161,123 vested upon his termination, and Mr. Toma received a pro-rata portion of the CDUs (14,152). The determination of the CDUs actually earned will be made within the first 60 days following the end of the performance cycle. The vested stock options previously granted to Mr. Toma will remain exercisable until December 30, 2014, and all unvested stock options were canceled effective December 31, 2013.

Death

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz $	Mr. Tonnel $
Non-Equity Incentive Compensation (1)	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options (2)	—	—	—	—	—
Time-based Deferred Units (2)	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units (3)	2,159,292	257,325	108,299	—	367,287
Pension Equalization Plan	2,830,960	—	50,069	38,746	126,327
Supplemental Savings Plan (4)	40,145	—	—	—	220
Life Insurance Benefit (5)	1,000,000	2,920,000	1,000,000	1,000,000	1,000,000
Total Potential Payments	12,076,049	5,083,656	3,200,059	2,583,846	2,512,126

(1)
Each Named Executive Officer's beneficiary would receive the pro rata share of the deceased's targeted non-equity incentive plan compensation for 2013. If the Named Executive Officer died on December 31, 2013, then this pro rata share would be equal to 100% of such Named Executive Officer's targeted non-equity compensation for 2013.

(2)	The unvested portions of the stock options and DUs vest immediately upon death.

(3)	The beneficiary of each Named Executive Officer is entitled to a pro-rata portion of CDUs upon such Named Executive Officer's death.

(4)	Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the “I. Involuntary Not-for-Cause Termination” scenario described above.

(5)
We provide each of our Named Executive Officers with a life insurance benefit equal to four times covered annual earnings; for USD-paid executives only, the life insurance benefit is capped at a maximum of $1,000,000.

Disability

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz $	Mr. Tonnel $
Non-Equity Incentive Compensation (1)	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options (2)	—	—	—	—	—
Time-based Deferred Units (2)	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units (3)	2,159,292	257,325	108,299	—	367,287
Pension Equalization Plan	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan	40,145	—	—	—	220
Disability Benefit (4)	—	—	—	—	—
Total Potential Payments	13,024,097	2,163,656	2,218,748	1,596,449	1,599,052

(1)
Each of the potential non-equity incentive plan compensation and supplemental savings plan payments under this “Disability” scenario would be the same as contemplated under the “Death” scenario described above.

(2)	The unvested portions of the stock options and DUs vest immediately upon disability.

(3)	Each Named Executive Officer is entitled to a pro-rata portion of the CDUs upon disability.

(4)	None of our Named Executive Officers is eligible for any disability benefits beyond those benefits that are available generally to all of our salaried employees.

Retirement

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz $	Mr. Tonnel $
Non-Equity Incentive Compensation	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options	—	—	—	—	—
Time-based Deferred Units	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units (1)	2,159,292	257,325	108,299	—	367,287
Pension Equalization Plan (2)	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan (3)	40,145	—	—	—	220
Total Potential Payments	13,024,097	2,163,656	2,218,748	1,596,449	1,599,052

(1)	The treatment of CDU awards upon retirement would be treated the same as described under “Involuntary Not-for-Cause Termination” above.

(2)
Each of Messrs. Newman and Tonnel had not reached at least 55 years of age as of December 31, 2013 and were therefore not eligible for early retirement or normal retirement (age 65) under the PEP. The amount of PEP benefits included in the table for each of Messrs. Newman and Tonnel represent the present value of those benefits which would not have been payable as of December 31, 2013 but would be payable once he reaches 55 years of age.

(3)	Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the “Involuntary Not-for-Cause Termination” scenario described above.

Change of Control

Compensation Element	Mr. Newman $	Mr. Ikaheimonen $	Mr. Stobart $	Mr. Katz (5) $	Mr. Tonnel $
Cash Severance Payment (1)	1,200,000	730,000	635,000	—	425,000
Non-Equity Incentive Compensation (1)	1,500,000	584,000	635,000	480,000	255,000
Equity Incentive Compensation
Vested Stock Options	—	—	—	—	—
Unvested Stock Options (2)	—	—	—	—	—
Time-based Deferred Units (2)	4,545,652	1,322,331	1,406,691	1,065,100	763,292
Performance-based Deferred Units (3)	6,405,129	789,682	710,709		1,065,001
Pension Equalization Plan	4,779,008	—	68,758	51,349	213,253
Supplemental Savings Plan (4)	40,145	—	—	—	220
Outplacement Services (1)	60,000	36,500	31,750	—	21,250
Total Potential Payments	18,529,934	3,462,513	3,487,908	1,596,449	2,743,016

(1)	Any termination in connection with a change of control as of December 31, 2013 would have been calculated under the executive severance benefit policy and the Performance Award and Cash Bonus Plan.

(2)	The unvested portions of the stock options and DUs vest immediately upon a change of control termination.

(3)	Each Named Executive Officer is entitled to the number of CDUs equal to the target award upon a change of control termination.

(4)	Each Named Executive Officer would be eligible to receive the same supplemental savings plan payments as contemplated under the “Involuntary Not-for-Cause Termination” scenario described above.

(5)	Under the terms of his employment agreement, Mr. Katz is not eligible for the executive severance benefit. See “Employment Agreement with Allen Katz” above.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,921,377	$72.01	7,871,975
Equity compensation plans not approved by security holders(2)(3)	—	—	—
Total	1,921,377	$72.01	7,871,975
_______________________________________________________________________________

(1)
Restricted shares and deferred units are included in the awards we may grant under the LTIP, and 3,038,491 shares are available for future issuance pursuant to grants of restricted shares and deferred units.

(2)
Does not include 104,664 shares to be issued upon the exercise of options with a weighted average exercise price of $47.97 that were granted under (a) equity compensation plans of GlobalSantaFe Corporation assumed by us in connection with our merger with GlobalSantaFe, (b) the Sedco Forex Option plan assumed by us in connection with our merger with Sedco Forex Holding Limited, and (c) equity compensation plans of R&B Falcon Corporation assumed by us in connection with our merger with R&B Falcon (collectively, the "Assumed Plans"). No new awards will be granted under the Assumed Plans.

(3)
Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean Inc. ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the share equivalents at the time of distribution are distributed in ordinary shares. After December 31, 2005, no further deferrals may be made under the plan. As of the time immediately prior to our merger with GlobalSantaFe, our directors had purchased 30,490 Transocean Inc. ordinary share equivalents under this plan. Each of the share equivalents was reclassified into 0.6996 share equivalents and $33.03 cash. Fractional share equivalents were paid in cash. The total cash consideration was used to purchase additional share equivalents using the closing price for Transocean Inc. ordinary shares on November 27, 2007. As a result of the redomestication transaction pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company, each Transocean Inc. ordinary share equivalent was exchanged for a Transocean Ltd. share equivalent. For the years ended December 31, 2013 and December 31, 2012, our directors held 22,394 and 24,513 share equivalents under the plan, respectively.

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee of the Board of Directors during 2013 were Tan Ek Kia, Chairman, Frederico F. Curado, Martin B. McNamara and Robert M. Sprague There are no matters relating to interlocks or insider participation that we are required to report.
Section 16(a) Beneficial Ownership Reporting Compliance
Federal securities laws require the Company's executive officers and directors, and persons who own more than ten percent of the Company's shares, to file initial reports of ownership and reports of changes in ownership of the Company's equity securities with the Securities and Exchange Commission. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2013, and except Form 4 filings for Ihab Toma, David Tonnel and Steven Newman filed on February 13, 2013 that were filed one day past the required deadline due to administrative and technical delay in receiving the correct information for the transactions for which the forms relate, the Company believes that no director, officer or beneficial owner of more than ten percent of the Company's shares failed to file a report on a timely basis in 2013.
Householding
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the 2013 Annual Report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.
Proposals of Shareholders
Shareholder Proposals in the Proxy Statement.    Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2015 Annual General Meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., 10 Chemin de Blandonnet, CH-1214 Vernier, Switzerland by no later than December 12, 2014 at 5:00 p.m., Swiss time. However, if the date of the 2015 Annual General Meeting changes by more than 30 days from the anniversary of the 2014 Annual General Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q, in a Current Report on Form 8-K or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.
Shareholder Proposals and Nominations for Directors to Be Presented at Meetings.    If you desire to bring a matter before an Annual General Meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an Annual General Meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean's last Annual General Meeting; provided, however, that if the date of the Annual General Meeting is 30 calendar days before or after the anniversary date of the last Annual General Meeting, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the Annual General Meeting. The deadline under our Articles of Association for submitting proposals will be March 12, 2015 at 5:00 p.m., Swiss time for the 2015 annual meeting unless it is more than 30 calendar days before or after May 16, 2015.
In order for the notice to be considered timely under Rule 14a-4(c) of the Securities Exchange Act of 1934, proposals must be received no later than March 12, 2015 at 5:00 p.m., Swiss time. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.
If you desire to nominate directors to be presented at an Annual General Meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors to be presented at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice for the nomination of directors at any general meeting must set forth:

•	your name and address and the name and address of the person or persons to be nominated;

•
a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

•	a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between you and each nominee you propose and any other person or persons under which the nomination or nominations are to be made by you;

•	any other information regarding each nominee you propose that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the consent of each nominee to serve as a director if so elected.
The Board of Directors may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland.
Cost of Solicitation
The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained Innisfree M&A Incorporated (New York) for a fee of $[____], plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, Internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Forward-Looking Statements
The statements included in this proxy statement, including in the section entitled “Compensation Discussion and Analysis-Executive Summary-2013 Business Overview,” regarding future financial performance and results of operations and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements about the following subjects: a near-term oversupply of floating drilling rigs and delayed demand for rig capacity; demand for newbuild jackup rigs; next-generation BOPs; the planned MLP and accelerated debt repayment program; and operational improvements. Such statements are subject to numerous risks, uncertainties and assumption, including, but not limited to: operating hazards and delays actions by customers and other third parties, conditions in the capital markets and those described under “Item 1A. Risk Factors” in the 2013 Annual Report and in our filings with the SEC. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Annex A - Adoption of Authorized Share Capital

		Artikel 5			Article 5
Genehmigtes Aktienkapital	1	~~(leer gelassen)~~Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 16. Mai 2016 im Maximalbetrag von CHF 336'447'570 durch Ausgabe von höchstens 22'429'838 vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 15 zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.	Authorized Share Capital	1
~~(left blank)~~The Board of Directors is authorized to increase the share capital, at any time until May 16, 2016, by a maximum amount of CHF 336,447,570 by issuing a maximum of 22,429,838 fully paid up Shares with a par value of CHF 15 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible.

	2	Der Verwaltungsrat legt den Zeitpunkt der Ausgabe, den Ausgabebetrag, die Art, wie die neuen Aktien zu liberieren sind, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht-ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.		2
The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

	3	Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre zu entziehen oder zu beschränken und einzelnen Aktionären oder Dritten zuzuweisen:		3	The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to individual shareholders or third parties:
		(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder			(a) if the issue price of the new Shares is determined by reference to the market price; or

(b)    für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder

(b)    for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

(c)    zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

(c)    for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or

(d)    für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

(d)    for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(e)    für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitglieder der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Tochtergesellschaften Leistungen erbringen.

(e)    for the participation of members of the Board of Directors, members of the Executive Management Team, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its subsidiaries.

4	Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch von Artikel 7 und 9 dieser Statuten.	4	The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of these Articles of Association.

Annex B - Amendment of the Articles of Association to Reduce the Maximum Number of the Members of the Board of Directors to 11 from 14

	B. Verwaltungsrat		B. Board of Directors
	Artikel 22		Article 22
Anzahl der Verwaltungsräte	Der Verwaltungsrat besteht aus mindestens zwei (2) und höchstens ~~14~~ elf (11) Mitgliedern.	Number of Directors	The Board of Directors shall consist of no less than two (2) and no more than ~~14~~ eleven (11) members.

Annex C - Amendments Regarding Election of the Board of Directors, the Chairman of the Board of Directors, the Compensation Committee Members and the Independent Proxy and Other Matters

	Abschnitt 3: Gesellschaftsorgane		Section 3: Corporate Bodies
	A. Generalversammlung		A. General Meeting of Shareholders
	Artikel 11		Article 11
Ordentliche Generalversammlung
Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres statt. Spätestens zwanzig Kalendertage vor der Versammlung sind der Geschäftsbericht ~~und der Revisionsbericht~~ , der Vergütungsbericht und die Revisionsberichte den Aktionären am Gesellschaftssitz zur Einsicht aufzulegen. Jeder Aktionär kann verlangen, dass ihm unverzüglich eine Ausfertigung des Geschäftsberichts ~~und des Revisionsberichts~~ , des Vergütungsberichts und der Revisionsberichte ohne Kostenfolge zugesandt wird. Die im Aktienbuch eingetragenen Aktionäre werden über die Verfügbarkeit des Geschäftsberichts ~~und des Revisionsberichts~~ , des Vergütungsberichts und der Revisionsberichte durch schriftliche Mitteilung unterrichtet.

Annual General Meeting
The Annual General Meeting shall be held each year within six months after the close of the fiscal year of the Company. The Annual Report, the Compensation Report and the Auditor's Reports shall be made available for inspection by the shareholders at the registered office of the Company no later than twenty calendar days prior to the Annual General Meeting. Each shareholder is entitled to request prompt delivery of a copy of the Annual Report, the Compensation Report and the Auditor's Reports free of charge. Shareholders of record will be notified of the availability of the Annual Report, the Compensation Report and the Auditor's Reports in writing.

		Artikel 16			Article 16
Recht auf Teilnahme, Vertretung der Aktionäre	1
Jeder im Aktienbuch eingetragene Aktionär ist berechtigt, an der Generalversammlung und deren Beschlüssen teilzunehmen. Ein Aktionär kann sich an der Generalversammlung durch einen unabhängigen Stimmrechtsvertreter vertreten lassen, wobei ~~der Vertreter nicht~~ die Vollmacht und die Weisungen an den unabhängigen Stimmrechtsvertreter auch in einer vom Verwaltungsrat von Zeit zu Zeit näher bestimmten elektronischen Form erteilt werden können, oder durch jeden anderen Bevollmächtigten, der jedoch kein Aktionär sein muss. Der Verwaltungsrat regelt die Einzelheiten über die Vertretung und Teilnahme an der Generalversammlung in Verfahrensvorschriften, einschliesslich mittels Verfahrensvorschriften in der Einladung zur Generalversammlung oder in den Stimmrechtskarten, die den Aktionären zugestellt werden.
			Right to Participation and Representation	1
Each shareholder recorded in the share register is entitled to participate at the General Meeting of Shareholders and in any vote taken. The shareholders may be represented by ~~proxies who need not be shareholders~~the independent proxy, including, without limitation, by granting proxy and providing instructions to such independent proxy by electronic means, as determined by the Board of Directors from time to time, or by any other proxy who need not be a shareholder. The Board of Directors shall issue the particulars of the right to representation and participation at the General Meeting of Shareholders in procedural rules, including in procedural rules included in the notice of the General Meeting of Shareholders or the proxy cards made available to shareholders.

	2	Die Aktionäre wählen den unabhängigen Stimmrechtsvertreter an einer Generalversammlung für eine Amtszeit bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Ist das Amt des unabhängigen Stimmrechtsvertreters aus irgendeinem Grund vakant, ernennt der Verwaltungsrat den unabhängigen Stimmrechtsvertreter für die nächste Generalversammlung.		2
Shareholders shall elect the independent proxy at a General Meeting of Shareholders for a term of office extending until completion of the next Annual General Meeting. Re-election is possible. If the office of the independent proxy is vacant, for any reason, the Board of Directors shall appoint the independent proxy for the next General Meeting of Shareholders.

	Artikel 19		Article 19
Befugnisse der Generalversammlung
Der Generalversammlung sind folgende Geschäfte vorbehalten:
(a)    Die Festsetzung und Änderung dieser Statuten;
(b)    die Wahl der Mitglieder des Verwaltungsrates ~~und~~ , des Verwaltungsratspräsidenten, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;
(c)    die Genehmigung des ~~Jahresberichtes~~ Lageberichts und der Konzernrechnung;
(d)    die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;
(e)     die Genehmigung der Vergütung des Verwaltungsrates und der Geschäftsleitung gemäss Art. 29a dieser Statuten;
(f)    ~~(e)~~die Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung;
(g)    ~~(f)~~die Genehmigung eines Zusammenschlusses mit einem Nahestehenden Aktionär (gemäss der Definition dieser Begriffe in Artikel 35 dieser Statuten); und
(h)    ~~(g)~~die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt werden.
Powers of the General Meeting of Shareholders
The following powers shall be vested exclusively in the General Meeting of Shareholders:
(a)    The adoption and amendment of these Articles of Association;
(b)    the election of the members of the Board of Directors ~~and~~ , the Chair of the Board of Directors, the members of the Compensation Committee, the Auditor and the independent proxy;
(c)    the approval of the ~~Annual~~ Management Report and the Consolidated Financial Statements;
(d)    the approval of the Annual Statutory Financial Statements of the Company and the resolution on the allocation of profit shown on the Annual Statutory Balance Sheet, in particular the determination of any dividend;
(e)    the ratification of the compensation of the Board of Directors and the Executive Management Team pursuant to Article 29a of these Articles of Association;
(f)    ~~(e)~~the discharge from liability of the members of the Board of Directors and the Executive Management Team;
(g)    ~~(f)~~the approval of a Business Combination with an Interested Shareholder (as each such term is defined in Article 35 of these Articles of Association); and
(h)    ~~(g)~~the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law, these Articles of Association or, subject to article 716a CO, that are submitted to the General Meeting of Shareholders by the Board of Directors.

		B. Verwaltungsrat			B. Board of Directors
		Artikel 23			Article 23
Amtsdauer	1
~~Die Verwaltungsräte werden vom Verwaltungsrat in drei Klassen aufgeteilt, welche als Klasse I, Klasse II und Klasse III bezeichnet werden. An jeder ordentlichen Generalversammlung soll jede Klasse Verwaltungsräte, deren Amtsdauer abläuft, für eine Amtsdauer von drei Jahren bzw. bis zur Wahl eines Nachfolgers in sein Amt gewählt werden. Der Verwaltungsrat legt die Reihenfolge der Wiederwahl fest, wobei die erste Amtszeit einer Klasse von Verwaltungsräten auch weniger als drei Jahre betragen kann. Für die Zwecke dieser Bestimmung ist unter einem Jahr der Zeitabschnitt zwischen zwei ordentlichen Generalversammlungen zu verstehen.~~Die Aktionäre wählen die Mitglieder des Verwaltungsrates und den Verwaltungsratspräsidenten einzeln an einer Generalversammlung für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Ist das Amt des Verwaltungsratspräsidenten aus irgendeinem Grund vakant, ernennt der Verwaltungsrat den Verwaltungsratspräsidenten für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung.
			Term of Office	1
~~The Board of Directors shall divide its members into three classes, designated Class I, Class II and Class III. At each Annual General Meeting, each class of the members of the Board of Directors whose term shall then expire shall be elected to hold office for a three-year term or until the election of their respective successor in office. The Board of Directors shall establish the order of rotation, whereby the first term of office of members of a particular Class may be less than three years. For purposes of this provision, one year shall mean the period between two Annual General Meetings of Shareholders.~~The Shareholders shall elect the members of the Board of Directors and the Chair of the Board of Directors individually at a General Meeting of Shareholders for a term of office extending until completion of the next Annual General Meeting. Re-election is possible. If the office of the Chair of the Board of Directors is vacant, for any reason, the Board of Directors shall appoint the Chair from among its members for a term of office extending until completion of the next Annual General Meeting.

	2	Keine Änderungen		2	No changes
	[3	Art. 18 Abs. 2 dieser Statuten ist auf die Wahl des Verwaltungsratspräsidenten entsprechend anwendbar.]*		[3	Article 18 para. 2 of these Articles of Association shall apply mutatis mutandis to the election of the Chair of the Board of Directors.]*

		Artikel 24			Article 24
Organisation des Verwaltungsrates, Entschädigung	1	~~Der Verwaltungsrat wählt aus seiner Mitte einen Vorsitzenden~~Vorbehältlich der Wahl des Verwaltungsratspräsidenten und der Mitglieder des Vergütungsausschusses durch die Aktionäre an einer Generalversammlung bestimmt der Verwaltungsrat seine Organisation selbst. Er kann einen oder mehrere Vize~~p~~-Präsidenten wählen. Er bestellt weiter einen Sekretär, welcher nicht Mitglied des Verwaltungsrates sein muss. Der Verwaltungsrat regelt unter Vorbehalt der Bestimmungen des Gesetzes und dieser Statuten die Einzelheiten seiner Organisation in einem Organisationsreglement.	Organization of the Board, Remuneration	1
~~The~~ Except for the election of the Chair of the Board of Directors and the members of the Compensation Committee by the shareholders at a General Meeting of Shareholders, the Board of Directors shall ~~elect from among its members a Chairman~~determine its own organization. It may elect one or more Vice-Chair~~men~~s. It shall further appoint a Secretary, who need not be a member of the Board of Directors. Subject to applicable law and these Articles of Association, the Board of Directors shall establish the particulars of its organization in organizational regulations.

	2	~~Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit und Verantwortung entsprechende Entschädigung, die der Verwaltungsrat auf Antrag eines Ausschusses des Verwaltungsrates festlegt.~~[absichtlich leer gelassen]		2
~~The members of the Board of Directors shall be entitled to reimbursement of all expenses incurred in the interest of the Company, as well as remuneration for their services that is appropriate in view of their functions and responsibilities. The amount of the remuneration shall be determined by the Board of Directors upon recommendation by a committee of the Board of Directors.~~[intentionally omitted]

	3	Keine Änderungen		3	No changes
	4	Keine Änderungen		4	No changes

		Artikel 26			Article 26
Übertragung von Befugnissen
Der Verwaltungsrat kann unter Vorbehalt von Artikel 25 Abs. 1 dieser Statuten sowie der Vorschriften des OR die Geschäfts~~führ~~leitung nach Massgabe eines Organisationsreglements ganz oder teilweise an eines oder mehrere seiner Mitglieder, an einen oder mehrere Ausschüsse des Verwaltungsrates oder an Dritte übertragen. Die Verwaltungsratsmitglieder, Ausschüsse oder die Dritten, die vom Verwaltungsrat mit Geschäftsleitungsaufgaben betraut sind, werden in diesen Statuten als "Geschäftsleitung" bezeichnet.

			Delegation of Powers
Subject to Article 25 para. 1 of these Articles of Association and the applicable provisions of the CO, the Board of Directors may delegate the executive management of the Company in whole or in part to individual directors, one or more committees of the Board of Directors or to persons other than Directors pursuant to organizational regulations. The directors, committees or persons to whom the Board of Directors delegates executive management shall be referred to in these Articles of Association as the "Executive Management Team."

		Bbis. Vergütungsausschuss			Bbis. Compensation Committee
		Artikel 28a			Article 28a
Amtsdauer, Organisation des Vergütungsausschusses	1	Der Vergütungsausschuss (der Vergütungsausschuss) ist der Ausschuss des Verwaltungsrates, der für Vergütungsfragen zuständig ist. Er besteht aus mindestens drei (3) Mitgliedern des Verwaltungsrates. Die Mitglieder des Vergütungsausschusses müssen die anwendbaren Anforderungen an Unabhängigkeit, Erfahrung oder andere regulatorische oder börsenspezifische Anforderungen erfüllen.	Term of office, Organization of the Compensation Committee	1
The compensation committee (the Compensation Committee) shall be the committee of the Board of Directors responsible for compensation matters. It shall consist of no fewer than three (3) members of the Board of Directors. The members of the Compensation Committee shall meet any applicable independence, experience or other regulatory or stock exchange requirements.

	2	Die Aktionäre wählen die Mitglieder des Vergütungsausschusses einzeln an einer Generalversammlung für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich. Ist der Vergütungsausschuss nicht vollständig besetzt, ernennt der Verwaltungsrat aus seiner Mitte Ersatzmitglieder für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung.		2
The shareholders shall elect the members of the Compensation Committee individually at a General Meeting of Shareholders for a term of office extending until completion of the next Annual General Meeting. Re-election is possible. If there are vacancies on the Compensation Committee, the Board of Directors shall appoint from among its members substitutes for a term of office extending until completion of the next Annual General Meeting.

	3	Der Verwaltungsrat ernennt den Vorsitzenden des Vergütungsausschusses. Unter Vorbehalt der Bestimmungen des Gesetzes und dieser Statuten regelt der Verwaltungsrat die Einzelheiten der Organisation des Vergütungsausschusses in einem Reglement oder einer Satzung.		3
The Board of Directors shall elect the Chair of the Compensation Committee. Subject to applicable law and these Articles of Association, the Board of Directors shall establish the particulars of the organization of the Compensation Committee in regulations or in a charter.

	[4	Art. 18 Abs. 2 dieser Statuten ist entsprechend auf die Wahl der Mitglieder des Vergütungsausschusses anwendbar.]*		[4	Article 18 para. 2 of these Articles of Association shall apply mutatis mutandis to the election of the members of the Compensation Committee.]*
		Artikel 28b			Article 28b
Befugnisse und Pflichten	1	Der Vergütungsausschuss hat unter anderem die Aufgabe, den Verwaltungsrat (1) bei der Erarbeitung eines angemessenen Vergütungs- und Leistungsprogrammes für die Mitglieder des Verwaltungsrates und der Geschäftsleitung und (2) bei der Vorbereitung der Anträge des Verwaltungsrates an die Generalversammlung betreffend die Vergütung des Verwaltungsrates und der Geschäftsleitung zu unterstützen. Der Vergütungsausschuss übernimmt weiter andere mit der Vergütung in Zusammenhang stehende Aufgaben, wie sie von Zeit zu Zeit vom Verwaltungsrat an ihn delegiert werden.	Powers and Duties	1
The Compensation Committee shall, among other things, assist the Board of Directors in (1) developing an appropriate compensation and benefit program for the members of the Board of Directors and the Executive Management Team and (2) preparing the proposals of the Board of Directors to the General Meeting of Shareholders regarding the compensation of the Board of Directors and the Executive Management Team. The Compensation Committee shall further perform such other compensation-related duties as delegated to it by the Board of Directors from time to time.

	2	Der Verwaltungsrat regelt die Einzelheiten der Befugnisse und Pflichten des Vergütungsausschusses in einem Reglement oder einer Satzung. Insbesondere legt der Verwaltungsrat fest, inwieweit der Vergütungsausschuss Leistungsziele, Zielwerte und die individuelle Vergütung der Mitglieder des Verwaltungsrates und der Geschäftsleitung selbst bestimmt, und inwieweit der Vergütungsausschuss dem Verwaltungsrat Vorschläge hierzu zur definitiven Beschlussfassung unterbreitet.		2
The Board of Directors shall establish the particulars of the powers and duties of the Compensation Committee in regulations or in a charter. In particular, the Board of Directors shall establish to what extent the Compensation Committee shall determine performance objectives, target values and the individual compensation of the members of the Board of Directors and the Executive Management Team itself, and to what extent the Compensation Committee shall submit proposals in relation thereto to the Board of Directors for its final determination.

	3	Der Verwaltungsrat kann weitere Befugnisse und Pflichten an den Vergütungsausschuss delegieren.		3	The Board of Directors may delegate further authorities and duties to the Compensation Committee.

		Abschnitt 8: Definitionen			Section 8: Definitions
		Artikel 35			Article 35
Geschäftsleitung	2b
Der Begriff Geschäftsleitung hat die in Artikel 26 dieser Statuten aufgeführte Bedeutung. In Bezug auf Artikel 20 Abs. 3 und den dazugehörigen Definitionen in Abschnitt 8 sowie in Bezug auf Artikel 24 Abs. 3 und Abs. 4 ist der Begriff "Mitglieder der Geschäftsleitung" weiterhin als Bezugnahme auf alle Mitglieder der Geschäftsleitung zusammen mit allen anderen Officers der Gesellschaft zu verstehen.
			Executive Management Team	2b
The term Executive Management Team has the meaning assigned to it in Article 26 of these Articles of Association. In relation to Article 20 para. 3 and the definitions pertaining thereto as set forth in this Section 8 and Article 24 para. 3 and para. 4, the term "officer" shall continue to be a reference to the members of the Executive Management Team together with all other officers of the Company.

Vergütungsaus-schuss	13b	Der Begriff Vergütungsausschuss hat die in Artikel 28a Abs. 1 dieser Statuten aufgeführte Bedeutung.	Compensation Committee	13b	The term Compensation Committee has the meaning assigned to it in Article 28a para. 1 of these Articles of Association.

* Note: The paragraphs in square brackets are subject to the approval of Agenda Item 8.

Annex D - Binding Shareholder Ratification of the Compensation of the Board of Directors and the Executive Management Team

		Abschnitt 3a: Vergütung des Verwaltungsrates und der Geschäftsleitung			Section 3a: Compensation of the Board of Directors and the Executive Management Team
		Artikel 29a			Article 29a
Genehmigung der Vergütung des Verwaltungsrates und der Geschäftsleitung durch die Aktionäre	1	Die Aktionäre genehmigen, unter Vorbehalt der nachstehenden Abs. 3 und Abs. 4, an jeder ordentlichen Generalversammlung die Anträge des Verwaltungsrates betreffend den Maximalgesamtbetrag (in US Dollars, Schweizer Franken oder einer anderen Währung):	Shareholder Ratification of Compensation of the Board of Directors and the Executive Management Team	1
The shareholders shall, subject to para. 3 and para. 4 below, at each Annual General Meeting ratify the proposals of the Board of Directors as regards the maximum aggregate amount (expressed in U.S. dollars, Swiss francs or any other currency) of, respectively:

		(a) der Vergütung des Verwaltungsrates für die Periode zwischen der ordentlichen Generalversammlung, an der um Genehmigung ersucht wird, und der nächsten ordentlichen Generalversammlung; und			(a) the compensation of the Board of Directors for the period between the Annual General Meeting at which ratification is sought and the next Annual General Meeting; and
		(b) der Vergütung der Geschäftsleitung für das Geschäftsjahr, das nach der ordentlichen Generalversammlung, an der um Genehmigung ersucht wird, beginnt.			(b) the compensation of the Executive Management Team for the fiscal year commencing after the Annual General Meeting at which ratification is sought.
	2	Der Verwaltungsrat kann die Aktionäre an einer Generalversammlung um Genehmigung eines Gesamtbetrages oder eines Maximalgesamtbetrages der Vergütung des Verwaltungsrates bzw. der Geschäftsleitung, oder von Elementen davon, oder zusätzlicher oder bedingter Beträge für von Abs. 1 dieses Art. 29a abweichende Zeitperioden ersuchen, sei es auf retrospektiver Basis, prospektiver Basis oder einer Kombination davon.		2
The Board of Directors may seek ratification by the shareholders at a General Meeting of Shareholders on a retrospective or prospective basis, or a combination thereof, of the aggregate amount, or maximum aggregate amount, of compensation, respectively, of the Board of Directors and the Executive Management Team, or any element thereof, or any additional or contingent amount, in relation to different time periods than those referred to in para. 1 of this Article 29a.

3	Innerhalb des von den Aktionären an der jeweiligen Generalversammlung genehmigten Gesamtbetrages oder Maximalgesamtbetrages ist ausschliesslich der Verwaltungsrat, oder soweit delegiert, der Vergütungsausschuss befugt und verantwortlich, die tatsächliche individuelle Vergütung jedes Mitglieds des Verwaltungsrates beziehungsweise der Geschäftsleitung zu bestimmen. Zu diesem Zweck wird der Wert der Vergütung in der Regel gemäss allgemein anerkannten Bewertungsmethoden per Datum der Zuteilung des jeweiligen Vergütungselements bestimmt.	3
Within the aggregate amount, or maximum aggregate amount ratified by the shareholders at the relevant General Meeting of Shareholders, it shall be the exclusive authority and responsibility of the Board of Directors or, where delegated to it, the Compensation Committee, to determine the actual individual compensation of, respectively, each member of the Board of Directors and the Executive Management Team. For such purposes, the value of compensation shall as a rule be determined in accordance with generally recognized valuation methods as per the grant date of the respective compensation element.

4
Genehmigen die Aktionäre an einer Generalversammlung einen Antrag des Verwaltungsrates gemäss Abs. 1 oder Abs. 2 hiervor nicht, so zieht der Verwaltungsrat oder, soweit delegiert, der Vergütungsausschuss den nicht-genehmigten Antrag unter Berücksichtigung, soweit feststellbar, der Gründe, aus denen die Aktionäre den Antrag nicht genehmigt haben, in Wiedererwägung und ersucht die Aktionäre um Genehmigung eines revidierten Antrags; die Genehmigung kann an der Generalversammlung, an welcher der Antrag gemäss Abs. 1 oder  Abs. 2 hiervor nicht genehmigt wurde, an einer ausserordentlichen Generalversammlung oder an der nächsten ordentlichen Generalversammlung erfolgen.
		4
If the shareholders at a General Meeting of Shareholders have not ratified a proposal of the Board of Directors pursuant to para. 1 or para. 2 above, the Board of Directors or, where delegated to it, the Compensation Committee shall reconsider the proposal that has not been ratified, taking into account, to the extent identifiable, the reasons for which the shareholders did not ratify the proposal, and seek shareholder ratification for a revised proposal at the General Meeting of Shareholders at which the proposal pursuant to para. 1 or para. 2 above has not been ratified, at an Extraordinary General Meeting or at the next Annual General Meeting.

5	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können, unter Vorbehalt der nachträglichen Genehmigung durch die Aktionäre, Vergütung vor der Genehmigung durch die Aktionäre an einer Generalversammlung zuteilen oder bezahlen.	5	The Company or companies under its control may grant or pay compensation subject to subsequent shareholder ratification prior to shareholder ratification at a General Meeting of Shareholders.

6
Der Begriff "Vergütung", so wie er in diesen Statuten verwendet wird (ausser soweit im Rahmen einer spezifischen Bestimmung dieser Statuten anders definiert), umfasst jegliche Form der Entschädigung, einschliesslich (ohne Beschränkung auf) anteilsbasierte Vergütung oder Leistungs-, Erfolgs- oder andere Vergütung, in bar, Aktien, gesperrten Aktien, gesperrten Aktieneinheiten, aufgeschobenen Einheiten, Optionen, Aktienwertsteigerungsrechten, Bonus-Aktien, Leistungsprämien oder anderen Finanzinstrumenten oder Derivaten, oder irgendeine Kombination davon, und andere Leistungen und Vorteile, welche den betreffenden Empfängern zugeteilt oder bezahlt wird bzw. welche diese erhalten (vorausgesetzt, dass Mitglieder des Verwaltungsrates nur eine anteilsbasierte Vergütung in der Form von Aktien, gesperrten Aktien, gesperrten Aktieneinheiten, aufgeschobenen Einheiten oder ähnlichen Instrumenten erhalten dürfen), in jedem Fall unabhängig davon, ob die Vergütung, die Leistungen oder die Vorteile in Aktien, in anderen Finanzmarktinstrumenten, in bar oder als Sach- oder Dienstleistung ausgerichtet oder beglichen werden. Der Begriff "Vergütung" umfasst nicht den Ersatz oder die Bevorschussung von Auslagen, die der betreffende Empfänger im Interesse der Gesellschaft oder von ihr kontrollierten Gesellschaften getätigt hat, oder eine Schadloshaltung oder Bevorschussung von Auslagen, die an ein Mitglied des Verwaltungsrates oder der Geschäftsleitung gemäss Art. 24 Abs. 3 und Abs. 4 dieser Statuten ausgerichtet wird.
6
The term "compensation," as used in these Articles of Association (except to the extent defined otherwise in a specific provision of these Articles of Association), shall include any form of remuneration, including, without limitation, equity awards, or incentive awards or other awards, in cash, shares, restricted shares, restricted share units, deferred units, options, share appreciation rights, bonus shares, performance awards, awards of other financial instruments or derivatives, or any combination of the foregoing, granted or paid to, and any other benefits and perquisites received by, the respective recipients (it being understood that members of the Board of Directors may only receive equity awards in the form of shares, restricted shares, restricted share units, deferred units or similar instruments), in each case irrespective of whether any of such awards, benefits or perquisites are provided or settled in shares, other securities, cash, in kind or in form of services. The term "compensation" shall not include the reimbursement or the advancement of expenses incurred by the respective recipient in the interest of the Company or companies under its control, or any indemnification or advancement of expenses provided to a member of the Board of Directors or the Executive Management Team pursuant to Article 24 para. 3 and para. 4 of these Articles of Association.

		Abschnitt 8: Definitionen			Section 8: Definitions
		Artikel 35			Article 35
Vergütung	13a	Der Begriff Vergütung hat die in Artikel 29a Abs. 6 dieser Statuten aufgeführte Bedeutung.	Compensation	13a	The term Compensation has the meaning assigned to it in Article 29a para. 6 of these Articles of Association.

	Abschnitt 9: Übergangsbestimmungen		Section 9: Transitional Provisions
	Artikel 37		Article 37
Genehmigung der Vergütung gemäss Artikel 29a Abs. 1
Die Genehmigung der Vergütung des Verwaltungsrates und der Geschäftsleitung durch die Aktionäre gemäss Artikel 29a Abs. 1 dieser Statuten findet erstmals an der ordentlichen Generalversammlung 2015 statt.

Ratification of the compensation pursuant to Article 29a para. 1
The ratification by shareholders of the compensation of the Board of Directors and the Executive Management Team pursuant to Article 29a para. 1 of these Articles of Association shall take place for the first time at the 2015 Annual General Meeting.

Annex E - Supplementary Amount of Compensation for Members of the Executive Management Team Appointed During a Compensation Period for Which Shareholder Ratification Has Already Been Granted

	Abschnitt 3a: Vergütung des Verwaltungsrates und der Geschäftsleitung		Section 3a: Compensation of the Board of Directors and the Executive Management Team
	Artikel 29c		Article 29c
Zusatzbetrag für Änderungen in der Geschäftsleitung
Reicht der von den Aktionären an einer Generalversammlung genehmigte Maximalgesamtbetrag der Vergütung der Geschäftsleitung für die Vergütung einer Person, die während einer Vergütungsperiode, für welche die Aktionäre bereits ihre Genehmigung erteilt haben, neu eine Geschäftsleitungsfunktion antritt, nicht aus, sind die Gesellschaft oder von ihr kontrollierte Gesellschaften ermächtigt, jeder solchen Person für die Dauer der bereits durch die Aktionäre an einer Generalversammlung genehmigten Vergütungsperiode(n) eine Vergütung (der Zusatzbetrag) zuzuteilen oder zu bezahlen, die keiner Genehmigung durch die Aktionäre unterliegt. Als Zusatzbetrag können die Gesellschaft oder von ihr kontrollierte Gesellschaften jeder solcher Person je relevante Vergütungsperiode für jeden der beiden nachfolgenden Zwecke je einen die Gesamtjahresvergütung des betreffenden Vorgängers bzw.
Supplementary Amount for Changes to the Executive Management Team
If the maximum aggregate amount of compensation of the Executive Management Team ratified by shareholders at a General Meeting of Shareholders is not sufficient to also cover the compensation of a person who newly assumes an Executive Management Team function during a compensation period for which shareholder ratification has already been granted, the Company or companies under its control shall be authorized to grant or pay, in relation to the compensation period(s) already ratified by the shareholders at a General Meeting of Shareholders, to each such person compensation (the Supplementary Amount), which shall not be subject to ratification by the shareholders. The Company or companies under its control may grant or pay as Supplementary Amount to each such person for each relevant compensation period for each of the following two purposes a separate amount of up to 40% in excess of the Total Annual Compensation of the respective predecessor or for

für eine ähnliche vorbestehende Funktion um bis zu 40% übersteigenden Betrag zuteilen oder bezahlen: (1) als Vergütung für die relevante Vergütungsperiode; und zusätzlich (2) zum Ausgleich der Nachteile, die im Zusammenhang mit dem Stellenwechsel entstehen. Für die Zwecke dieser Bestimmung gilt als Gesamtjahresvergütung die im jüngsten Proxy Statement der Gesellschaft für das vorangehende Geschäftsjahr ausgewiesene Gesamtjahresvergütung des betreffenden Vorgängers bzw. für eine ähnliche vorbestehende Funktion; für die kurzfristige und langfristige Leistungs- oder Erfolgsvergütung ist dabei auf die tatsächlichen Werte oder, sofern höher, die Zielwerte der betreffenden Vergütungselemente abzustellen, je wie sie im jüngsten Proxy Statement der Gesellschaft für das vorangehende Geschäftsjahr ausgewiesen sind. Die Gesellschaft oder von ihr kontrollierte Gesellschaften dürfen gestützt auf die Bestimmung dieses Art. 29c je relevante Vergütungs - periode keinesfalls an mehr als fünf (5) Personen einen Zusatzbetrag im Rahmen der Maximalwerte gemäss der Bestimmung dieses Artikels 29c zuteilen oder bezahlen.

a similar preexisting position: (1) as compensation for the relevant compensation period; and, in addition, (2) as compensation for any prejudice incurred in connection with the change of employment. For purposes of this provision, Total Annual Compensation shall mean the total annual compensation of the respective predecessor or for a similar preexisting position as disclosed in the most recent proxy statement of the Company in relation to the preceding fiscal year; for such purposes, short-term and long-term incentive compensation shall be included on the basis of the actual values or, if higher, the target values of the respective compensation elements, in each case as disclosed in the most recent proxy statement of the Company in relation to the preceding fiscal year. On the basis of this Art. 29c, the Company or companies under its control may in no event grant or pay, in each relevant compensation period, a Supplementary Amount to more than five (5) persons within the limitations of the maximum values pursuant to the provision of this Article 29c.

		Abschnitt 8: Definitionen			Section 8: Definitions
		Artikel 35			Article 35
Gesamtjahres-vergütung	2a	Der Begriff Gesamtjahresvergütung hat für Zwecke der Bestimmung von Artikel 29c dieser Statuten die in Artikel 29c dieser Statuten aufgeführte Bedeutung.	Total Annual Compensation	2a	The term Total Annual Compensation has, for purposes of the provision of Article 29c of these Articles of Association, the meaning assigned to it in Article 29c of these Articles of Association.
Zusatzbetrag	15	Der Begriff Zusatzbetrag hat die in Artikel 29c dieser Statuten aufgeführte Bedeutung.	Supplementary Amount	15	The term Supplementary Amount has the meaning assigned to it in Article 29c of these Articles of Association.

Annex F - General Principles and Terms Applicable to Compensation of the Board of Directors and the Executive Management Team

		Abschnitt 3a: Vergütung des Verwaltungsrates und der Geschäftsleitung			Section 3a: Compensation of the Board of Directors and the Executive Management Team
		Artikel 29b			Article 29b
Vergütungs-Prinzipien für Verwaltungsrat und Geschäftsleitung	1
Die Vergütung des Verwaltungsrates kann (i) Barkomponenten, (ii) Aktien, gesperrte Aktien, gesperrte Aktieneinheiten, aufgeschobene Einheiten oder ähnliche Instrumente und/oder (iii) Leistungen oder Vorteile in der Form von Sach- oder Dienstleistungen umfassen, wie im Einzelnen vom Verwaltungsrat oder, soweit delegiert, vom Vergütungsausschuss von Zeit zu Zeit unter Vorbehalt der anwendbaren Planbestimmungen festgelegt. Die so festgelegte Vergütung soll unter anderem die Funktion und die Aufgaben der Verwaltungsräte im Verwaltungsrat und in Ausschüssen des Verwaltungsrates berücksichtigen. Exekutive Verwaltungsräte erhalten keine Vergütung zusätzlich zur Vergütung, welche ihnen im Rahmen ihrer Funktion als Officers der Gesellschaft ausgerichtet wird.
			Compensation Principles for the Board of Directors and the Executive Management Team	1
The compensation of the Board of Directors may include (i) cash components, (ii) shares, restricted shares, restricted share units, deferred units or similar instruments, and/or (iii) benefits or perquisites in kind or in the form of services, as shall be determined by the Board of Directors or, where delegated to it, the Compensation Committee from time to time, subject to the terms of the applicable plans. The compensation so determined shall, among other things, take into account the position and the roles of the directors within the Board of Directors and on committees of the Board of Directors. Executive directors shall not receive any compensation in addition to the compensation paid to them in their roles as officers of the Company.

	2	Sofern vom Verwaltungsrat oder, soweit delegiert, vom Vergütungsausschuss nicht anders festgelegt, besteht die Vergütung der Geschäftsleitung in der Regel aus (i) einem Basissalär, (ii) kurzfristiger Leistungs- oder Erfolgsvergütung gemäss den anwendbaren Plänen, (iii) langfristiger Leistungs- oder Erfolgsvergütung gemäss den anwendbaren Plänen und (iv) weiterer Vergütung, die der Verwaltungsrat oder, soweit delegiert, der Vergütungsausschuss als angemessen erachtet, einschliesslich (ohne Beschränkung auf) Beiträge an Vorsorgeleistungspläne und Spesenpauschalen.		2
Except as otherwise determined by the Board of Directors or, where delegated to it, the Compensation Committee, the compensation of the Executive Management Team shall generally consist of (i) a base salary, (ii) short-term incentive compensation pursuant to the applicable plans, (iii) long-term incentive compensation pursuant to the applicable plans and (iv) any other compensation as deemed appropriate by the Board of Directors or, where delegated to it, the Compensation Committee, including, without limitation, contributions to post-retirement benefit plans and allowances.

3
Kurzfristige Leistungs- oder Erfolgsvergütung soll Mitgliedern der Geschäftsleitung die Möglichkeit geben, einen jährlichen Bar-Bonus, andere an kurzfristigen Leistungs- oder Erfolgszielen ausgerichtete Vergütung, oder eine Kombination davon zu verdienen, jeweils wie vom Verwaltungsrat oder, soweit delegiert, vom Vergütungsausschuss von Zeit zu Zeit festgelegt, und ist gestützt auf Performance festzulegen, gemessen an vordefinierten Zielen, einschliesslich (ohne Beschränkung auf) Sicherheitszielen, finanziellen Zielen, strategischen Unternehmenszielen, individuellen Leistungszielen, Leistungszielen bezogen auf vergleichbare Unternehmen, und anderen Zielen, wie vom Verwaltungsrat, oder soweit delegiert, vom Vergütungsausschuss von Zeit zu Zeit festgelegt.
3
Short-term incentive compensation shall provide members of the Executive Management Team with the opportunity to earn an annual cash bonus, other short-term incentive awards, or a combination thereof, as shall be determined by the Board of Directors or, where delegated to it, the Compensation Committee from time to time, and shall be based on performance as measured against predetermined objectives, including, without limitation, safety performance objectives, financial performance objectives, strategic corporate objectives, individual performance objectives, peer performance objectives, and such other objectives, all as established by the Board of Directors or, where delegated to it, the Compensation Committee from time to time.

4
Langfristige Leistungs- oder Erfolgsvergütung ist mit dem Ziel auszugestalten, einen Anreiz für eine erhöhte Leistung und die Erreichung von langfristigen Zielen durch die Geschäftsleitung zu setzen, das Wachstum von Shareholder Value zu fördern und Schlüsseltalente anzubinden, unter anderem dadurch, dass Mitgliedern der Geschäftsleitung Möglichkeiten gegeben werden, am langfristigen Wachstum und der Profitabilität der Gesellschaft teilzuhaben. Zu diesem Zweck, einschliesslich (ohne Beschränkung) zwecks Bestimmung der relevanten Zielwerte der Vergütung gemäss den anwendbaren Plänen, kann der Verwaltungsrat oder, soweit delegiert, der Vergütungsausschuss unter anderem die Position und den Grad der Verantwortung des betreffenden Vergütungsempfängers, individuelle Leistungsziele, Ziele der Gesellschaft oder Teilen davon, einschliesslich (ohne Beschränkung) die Aktienrendite im Verhältnis zum Markt, anderen Unternehmen oder anderen Richtgrössen, berücksichtigen. Der endgültige Wert von langfristigen Leistungs- oder Erfolgsvergütung kann den jeweiligen Zielwert übersteigen. Der Verwaltungsrat oder, soweit delegiert, der Vergütungsausschuss bestimmt das relative Gewicht der Leistungskriterien und die jeweiligen Referenzwerte.
4
Long-term incentive compensation shall be designed so as to motivate superior performance and achievement of long-term goals by the Executive Management Team, to promote the growth of shareholder value and retain key talent, among other things, by providing members of the Executive Management Team with opportunities to participate in the long-term growth and profitability of the Company. For such purposes, including, without limitation, for purposes of determining the relevant target values of compensation pursuant to the applicable plans, the Board of Directors or, where delegated to it, the Compensation Committee may, among other things, take into account the position and level of responsibility of the respective compensation recipient, individual performance targets, targets of the Company or parts thereof, including, without limitation, total shareholder return relative to market, other companies or other benchmarks. The definitive value of long-term incentive compensation may exceed the relevant target value. The Board of Directors or, where delegated to it, the Compensation Committee shall determine the relative weight of the performance criteria and the respective target values.

5	Der Verwaltungsrat, oder soweit delegiert, der Vergütungsausschuss legt, soweit anwendbar, die Zuteilungs-, Vesting-, Ausübungs- und Verfallsbedingungen fest; der Verwaltungsrat, oder soweit delegiert, der Vergütungsausschuss kann vorsehen, dass bei Eintritt von im Voraus bestimmten Ereignissen wie etwa einem Kontrollwechsel oder der Beendigung eines Arbeits-, Mandats- oder anderen Vertrags Vesting- und Ausübungsbedingungen fortbestehen, verkürzt oder aufgehoben werden, Vergütungen unter Annahme der Zielerreichung ausgerichtet werden oder Vergütungen verfallen.	5
The Board of Directors or, where delegated to it, the Compensation Committee shall, as applicable, determine the grant, vesting, exercise and forfeiture conditions; the Board of Directors or, where delegated to it, the Compensation Committee may provide for the continuation, acceleration or removal of vesting and exercise conditions, for the payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case with regard to pre-determined events such as a change-in-control or termination of an employment, mandate or other agreement.

6	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können die Aktien, die im Rahmen der aktienbezogenen Vergütung an die Begünstigten auszugeben oder zu liefern sind, jeweils soweit verfügbar, aus genehmigtem oder bedingtem Aktienkapital oder unter Verwendung von eigenen Aktien bereitstellen.	6
The Company or companies under its control may procure the Shares to be issued or delivered to beneficiaries of equity-based awards, to the extent available, from authorized share capital, conditional share capital, or through use of treasury shares.

7	Vergütung gemäss diesen Statuten kann durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften zugeteilt oder bezahlt werden.	7	Compensation pursuant to these Articles of Association may be granted or paid by the Company or companies under its control.

Annex G - Maximum Term, Termination Notice Periods and Non-Competition Agreements of Members of the Board of Directors and the Executive Management Team

		Abschnitt 3b: Verträge betreffend Vergütung mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung			Section 3b: Agreements Regarding Compensation With Members of the Board of Directors and the Executive Management Team
		Artikel 29d			Article 29d
Verträge betreffend Vergütung mit Mitgliedern des Verwaltungsrates und der Geschäftsleitung	1	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern des Verwaltungsrates unbefristete oder befristete Mandatsverträge oder andere Verträge über deren Vergütung als Verwaltungsräte abschliessen. Die Dauer von befristeten Verträgen darf die Amtsdauer eines Verwaltungsrates nicht überschreiten. Eine Erneuerung eines befristeten Vertrags ist zulässig. Unbefristete Verträge haben eine Kündigungsfrist von maximal einer Amtsdauer.	Agreements Regarding Compensation With Members of the Board of Directors and the Executive Management Team	1
The Company or companies under its control may enter into mandate or other agreements with the members of the Board of Directors regarding their compensation as directors for a fixed term or for an indefinite term. The duration of fixed term agreements may not exceed a director’s term of office. A renewal of a fixed term agreement is permissible. Agreements for an indefinite term may have a termination notice period not exceeding a term of office.

	2	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung unbefristete oder befristete Arbeitsverträge oder andere Verträge über ihre Vergütung als Mitglieder der Geschäftsleitung abschliessen. Die maximale Dauer eines befristeten Vertrags beträgt ein (1) Jahr. Eine Erneuerung eines befristeten Vertrags ist zulässig. Unbefristete Verträge haben eine Kündigungsfrist von maximal zwölf (12) Monaten.		2
The Company or companies under its control may enter into employment or other agreements with the members of the Executive Management Team regarding their compensation as members of the Executive Management Team for a fixed term or for an indefinite term. The duration of fixed term agreements may not exceed one (1) year. A renewal of a fixed term agreement is permissible. Agreements for an indefinite term may have a termination notice period of a maximum of twelve (12) months.

3	Mitglieder der Geschäftsleitung können während der Kündigungsfrist von ihrer Arbeitspflicht befreit werden. Des Weiteren ist es zulässig, dass die Gesellschaft oder von ihr kontrollierte Gesellschaften Aufhebungs- oder ähnliche Vereinbarungen abschliessen.	3
Members of the Executive Management Team may be released from their obligation of work during the period of the termination notice period. Further, it shall be permissible for the Company or companies under its control to enter into termination or similar agreements.

4
Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit Mitgliedern der Geschäftsleitung Konkurrenzverbote für die Zeit nach Beendigung des Arbeitsvertrags vereinbaren. Die Dauer eines solchen Konkurrenzverbots für ein Mitglied der Geschäftsleitung darf ein (1) Jahr nicht überschreiten, und die Entschädigung für ein Konkurrenzverbot darf die Summe des Basissalärs und des Ziel-Bar-Bonus des betreffenden Mitglieds der Geschäftsleitung im letzten vollen Geschäftsjahr, während dem er oder sie von der Gesellschaft oder von einer von ihr kontrollierten Gesellschaft angestellt war, nicht übersteigen.
4
The Company or companies under its control may enter into non-competition agreements with members of the Executive Management Team for the period after the termination of the employment agreement. The duration of any such non-competition undertaking by an Executive Management Team member shall not exceed one (1) year, and the consideration paid for a non-competition undertaking shall not exceed the sum of the base salary and the target cash bonus of the respective Executive Management Team member in the last full fiscal year in which he or she was employed with the Company or one of its companies under its control.

Annex H - Permissible Mandates of Directors of the Board of Directors and the Executive Management Team

		Abschnitt 3c: Mandate ausserhalb des Konzerns[, Darlehen, Vorsorgeleistungen ausserhalb der beruflichen Vorsorge]*			Section 3c: Mandates Outside the Group[, Loans, Post-Retirement Benefits Beyond Occupational Pensions]*
		Artikel 29e			Article 29e
Mandate ausserhalb des Konzerns	1	Kein Mitglied des Verwaltungsrates kann zusätzlich zum Mandat bei der Gesellschaft mehr als zehn (10) Mandate in Personen wahrnehmen, wovon nicht mehr als vier (4) in Personen sein dürfen, deren Aktien an einer Börse kotiert sind.	Mandates Outside the Group	1
No member of the Board of Directors may hold more than ten (10) Mandates in Persons other than the Company, of which not more than four (4) may be in Persons whose shares are listed on a stock exchange.

	2	Kein Mitglied der Geschäftsleitung kann mehr als vier (4) Mandate in Personen wahrnehmen, wovon zusätzlich zu einem allfälligen Mandat bei der Gesellschaft nicht mehr als eines (1) in einer Person sein darf, deren Aktien an einer Börse kotiert sind.		2
No member of the Executive Management Team may hold more than four (4) Mandates in Persons of which, in addition to a Mandate at the Company, if any, not more than one (1) may be in Persons whose shares are listed on a stock exchange.

	3	Die folgenden Mandate fallen nicht unter die Beschränkungen gemäss Abs. 1 und Abs. 2 dieses Artikels 29e:		3	The following Mandates shall not be subject to the limitations set forth in para. 1 and para. 2 of this Article 29e:
		(a) Mandate in Personen, welche die Gesellschaft kontrollieren, durch die Gesellschaft kontrolliert werden oder unter gemeinsamer Kontrolle mit der Gesellschaft stehen;			(a) Mandates in any Person which Controls, is Controlled by or is under common Control with the Company;

(b)    Ohne Einschränkung von lit. a hiervor, Mandate, die auf Anordnung der Gesellschaft oder von Personen, welche die Gesellschaft kontrollieren, durch die Gesellschaft kontrolliert werden oder unter gemeinsamer Kontrolle mit der Gesellschaft stehen, wahrgenommen werden. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen; und

(b)    Without limitation to subpara. a above, Mandates held at the instruction of the Company or any Person which Controls, is Controlled by or is under common Control with the Company; provided, however, that no member of the Board of Directors or the Executive Management Team shall hold more than ten (10) such Mandates; and

(c)    Mandate in Vereinen und Verbänden, gemeinnützigen Organisationen, Non-For-Profit Organisationen, Stiftungen (einschliesslich Personalfürsorgestiftungen), Trusts und ähnliche Personen. Kein Mitglied des Verwaltungsrates oder der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen.

(c)    Mandates in associations, charitable organizations, non-for-profit organizations, foundations (including in relation to post-retirement benefits), trusts and similar Persons; provided, however, that no member of the Board of Directors or the Executive Management Team shall hold more than ten (10) such Mandates.

4	Der Begriff “Mandat”, so wie er in diesen Statuten verwendet wird, umfasst jeglichen Einsitz in das oberste Leitungs- oder Verwaltungsorgan einer Person, die zur Eintragung in ein schweizerisches Handelsregister oder ein entsprechendes ausländisches Register verpflichtet ist. Bis zu zehn (10) Mandate in verschiedenen Personen, welche ausserhalb des Anwendungsbereichs von Art. 29e Abs. 3(a) unter einheitlicher Kontrolle oder gleicher wirtschaftlicher Berechtigung stehen, gelten als ein Mandat.	4
The term "Mandate," as used in these Articles of Association, shall refer to any position in the supreme governing body of a Person that is required to be registered in a Swiss Commercial Register or a foreign register of equivalent nature. Up to ten (10) Mandates in different Persons that are under joint Control or common beneficial ownership outside the scope of application of Art. 29e para. 3(a) shall be deemed to be one Mandate.

		Abschnitt 8: Definitionen			Section 8: Definitions
		Artikel 35			Article 35
Mandat	4a	Der Begriff Mandat hat die in Artikel 29e Abs. 4 dieser Statuten aufgeführte Bedeutung.	Mandate	4a	The term Mandate has the meaning assigned to it in Article 29e para. 4 of these Articles of Association.
Person	9	Person bedeutet jede natürliche Person, jede Kapitalgesellschaft, rechts- oder nicht-rechtsfähige Personengesellschaft oder jeder andere Rechtsträger. Für die Zwecke von Artikel 29e dieser Statuten sind Individuen nicht erfasst.	Person	9	Person means any individual, corporation, partnership, unincorporated association or other entity. For purposes of Article 29e of these Articles of Association, it shall not include individuals.

*Note: The part of the section title in square brackets is subject to the approval of Agenda Item 7G.

Annex I - Loans and Post-Retirement Benefits beyond Occupational Pensions

		Abschnitt 3c: [Mandate ausserhalb des Konzerns,]* Darlehen, Vorsorgeleistungen ausserhalb der beruflichen Vorsorge			Section 3c: [Mandates Outside the Group,]* Loans, Post-Retirement Benefits Beyond Occupational Pensions
		Artikel 29f			Article 29f
Darlehen / Vorsorgeleistun-gen ausserhalb der beruflichen Vorsorge	1	Die Gesellschaft oder von ihr kontrollierte Gesellschaften entrichten keine Darlehen an Mitglieder des Verwaltungsrates oder der Geschäftsleitung.	Loans / Post-Retirement Benefits Beyond Occupational Pensions	1	The Company or companies under its control shall not grant any loans to members of the Board of Directors or the Executive Management Team.
	2	Die Gesellschaft oder von ihr kontrollierte Gesellschaften können an ein Mitglied der Geschäftsleitung Vorsorgeleistungen ausserhalb der beruflichen Vorsorge ausrichten, wobei solche Vorsorgeleistungen 50% des Basissalärs im Geschäftsjahr, das der Pensionierung unmittelbar vorausgeht, nicht übersteigen dürfen.		2
The Company or companies under its control may grant a member of the Executive Management Team post-retirement benefits beyond occupational pensions; provided, however, that any such post-retirement benefits may not exceed 50% of the base salary in the fiscal year immediately preceding the retirement.

*Note: The part of the section title in square brackets is subject to the approval of Agenda Item 7F.

Annex J - Amendment of Article 18 para. 2 of the Articles of Association Regarding the Applicable Vote Standard for Elections of Directors, the Chairman and the Members of the Compensation Committee

		Artikel 18			Article 18
Beschlüsse und Wahlen	1	Keine Änderungen	Resolutions and Elections	1	No changes

2
~~Die Generalversammlung entscheidet über die~~ Gibt es bei einer Wahl von Mitgliedern des Verwaltungsrates ~~nach dem proportionalen Wahlverfahren~~, ~~wonach diejenige Person~~des Verwaltungsratspräsidenten oder von Mitgliedern des Vergütungsausschusses mehr Kandidaten als gemäss der Einladung zur Generalversammlung Sitze für die betreffende Position zu besetzen sind, werden die Kandidaten nach der Pluralität der abgegebenen Stimmen gewählt. Als Pluralität gilt dabei, dass diejenige Person als gewählt gilt, welche die grösste Zahl der abgegebenen Aktienstimmen für ~~einen Verwaltungsratssitz erhält, als für den betreffenden Verwaltungsratssitz gewählt gilt~~eine Position erhält. Aktienstimmen gegen einen Kandidaten, Stimmenthaltungen, sog. Broker Nonvotes, ungültige oder leere Stimmen haben für die Zwecke dieses Artikels 18 Abs. 2 ~~keine Auswirkungen auf die~~ bei der Wahl von Mitgliedern des Verwaltungsrates, des Verwaltungsratspräsidenten oder der Mitglieder des Vergütungsausschusses keine Auswirkungen.
2
~~The General Meeting of Shareholders shall decide elections of~~ At any election for members of the Board of Directors ~~upon~~ , the Chair of the Board of Directors and members of the Compensation Committee in which the number of the candidates exceeds the number of the respective positions that are on the agenda of the invitation to the General Meeting of Shareholders, the candidates shall be elected by a plurality of the votes cast ~~at the General Meeting of Shareholders~~.  A plurality means that the individual who receives the ~~largest~~ greatest number of votes for a ~~board seat~~ position is elected to that ~~board seat~~position. Votes against any candidate, abstentions, broker nonvotes, blank or invalid ballots shall , for purposes of this Article 18 para. 2, have no impact on the election of members of the Board of Directors ~~under this Article 18 para. 2~~, the Chair of the Board of Directors or the members of the Compensation Committee.

3	Keine Änderungen	3	No changes
4	Keine Änderungen	4	No changes
5	Keine Änderungen	5	No changes

	Abschnitt 9: Übergangsbestimmungen		Section 9: Transitional Provisions
	Artikel 38		Article 38
In-Kraft-Treten von Artikel 18 Abs. 2
Artikel 18 Abs. 2 dieser Statuten tritt unmittelbar nach Abschluss der ordentlichen Generalversammlung 2014 in Kraft und findet damit erstmals Anwendung auf die Wahl von Mitgliedern des Verwaltungsrates, des Verwaltungsratspräsidenten und/oder von Mitgliedern des Vergütungsausschusses an der ersten Generalversammlung nach der ordentlichen Generalversammlung 2014.
Entry Into Effect of Article 18 para. 2
Article 18 para. 2 of these Articles of Association shall become effective immediately after the completion of the 2014 Annual General Meeting and shall thus apply for the first time to the election of members of the Board of Directors, the Chair of the Board of Directors and/or members of the Compensation Committee at the first General Meeting of Shareholders held after the 2014 Annual General Meeting.

Annex K - Amendment of Article 14 para. 1 of the Articles of Association Regarding Shareholder Proposals Pursuant to Swiss Law

		Artikel 14			Article 14
Traktandierung	1
Jeder Aktionär kann die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Traktandierungsbegehren muss mindestens 30 Kalendertage vor dem Jahrestag des sog. Proxy Statements der Gesellschaft, das im Zusammenhang mit der Generalversammlung im jeweiligen Vorjahr veröffentlicht und gemäss den anwendbaren SEC Regeln bei der SEC eingereicht wurde, schriftlich unter Angabe des Verhandlungsgegenstandes und der Anträge sowie unter Nachweis der erforderlichen Anzahl im Aktienbuch eingetragenen Aktien eingereicht werden. Falls das Datum der anstehenden Generalversammlung mehr als 30 Kalendertage vor oder nach dem Jahrestag der vorangegangenen Generalversammlung angesetzt worden ist, ist das Traktandierungsbegehren stattdessen spätestens 10 Kalendertage nach dem Tag einzureichen, an dem die Gesellschaft das Datum der Generalversammlung öffentlich bekannt gemacht hat.
			Agenda	1
Any shareholder may request that an item be included on the agenda of a General Meeting of Shareholders. An inclusion of an item on the agenda must be requested in writing at least 30 calendar days prior to the anniversary date of the Company's proxy statement in connection with the previous year's General Meeting of Shareholders, as filed with the SEC pursuant to the applicable rules of the SEC, and shall specify in writing the relevant agenda items and proposals, together with evidence of the required shareholdings recorded in the share register; provided, however, that if the date of the General Meeting of Shareholders is more than 30 calendar days before or after ~~such~~ the anniversary date of the previous year's General Meeting of Shareholders, such request must instead be made at least by the 10th calendar day following the date on which the Company has made public disclosure of the date of the General Meeting of Shareholders.

	2	Keine Änderungen		2	No changes
	3	Keine Änderungen		3	No changes

Transocean Ltd.
Turmstrasse 30
CH-6300 Zug, Switzerland

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Transocean 2014 AGM Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Please indicate in the appropriate space how you wish your shares to be voted. If you give no specific indications, you instruct the independent proxy to vote your shares for all proposals in accordance with the recommendation of the Board of Directors ("FOR" proposals 1-9 and 11-16 and "FOR" each director nominee listed in proposal 10). If new agenda items (other than those in the notice of the meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are duly presented to the Annual General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board of Directors.

		For	**Against**	**Abstain**
10	*Reelection of Ten Directors (10A – 10J) and Election of One New Director (10K), Each for a Term Extending Until Completion of the Next Annual General Meeting (please mark the boxes next to each nominee)*			
10A	Ian C. Strachan	□	□	□
10B	Glyn A. Barker	□	□	□
10C	Vanessa C.L. Chang	□	□	□
10D	Frederico F. Curado	□	□	□
10E	Chad Deaton	□	□	□
10F	Martin B. McNamara	□	□	□
10G	Samuel Merksamer	□	□	□
10H	Edward R. Muller	□	□	□
10I	Steven L. Newman	□	□	□
10J	Tan Ek Kia	□	□	□
10K	Vincent J. Intrieri	□	□	□
11	Election of Ian C. Strachan as the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting	□	□	□
12	*Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting*			
12A	Frederico F. Curado	□	□	□
12B	Martin B. McNamara	□	□	□
12C	Vincent J. Intrieri	□	□	□
12D	Tan Ek Kia	□	□	□

The signature on this Proxy Card should correspond exactly with the shareholder’s name as printed above. In the case of joint tenancies, co-executors or co-trustees, each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owned)	Date

Transocean Ltd.

Admission Card

If you choose to personally attend and exercise your voting rights at the Transocean Ltd. Annual General Meeting on May 16, 2014 at 5:00 p.m., Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland, please mark the appropriate box on the reverse side, sign and date the Proxy Card on the reverse side and return it to Transocean 2014 AGM Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA, or Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland in the enclosed postage pre-paid envelope arriving no later than 8:00 a.m., Eastern Daylight Time (EDT) / 2:00 p.m. Swiss time on May 16, 2014. In addition, please present this detached card, together with proof of identification, at the admission office prior to the meeting. If you hold several admission cards, please present all of them for validation at the meeting.

Your vote is important. To ensure the shares are represented, you should complete, sign and date the below proxy card and return it promptly in the enclosed postage pre-paid envelope, whether or not you intend to attend the meeting. You may revoke your proxy and vote in person if you decide to attend the meeting.

You must separate this Admission Card before returning the Proxy Card in the enclosed envelope.

The Combined Document is available at http://www.deepwater.com/investor-relations/financial-reports/

TRANSOCEAN LTD.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy Card for use at the Annual General Meeting of Shareholders of Transocean Ltd., a Swiss corporation (“Transocean”), or any adjournment or postponement thereof (the “Meeting”), to be held on May 16, 2014 at 5:00 p.m. Swiss time, at the Lorzensaal Cham, Dorfplatz 3, CH-6330, Switzerland.

IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope to:
Transocean 2014 AGM Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA, or
Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland

Please provide your specific voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. **If you do not provide specific instructions in relation to one or several proposals described on the reverse side, you direct the independent proxy to vote “FOR” proposals 1-9 and 11-16 and “FOR” each director nominee listed in proposal 10.**

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are duly presented to the Annual General Meeting, you instruct, in the absence of other specific instructions, the independent proxy to vote in accordance with the recommendations of the Board of Directors.

The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Meeting.

Continued on the reverse side. Must be signed and dated on the reverse side.